CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE

                           ROTECH MEDICAL CORPORATION

                           OFFER TO PURCHASE FOR CASH
                             ANY AND ALL OUTSTANDING
              5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
                                       OF
                          ROTECH MEDICAL CORPORATION
             ($110 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


     RoTech Medical Corporation, a Florida corporation ("RoTech"), hereby offers (the "Offer") to purchase for cash at the Repurchase Price (as defined below), upon the terms and subject to the conditions set forth in this Change of Control Notice and Offer to Purchase (as it may be supplemented and amended from time to time, the "Offer to Purchase") and in the accompanying Letter of Transmittal (as it may be supplemented and amended from time to time, the "Letter of Transmittal") any and all of its outstanding 5 1/4% Convertible Subordinated Debentures due 2003 (the "Debentures"). The "Repurchase Price" equals 100% of the principal amount of the Debentures, plus accrued and unpaid interest up to but excluding December 8, 1997 (the "Payment Date"), unless the Expiration Date is extended as set forth under "The Offer--Expiration Date; Extension; Amendment; Termination." Any Debentures not tendered in the Offer (or tendered and withdrawn prior to the Expiration Date) will remain obligations of RoTech and will continue to accrue interest and have all of the benefits of the Indenture (as defined below).

     The Offer is being made pursuant to the Indenture, dated as of June 1, 1996, as amended by a Supplemental Indenture, dated as of October 21, 1997 (as amended, the "Indenture"), between RoTech and PNC Bank, Kentucky, Inc., as trustee (the "Trustee"), which provides that following a Change of Control (as defined below), each holder of Debentures (a "Holder") will have the right, at such Holder's option, to require RoTech to repurchase in whole or in part such Holder's Debentures at the Repurchase Price (a "Change of Control Right"). A Change of Control occurred on October 21, 1997 as a result of the merger (the "Merger") of IHS Acquisition XXIV, Inc. ("Merger Sub"), a Florida corporation and a wholly-owned subsidiary of Integrated Health Services, Inc., a Delaware corporation ("IHS"), with and into RoTech, pursuant to which RoTech became a wholly-owned subsidiary of IHS. As a result of the Merger, each outstanding share of common stock, $.0002 par value per share, of RoTech ("RoTech Common Stock") became converted into the right to receive, and each right to acquire a share of RoTech Common Stock became converted into the right to purchase, .5806 of a share of common stock, $.001 par value per share, of IHS (the "IHS Common Stock"), with cash paid in lieu of any fractional shares.

     As of November 4, 1997, there was $110,000,000 aggregate principal amount of Debentures outstanding. Prior to the consummation of the Merger, the Debentures were convertible into shares of RoTech Common Stock at a conversion price of $26.25 per share of RoTech Common Stock. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Debentures became, and are currently, convertible into shares of IHS Common Stock at a conversion price of $45.21 per share of IHS Common Stock.

     On November 4, 1997, the closing price per share of IHS Common Stock, as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape, was $32.3125. A Holder may convert Debentures into shares of IHS Common Stock until, but not after, such Debenture is properly tendered to PNC Bank, Kentucky, Inc., as Depositary (the "Depositary"), unless the tender of such Debenture is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Debentures.

                                                          (cover page continues)
                                ----------------

                                November 5, 1997

     Any Holder of Debentures desiring to tender all or any portion of such Holder's Debentures must comply with the procedures for tendering Debentures set forth under "The Offer -- Procedures for Tendering Debentures" and in the Letter of Transmittal. Tenders of Debentures may be withdrawn at any time prior to the Expiration Date. In the event of a withdrawal of Debentures, the Debentures so withdrawn will be returned to the Holder promptly. Holders who do not tender their Debentures for repurchase pursuant to the Offer or who withdraw their Debentures prior to the Expiration Date will continue to hold the Debentures pursuant to the terms of the Indenture, except that such Debentures will be convertible into IHS Common Stock at a conversion price of $45.21 per share (22.119 shares per $1,000 principal amount of Debentures). The Debentures will continue to be obligations solely of RoTech, and will not be obligations of, or guaranteed by, IHS. RoTech will continue its operations as a wholly-owned subsidiary of IHS. Information regarding IHS is set forth in this Offer to Purchase. See "Business of IHS." RoTech intends to apply under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to terminate the registration of the Debentures under the Exchange Act on June 5, 1998, the date RoTech is no longer required to keep effective under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement registering the resale of the Debentures. Such termination will reduce the available information about RoTech. Pursuant to the terms of the Indenture, the Debentures may be redeemed in whole or in part at the option of RoTech at any time on or after June 4, 1999, at a price, expressed as a percentage of the principal amount, initially equal to 103.00% and declining to 100.75% on June 1, 2002. The
Indenture does not contain any limitations on the ability of RoTech to incur additional indebtedness.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, RoTech will purchase by accepting for payment, and will pay for all Debentures validly tendered (and not properly withdrawn) pursuant to the Offer, promptly after the Expiration Date, such payment to be made by the deposit of immediately available funds by RoTech with the Depositary. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders. Subject to applicable securities laws and the terms set forth in the Offer, RoTech reserves the right (i) to waive any and all conditions to the Offer, (ii) to extend or to terminate the Offer or (iii) otherwise to amend the Offer in any respect.

     Notwithstanding any other provision of the Offer, RoTech's obligation to accept for payment, and to pay for, Debentures validly tendered pursuant to the Offer is conditioned upon the General Conditions (as defined herein). RoTech may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time. See "The Offer -- Conditions of the Offer."

     See "Risk Factors" commencing on page 22 and "Certain Federal Income Tax Considerations" for discussions of certain factors that should be considered in evaluating the Offer.

     NEITHER ROTECH, IHS, THE INFORMATION AGENT NOR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD EXERCISE THEIR CHANGE OF CONTROL RIGHT AND TENDER DEBENTURES PURSUANT TO THE OFFER.

     Any questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500
                                 (800) 322-2885


       The date of this Change of Control Notice and Offer to Purchase is
                                November 5, 1997.

                                                             (end of cover page)

                                   IMPORTANT

     Any Holder desiring to tender Debentures should either (i) in the case of a Holder who holds physical certificates evidencing such Debentures, complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Debentures and any other required documents to PNC Bank, Kentucky, Inc., as Depositary, or (ii) in the case of a Holder who holds Debentures in book-entry form, request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder pursuant to the procedures for book-entry delivery set forth herein. See "The Offer -- Procedures for Tendering Debentures." A beneficial owner who has Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Debentures so registered.


     The Depository Trust Company ("DTC") has authorized DTC participants that hold Debentures on behalf of beneficial owners of Debentures through DTC to tender their Debentures as if they were Holders. To effect a tender, DTC participants should either (i) complete and sign the Letter of Transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedure set forth in "The Offer -- Procedures for Tendering Debentures" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in "The Offer -- Procedures for Tendering Debentures." A beneficial owner of Debentures that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Debentures on the beneficial owner's behalf. A Letter of Instructions is included in the solicitation materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to give such instructions. See "The Offer -- Procedures for Tendering Debentures."

     Any Holder who desires to tender Debentures but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Debentures are not immediately available may tender the Debentures by following the procedures for guaranteed delivery set forth under "The Offer -- Procedures for Tendering Debentures -- Guaranteed Delivery."

     Tendering   Holders  will  not  be  obligated  to  pay  brokerage  fees  or commissions.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Beneficial owners may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Debentures with questions and requests for assistance.

     The Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth or incorporated by reference herein or in the affairs of IHS or its subsidiaries (including RoTech) or affiliates since the date hereof.

                                ----------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ROTECH, IHS OR THE INFORMATION AGENT.

                                TABLE OF CONTENTS


SECTION                                                                           PAGE
------------------------------------------------------------------------------   -----
AVAILABLE INFORMATION   ......................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..............................      2
PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT ...............      3
THE OFFER   ..................................................................      5
 General .....................................................................      5
 Purpose and Effects of the Offer   ..........................................      5
 Expiration Date; Extension; Amendment; Termination   ........................      6
 Conditions of the Offer   ...................................................      7
 Acceptance for Payment and Payment for Debentures ...........................      8
 Procedures for Tendering Debentures   .......................................      8
   Tender of Debentures ......................................................      8
   Tender of Debentures Held in Physical Form.  ..............................      8
   Tender of Debentures Held Through a Custodian   ...........................      9
   Tender of Debentures Held Through DTC. ....................................      9
   Book-Entry Delivery Procedures.  ..........................................      9
   Signature Guarantees ......................................................     10
   Guaranteed Delivery. ......................................................     10
   Backup U.S. Federal Income Tax Withholding.  ..............................     10
   Determination of Validity. ................................................     11
 Withdrawal of Tenders  ......................................................     11
 Source and Amount of Funds   ................................................     12
 Market and Trading Information  .............................................     12
 Depositary and Information Agent   ..........................................     12
 Fees and Expenses   .........................................................     13
 Miscellaneous ...............................................................     13
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS ....................................     14
 Sale of Debentures Pursuant to the Offer ....................................     14
 Information Reporting  ......................................................     15
 Backup Withholding and Substitute Form W-9  .................................     15
CERTAIN INFORMATION CONCERNING ROTECH AND IHS   ..............................     16
 RoTech Medical Corporation   ................................................     16
 Integrated Health Services, Inc.   ..........................................     18
RISK FACTORS   ...............................................................     22
 Limited Trading Market ......................................................     22
 Subordination of the Debentures; Holding Company Structure ..................     22
 Risks Related to Substantial Indebtedness of IHS  ...........................     23
 Risks Associated with Growth Through Acquisitions and Internal Development        24
 Risks Related to Managed Care Strategy   ....................................     25
 Risks Related to Capital Requirements .......................................     25
 Risks Related to Recent Acquisitions  .......................................     26
 Risks Related to Historical Financial Performance of First American .........     27
 Reliance on Reimbursement by Third Party Payors   ...........................     27
 Risk of Adverse Effect of Healthcare Reform .................................     28
 Uncertainty of Government Regulation  .......................................     28
 Competition   ...............................................................     30
 Effects of Certain Anti-Takeover Provisions .................................     31
 Possible Volatility of Stock and Debenture Prices ...........................     31

SECTION                                                                                  PAGE
-------                                                                                  -----
 Tax Matters  ........................................................................    31
IHS RECENT DEVELOPMENTS   ............................................................    32
 Nine Month Results ..................................................................    32
 Proposed Acquisition of Long-Term Care Facilities and Other Assets from HEALTHSOUTH
   Corporation   .....................................................................    33
 New Credit Facility   ...............................................................    33
 Recent Acquisitions   ...............................................................    34
 First American Acquisition  .........................................................    35
 Other Acquisitions and Divestitures  ................................................    36
 Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes     37
 Sale of 9 1/2% Senior Subordinated Notes due 2007   .................................    37
 Sale of 9 1/4% Senior Subordinated Notes due 2008   .................................    38
UNAUDITED PRO FORMA FINANCIAL INFORMATION   ..........................................    39
BUSINESS OF IHS  .....................................................................    49
 General Overview   ..................................................................    49
 Industry Background   ...............................................................    50
 Company Strategy   ..................................................................    52
 Patient Services   ..................................................................    54
 Management and Other Services  ......................................................    57
 Quality Assurance  ..................................................................    57
 Operations   ........................................................................    58
 Joint Ventures  .....................................................................    58
 Sources of Revenue ..................................................................    58
 Government Regulation ...............................................................    60
 Federal and State Assistance Programs   .............................................    63
 Competition  ........................................................................    64
 Employees ...........................................................................    65
 Insurance ...........................................................................    65
 Legal Proceedings  ..................................................................    65
DESCRIPTION OF IHS CAPITAL STOCK   ...................................................    66
 Authorized Capital Stock ............................................................    66
 IHS Common Stock   ..................................................................    66
 IHS Preferred Stock   ...............................................................    66
 Options, Warrants and Convertible Debentures  .......................................    66
 Certain Provisions of IHS' By-Laws and the DGCL  ....................................    67
 IHS Stockholders' Rights Plan  ......................................................    67
 Limitations on Liability of Officers and Directors  .................................    69
 Transfer Agent and Registrar   ......................................................    70
DESCRIPTION OF CERTAIN IHS INDEBTEDNESS  .............................................    71
 New Credit Facility   ...............................................................    71
 5 3/4% Convertible Senior Subordinated Debentures due 2001   ........................    72
 6% Convertible Subordinated Debentures due 2003  ....................................    72
 9 1/4% Senior Subordinated Notes due 2008  ..........................................    72
 9 1/2% Senior Subordinated Notes due 2007  ..........................................    73
 10 1/4% Senior Subordinated Notes due 2006 ..........................................    73
 10 3/4% Senior Subordinated Notes due 2004 ..........................................    73
 9 5/8% Senior Subordinated Notes due 2002, Series A .................................    74
 Certain Other Obligations   .........................................................    74

                              AVAILABLE INFORMATION

     Each of IHS and RoTech is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of IHS and RoTech with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy materials and other information concerning IHS may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and reports, proxy materials and other information concerning RoTech may be inspected at the reading room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants, including IHS and RoTech, that file electronically with the Commission and that is located at http://www.sec.gov.

     RoTech intends to apply under the Exchange Act to terminate the registration of the Debentures under the Exchange Act on June 5, 1998, the date RoTech is no longer required to keep effective under the Securities Act a registration statement registering the resale of the Debentures. Such termination will reduce the available information about RoTech.

     This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated by reference into this Offer to Purchase.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed by RoTech with the Commission (File No. 0-14003) pursuant to the Exchange Act is incorporated by reference in this Offer to Purchase:

     1.   Annual Report on Form 10-K for the fiscal year ended July 31, 1997;

     2. Current Report on Form 8-K dated September 17, 1997 reporting earnings for the fourth quarter and year ended July 31, 1997; and

     3. Current Report on Form 8-K dated October 21, 1997 reporting IHS' acquisition of RoTech.

     The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Exchange Act is incorporated by reference in this Offer to Purchase:


     1.   Annual Report on Form 10-K for the year ended December 31, 1996;

     2.   Quarterly  Report on Form 10-Q for the fiscal  quarter ended March 31,
          1997;

     3.   Quarterly  Report on Form 10-Q for the fiscal  quarter  ended June 30,
          1997;

     4. Current Report on Form 8-K dated October 17, 1996 reporting the acquisition of First American Health Care of Georgia, Inc. ("First American"), as amended by Form 8-K/A filed November 26, 1996 and Amendment No. 1 to Form 8-K/A filed July 11, 1997;

     5. Current Report on Form 8-K dated October 19, 1996 reporting the execution of the Agreement and Plan of Merger (the "Coram Merger Agreement") among IHS, IHS Acquisition XIX, Inc. and Coram Healthcare Corporation ("Coram"), as amended by Form 8-K/A filed April 11, 1997 reporting the termination of the Coram Merger Agreement;

     6. Current Report on Form 8-K dated May 23, 1997 reporting IHS' agreement to issue privately an aggregate of $450 million principal amount of its 9 1/2% Senior Subordinated Notes due 2007;

     7. Current Report on Form 8-K dated May 30, 1997 reporting (i) IHS' issuance of an aggregate of $450 million principal amount of its 9 1/2% Senior Subordinated Notes due 2007 and (ii) IHS' acceptance for payment of an aggregate of $114,975,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A and an aggregate of $99,893,000 principal amount of its 10 3/4% Senior Subordinated Notes due 2004 pursuant to cash tender offers;

     8. Current Report on Form 8-K dated July 6, 1997 reporting the execution of the Agreement and Plan of Merger, dated as July 6, 1997, among IHS, Merger Sub and RoTech;

     9. Current Report on Form 8-K dated September 9, 1997 reporting IHS' agreement to issue privately an aggregate of $500 million principal amount of its 9 1/4% Senior Subordinated Notes due 2008 (the "9 1/4% Senior Notes");

     10. Current Report on Form 8-K dated September 15, 1997, as amended, reporting IHS' $1.75 billion revolving credit and term loan facility (the "New Credit Facility");

     11. Current Report on Form 8-K dated September 25, 1997 reporting IHS' acquisition of Community Care of America, Inc. and the Lithotripsy Division of Coram;

     12. Current Report on Form 8-K dated October 21, 1997 reporting IHS' acquisition of RoTech;

     13. The description of the IHS Common Stock contained in Item 1 of IHS' Registration Statement on Form 8-A dated September 1, 1993; and

     14.  The description of IHS' Preferred  Stock Purchase Rights  contained in
          Item 1 of IHS' Registration Statement on Form 8-A dated September 28, 1995.

     All documents filed by IHS and RoTech pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     The information relating to IHS and RoTech contained in this Offer to Purchase should be read together with the information in the documents incorporated by reference.

     THIS OFFER TO PURCHASE INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS OFFER TO PURCHASE IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF IHS DOCUMENTS, TO
INTEGRATED HEALTH SERVICES, INC., 10065 RED RUN BOULEVARD, OWINGS MILLS, MARYLAND 21117, ATTENTION: MARC B. LEVIN, TELEPHONE: (410) 998-8400, AND, IN THE CASE OF ROTECH DOCUMENTS, TO ROTECH MEDICAL CORPORATION, 4506 L.B. MCLEOD ROAD, SUITE F, ORLANDO, FLORIDA 32811, ATTENTION: SECRETARY, TELEPHONE: (407) 841-2115. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE EXPIRATION DATE, ANY SUCH REQUESTS SHOULD BE MADE BY NOVEMBER 26, 1997.

                    PRIVATE SECURITIES LITIGATION REFORM ACT
                              SAFE HARBOR STATEMENT

     This Offer to Purchase (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to IHS and RoTech that are based on the beliefs of the management of IHS and RoTech, as well as assumptions made by and information currently available to the management of IHS and RoTech. When used in this Offer to Purchase, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of IHS and RoTech with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Neither IHS nor RoTech undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    THE OFFER


GENERAL

     RoTech hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash at the Repurchase Price any and all Debentures that are properly tendered (and not properly withdrawn), pursuant to the terms and conditions set forth herein, prior to the Expiration Date. RoTech will accept only tenders of Debentures or a portion thereof which are in an amount equal to $1,000 principal amount of Debentures or integral multiples thereof. Tenders of Debentures may be withdrawn at any time prior to the Expiration Date. In the event of a withdrawal of Debentures, the Debentures so withdrawn will be returned to the tendering Holders promptly.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, RoTech will purchase, by accepting for payment, and will pay for, all Debentures validly tendered (and not properly withdrawn) pursuant to the Offer, on the Payment Date, unless the Expiration Date is extended as set forth herein under "The Offer -- Expiration Date; Extension; Amendment; Termination." Such payment will be made by the deposit of immediately available funds by RoTech with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from RoTech and transmitting such payment to tendering Holders. Subject to the requirements of Article Fourteen of the Indenture, RoTech expressly reserves the right, in its sole discretion and subject to Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for Debentures in order to comply, in whole or in part, with applicable law.

     If less than all the principal amount of Debentures held by a Holder is tendered and accepted pursuant to the Offer, RoTech shall issue, and the Trustee shall authenticate and deliver to or on the order of the Holder thereof, at the expense of RoTech, new Debentures of authorized denominations, in a principal amount equal to the portion of the Debentures not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

     A Debenture may be converted into shares of IHS Common Stock until, but not after, such Debenture is properly tendered to the Depositary unless the tender of such Debenture is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of the Debentures.

     After the Expiration Date, RoTech or its affiliates may seek to acquire any Debentures which remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Repurchase Price and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) RoTech may pursue.

PURPOSE AND EFFECTS OF THE OFFER

     The Offer is being made pursuant to the Indenture, which provides that, following a Change of Control (as defined below), each Holder of Debentures will have the right, at such Holder's option, to require RoTech to repurchase all or a portion of such Holder's Debentures, in integral multiples of $1,000, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to but excluding the Payment Date. A "Change of Control" is defined in the Indenture to occur when: (i) all or substantially all of RoTech's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of RoTech (A) in which RoTech is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of RoTech in which all shares of RoTech Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the RoTech Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of RoTech in which the holders of RoTech Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of RoTech Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates (as defined in the Indenture) thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of RoTech entitled to vote generally in the election of directors of RoTech; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of RoTech (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of RoTech was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of RoTech then in office; or (v) RoTech is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Change of Control" occurred on October 21, 1997 as a result of the consummation of the Merger, pursuant to which RoTech became a subsidiary of IHS and all shares of RoTech Common Stock were converted into shares of IHS Common Stock at the Exchange Ratio. This Offer to Purchase serves as the Change of Control notice required by Section 14.02(a) of the Indenture.

     The Debentures purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. Any Debentures which remain outstanding after consummation of the Offer will continue to be obligations of RoTech and will continue to be convertible into shares of IHS Common Stock at the option of the Holder at a price of $45.21 per share (22.119 shares for each $1,000 principal amount of Debentures, which is the consideration the Holder would have received in the Merger for each $1,000 principal amount of Debentures if such Debentures had been converted into RoTech Common Stock immediately prior to the Merger). The Indenture does not contain any limitations on the ability of RoTech to incur additional indebtedness.

     Holders of Debentures that are not tendered pursuant to the Offer will not have the right after the Expiration Date to exercise their Change of Control Rights in respect of such Debentures in connection with the Merger. Depending upon, among other things, the amount of Debentures outstanding after the consummation of the Offer, the liquidity of untendered Debentures may be adversely affected by the Offer. If there is a market for such Debentures following the Offer, such Debentures may also trade at a discount compared to current trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of IHS and RoTech and the IHS Common Stock, as well as other factors. Accordingly, there is no assurance that an active market in the Debentures following consummation of the Offer will exist and no assurance as to the prices at which such Debentures may trade. See "Risk Factors -- Limited Trading Market."


EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION

     The Offer will expire at 5:00 p.m., New York City time, on December 4, 1997, unless extended by RoTech. Subject to the requirements of Article Fourteen of the Indenture, RoTech expressly reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release (which shall include disclosure of the approximate principal amount of Debentures deposited to date) to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer, all Debentures previously tendered (and not properly withdrawn) will remain subject to the Offer and, subject to the terms and conditions of the Offer, may be accepted for payment by RoTech, subject to the withdrawal rights of Holders.

     Notwithstanding anything herein to the contrary, RoTech expressly reserves the absolute right, in its sole discretion, to (a) waive any condition to the Offer, (b) amend any term of the Offer and (c) modify the Repurchase Price. If RoTech makes a material change in the terms of the Offer, RoTech will disseminate additional Offer materials and will extend the Offer to the extent required by applicable law. If RoTech changes the Repurchase Price for the Debentures subject to the Offer, RoTech will, to the extent required by applicable law, cause the Offer to be extended, if necessary, so that the Offer remains open at least until the expiration of ten business days from the date that notice of such change is first published, sent or given by RoTech to Holders. For purposes of the Offer, the term "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     RoTech expressly reserves the right, in its sole discretion, to terminate the Offer, including if any of the conditions applicable thereto set forth below under "-- Conditions of the Offer" shall not have been satisfied or waived by RoTech. Any such termination will be followed promptly by public announcement thereof. In the event RoTech shall terminate the Offer, it shall as soon as practicable give notice thereof to the Depositary, and all Debentures theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. See "-- Withdrawal of Tenders" and "-- Conditions of the Offer" below.


CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, RoTech will not be required to accept for payment, or to pay for, Debentures tendered pursuant to the Offer, and may terminate, extend or amend the Offer and may, subject to Rule 13e-4(f)(5) under the Exchange Act, postpone the acceptance of Debentures so tendered if any of the General Conditions shall not have been satisfied.

     For purposes of the foregoing provisions, all the "General Conditions" shall be deemed to have been satisfied unless any of the following conditions shall occur prior to the Expiration Date:

          (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that is, or is reasonably likely to be, in the sole judgment of RoTech, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of RoTech or its subsidiaries;

          (ii) any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of RoTech, would or might prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, in the sole judgment of RoTech, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of RoTech or its subsidiaries;

          (iii) there shall have occurred or be likely to occur any event that, in the sole judgment of RoTech, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, result in the consummation of the Offer not being, or not being
     reasonably   likely  to  be,  in  the  best  interests  of  RoTech  or  its subsidiaries;

          (iv) the Trustee under the Indenture shall have objected in any respect to, or taken any action that could, in the sole judgment of RoTech, adversely affect the consummation of, the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by RoTech in (A) making the Offer or (B) the acceptance of, or payment for, any of the Debentures; or

          (v) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the trading prices for the Debentures or in any financial markets, (c) a material impairment in the trading market for debt securities that could, in the sole judgment of RoTech, affect the Offer, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on (or other event that, in the reasonable judgment of RoTech, might affect) the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     The conditions to the Offer are for the sole benefit of RoTech and may be asserted by RoTech in its sole discretion regardless of the circumstances giving rise to such conditions (including any action or inaction by RoTech) or may be waived by RoTech, in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived. Any determination by RoTech concerning the events described in this section shall be final and binding upon all persons.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR DEBENTURES

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, RoTech will purchase, by accepting for payment, and will promptly pay for, after the Expiration Date, all Debentures validly tendered pursuant to the Offer (and not withdrawn, or if withdrawn validly retendered), such payment to be made by the deposit of the Repurchase Price in immediately available funds by RoTech promptly after the Expiration Date with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from RoTech and transmitting such payment to tendering Holders. Under no circumstances will interest be paid by RoTech by reason of any delay in making payment by the Depositary.

     RoTech expressly reserves the right, in its sole discretion and subject to the requirements of Article Fourteen of the Indenture and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of, or payment for, Debentures in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary to Holders or beneficial owners of the consideration for Debentures purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Debentures or timely confirmation of a book-entry transfer of such Debentures into the Depositary's account at DTC pursuant to the procedures set forth herein, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     Tendered Debentures will be deemed to have been accepted for payment if, as and when RoTech gives oral or written notice thereof to the Depositary.

     Tendering   Holders  will  not  be  obligated  to  pay  brokerage  fees  or commissions or, except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the purchase of Debentures pursuant to the Offer.

PROCEDURES FOR TENDERING DEBENTURES

     Tender of Debentures. The tender by a Holder of Debentures (and subsequent acceptance of such tender by RoTech) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and RoTech in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only Holders are authorized to exercise a Change of Control Right and to tender their Debentures pursuant to the Offer. The procedures by which the Change of Control Right may be exercised and the Debentures may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Debentures are held.

     Tender of Debentures Held in Physical Form. To effectively exercise a Change of Control Right and tender Debentures held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a facsimile thereof duly executed by the Holder thereof), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase (or delivery of Debentures may be effected through the deposit of

Debentures with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date; provided, however, that the tendering Holder may instead comply with the guaranteed delivery procedure set forth below. LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD BE SENT ONLY TO THE DEPOSITARY AND SHOULD NOT BE SENT TO ROTECH OR IHS.

     Tender of Debentures Held Through a Custodian. To effectively exercise a Change of Control Right and tender Debentures that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Debentures on the beneficial owner's behalf. A Letter of Instructions is included in the materials provided with this Offer to Purchase which may be used by a beneficial owner in this process to give such instructions. Any beneficial owner of Debentures held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner's Debentures are held in DTC to tender on such beneficial owner's behalf.


     Tender of Debentures Held Through DTC. To effectively exercise a Change of Control Right and tender Debentures that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Debentures must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING DEBENTURES AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

     Except as provided below, unless the Debentures being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), RoTech may, at its option, treat such tender as defective for purposes of the right to receive the Repurchase Price. Payment for the Debentures will be made only against deposit of the tendered Debentures and delivery of all other required documents.

     Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Debentures at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Debentures may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participants in DTC described in such Agent's Message, stating the aggregate principal amount of Debentures which have been tendered by such participants pursuant to the Offer and that such participants have received this Offer to Purchase and the Letter of Transmittal and agree to be bound by the terms of this Offer to Purchase and the Letter of Transmittal, and RoTech may enforce such agreement against such participants.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Debentures tendered thereby are tendered (i) by a registered Holder of Debentures (or by a participant in DTC whose name appears on a security position listing as the owner of such Debentures) who has not completed either the box entitled "Special Delivery Instructions" or "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Debentures are registered in the name of a person other than the signer of the Letter of Transmittal or if Debentures not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the tendered Debentures must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Holder desires to tender Debentures pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Debentures and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Debentures may nevertheless be tendered, with the effect that such tender will be deemed to have been received prior to the Expiration Date, if all the following conditions are satisfied:

     (i)  the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by RoTech herewith, or an Agent's Message with respect to guaranteed delivery, is received by the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date, as provided below; and

     (iii)the certificates for the tendered Debentures, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Debentures into the Depositary's account at DTC as described above), together with a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment of the Repurchase Price for Debentures tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of the tendered Debentures (or Book-Entry Confirmation of the transfer of such Debentures into the Depositary's account at DTC as described above), and a Letter of Transmittal (or facsimile thereof) with respect to such Debentures, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY ROTECH BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES. THE REPURCHASE PRICE FOR DEBENTURES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR DEBENTURES DELIVERED TO THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE, EVEN IF THE DEBENTURES TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES ARE NOT SO DELIVERED TO THE
DEPOSITARY, AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH DEBENTURES IS NOT MADE, UNTIL AFTER THE PAYMENT DATE.

     Backup U.S. Federal Income Tax Withholding. To prevent backup U.S. federal income tax withholding, each tendering Holder of Debentures must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. For a discussion of federal income tax considerations relating to backup withholding, see "Certain Federal Income Tax Considerations -- Backup Withholding and Substitute Form W-9."

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Debentures pursuant to any of the procedures described above will be determined by RoTech in RoTech's sole discretion (whose determination shall be final and binding). RoTech reserves the absolute right to reject any or all tenders of any Debentures determined by it not to be in proper form or if the acceptance for payment, or payment for, such Debentures may, in the opinion of RoTech's counsel, be unlawful. RoTech also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Debentures of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. RoTech's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. No tender of Debentures will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of RoTech, IHS, the Depositary, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or consents or will incur any liability for failure to give any such notification. If RoTech waives its right to reject a defective tender of Debentures, the Holder will be entitled to the Repurchase Price.

WITHDRAWAL OF TENDERS

     Tenders of Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Debentures to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the Debentures to be withdrawn, (ii) contain the description of the Debentures to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Debentures (unless such Debentures were tendered by book-entry transfer) and the aggregate principal amount represented by such Debentures and (iii) be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal by which such Debentures were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Debentures into the name of the person withdrawing such Debentures and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If Debentures have been delivered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with such withdrawn Debentures and must otherwise comply with such book-entry transfer facility's procedures. If the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

     Withdrawal of Debentures can only be accomplished in accordance with the foregoing procedures.

     ALL QUESTIONS AS TO THE VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY ROTECH, IN ROTECH'S SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NO WITHDRAWAL OF DEBENTURES WILL BE DEEMED TO HAVE BEEN PROPERLY MADE UNTIL ALL DEFECTS OR IRREGULARITIES HAVE BEEN CURED OR EXPRESSLY WAIVED. NONE OF ROTECH, IHS, THE DEPOSITARY, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL, OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     ANY DEBENTURES PROPERLY WITHDRAWN WILL BE DEEMED NOT TO BE VALIDLY TENDERED FOR PURPOSES OF THE OFFER. WITHDRAWN DEBENTURES MAY BE RETENDERED BY FOLLOWING ONE OF THE PROCEDURES DESCRIBED ABOVE AT ANY TIME PRIOR TO THE EXPIRATION DATE.

SOURCE AND AMOUNT OF FUNDS

     The precise amount of funds required by RoTech to purchase Debentures tendered pursuant to the Offer and to pay all related costs and expenses will not be known until the Expiration Date. If all outstanding Debentures were tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price would be $110,000,000. Such funds are expected to be provided through a capital contribution by IHS to RoTech. IHS intends to provide such capital contribution from term loan borrowings under its New Credit Facility and the proceeds from the sale of the 9 1/4% Senior Notes. Assuming 100% of the outstanding principal amount of the Debentures is tendered prior to the Expiration Date, RoTech expects to record an extraordinary loss on extinguishment of debt of approximately $1,722,000 (net of related income tax effect of approximately $1,106,000) in the fourth quarter of 1997.

MARKET AND TRADING INFORMATION

     The Debentures were issued in 1996, and there currently is a limited trading market for the Debentures, which are not listed on any securities exchange. To RoTech's knowledge, the Debentures are traded infrequently in transactions arranged through market makers, and there is no publicly available pricing information for the Debentures. Quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. Holders of Debentures are urged to contact their brokers to obtain the best available information as to current market prices. See "Risk Factors -- Limited Trading Market."

     The IHS Common Stock is traded on the NYSE under the symbol "IHS." The following table sets forth for the periods indicated the high and low reported sale prices for the IHS Common Stock as reported on the NYSE Composite Tape.


                                                         HIGH          LOW
                                                      ----------   -----------
     CALENDAR YEAR 1995
       First Quarter ..............................   $42 1/2      $34 1/2
       Second Quarter   ...........................    37 1/4       28 5/8
       Third Quarter ..............................    32 7/8       27 5/8
       Fourth Quarter   ...........................    29 3/4       20 3/8
     CALENDAR YEAR 1996
       First Quarter ..............................    26           20 1/8
       Second Quarter   ...........................    27 7/8       23 3/8
       Third Quarter ..............................    25 7/8       20 1/2
       Fourth Quarter   ...........................    27 3/8       22
     CALENDAR YEAR 1997
       First Quarter    ...........................    32 3/8       23 3/4
       Second Quarter   ...........................    39           26 7/8
       Third Quarter    ...........................    39 1/8       32 11/16
       Fourth Quarter (through November 4)   ......    33 7/8       30 9/16

     On November 4, 1997, the closing sale price of the IHS Common Stock, as reported on the NYSE Composite Tape, was $32 5/16 per share.

     HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE DEBENTURES AND THE IHS COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.


Depositary and Information Agent

     PNC Bank, Kentucky, Inc., the Trustee under the Indenture, has been appointed Depositary for the Offer. All deliveries and correspondence sent to the Depositary should be directed to its address set forth on the back cover of this Offer to Purchase. Requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent at its address set forth on the back cover of this Offer to Purchase. Holders of the Debentures may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

FEES AND EXPENSES

     RoTech will pay the Depositary and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Debentures and in handling or forwarding tenders for purchase. In addition, RoTech has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

     RoTech will pay all transfer taxes, if any, applicable to the purchase of Debentures pursuant to the Offer. If, however, Debentures for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Debentures, or if tendered Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the purchase of Debentures pursuant to the Offer, then the amount of any such transfer tax (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Repurchase Price otherwise payable to such tendering Holder.


MISCELLANEOUS

     In connection with the Offer, directors, officers and employees of IHS and RoTech (who will not be specifically compensated for such services) may solicit tenders of Debentures by use of the mails, personally or by telephone, telegram or facsimile transmissions.

     RoTech is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If RoTech becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, RoTech will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, RoTech cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of the Debentures residing in such jurisdiction.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain federal income tax consequences resulting from the sale of the Debentures pursuant to the Offer. This summary is general in nature, and does not address all of the federal income tax consequences that may be relevant to a Holder in light of such Holder's particular tax situation or to certain classes of Holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks, insurance companies, subchapter S corporations, nonresident aliens, foreign corporations, tax exempt entities, employee stock ownership plans, individual retirement and other tax-deferred accounts, and persons who hold the Debentures as a hedge, who have otherwise hedged the risk of holding Debentures, who hold the Debentures as part of a straddle with other investments, or who hold the Debentures in connection with a conversion transaction). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular Holders. This discussion is directed at Holders who are United States persons and assumes that the Debentures are held as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based upon the Code, the Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. No assurance can be given that the treatment described herein of the cash payments pursuant to the Offer will be accepted by the IRS or, if challenged, by a court.

     HOLDERS OF DEBENTURES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF TENDERING OR FAILING TO TENDER DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF ANY GIFT, ESTATE, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

SALE OF DEBENTURES PURSUANT TO THE OFFER

     A sale of Debentures by a Holder pursuant to the Offer will be a taxable transaction to such Holder for federal income tax purposes. A Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Debenture in an amount equal to the difference between (i) the amount of cash received for such Debenture, other than the portion of such amount that is properly allocable to accrued interest, which will be taxed as ordinary income, and (ii) the Holder's "adjusted tax basis" for such Debenture at the time of the sale. Gain or loss will be separately computed for each block of Debentures tendered by a Holder. Such capital gain or loss will be eligible for taxation at a maximum federal income tax rate of 20% if the Holder is an individual, estate or trust who held the Debenture for more than 18 months at the time of such sale and 28% if held for more than one year but 18 months or less, at the time of sale. Generally, a Holder's adjusted tax basis for a Debenture will be equal to the cost of the Debenture to such Holder, less payments (other than interest payments) received on the Debenture. If applicable, a Holder's tax basis in a Debenture also would be increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which the Holder has previously elected to deduct from gross income on an annual basis. Certain limitations exist on the deduction of capital losses by both corporations and individual taxpayers. Tendering Holders of Debentures should consult their own tax advisors with respect to the tax consequences to them of the receipt of cash in a sale pursuant to the Offer.

     An exception to the capital gain treatment described above may apply to a Holder who purchased a Debenture at a "market discount." Subject to a statutory de minimis exception, market discount is the excess of the stated redemption price at maturity of such Debenture over the Holder's tax basis in such Debenture immediately after its acquisition by such Holder. In general, unless the Holder has elected to include market discount in income currently as it accrues, any gain realized by a Holder on the sale of a Debenture having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant interest basis) while such Debenture was held by the Holder.

INFORMATION REPORTING

     Information statements will be provided to the IRS and to Holders whose Debentures are sold pursuant to the Offer reporting the payment of the consideration for the Debentures (except with respect to Holders that are exempt from the information reporting rules, such as corporations).

BACKUP WITHHOLDING AND SUBSTITUTE FORM W-9

     Under federal income tax law, certain Holders whose tendered Debentures are accepted for payment are required to provide the Depositary (as payor) with such Holder's current taxpayer identification number ("TIN") on the Substitute Form W-9 (included as part of the Letter of Transmittal). If the Holder is an individual, the TIN is his or her social security number. If the Depositary is not provided with the correct TIN, the Holder or other payee may be subject to a $50 penalty imposed by the IRS. In addition, any consideration paid to such Holder or other payee with respect to Debentures purchased pursuant to the Offer may be subject to backup withholding.

     Certain Holders (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that Holder must submit to the Depositary a properly completed IRS Form W-8 signed under penalties of perjury, attesting to such individual's exempt status. A Form W-8 can be obtained from the Information Agent. If backup withholding applies, the Depositary is required to withhold 31% of any consideration paid to the Holder or other payee. Backup withholding is not an iadditional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished.

     To prevent backup withholding on any consideration paid to a Holder or other payee with respect to Debentures purchased pursuant to the Offer, the Holder or other payee is required to complete the Substitute Form W-9 in the Letter of Transmittal certifying that the TIN provided on such form is correct and that such Holder or other payee is not subject to backup withholding.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. HOLDERS OF DEBENTURES (INCLUDING HOLDERS OF DEBENTURES WHO DO NOT TENDER THEIR DEBENTURES) SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM, INCLUDING THE TAX
CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER LAWS, OF THE SALE OF THE DEBENTURES.

                  CERTAIN INFORMATION CONCERNING ROTECH AND IHS


ROTECH MEDICAL CORPORATION

     RoTech  Medical   Corporation   provides   comprehensive  home  healthcare,
principally to patients in non-urban areas. RoTech currently operates 631 locations in 36 states. RoTech's home healthcare business provides a diversified range of products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy. RoTech has pursued an aggressive acquisition strategy since 1988, which included in the year ended July 31, 1997 acquisitions of 174 locations of smaller home healthcare companies and the opening of 49 new locations. RoTech plans to continue to enter new home healthcare markets through acquisitions or start-ups as competitive and pricing pressures encourage consolidation and economies of scale.

     Recent data suggests that there is a shortage of healthcare services in non-urban markets. According to the United States Census Bureau, in 1990 non-urban areas of the United States accounted for roughly 25% of the national population, or approximately 62 million people. However, according to the American Medical Association, just 11% of physicians, or approximately 75,000 physicians, practice in non-metropolitan markets. This data indicates that non-urban markets are underserved, and suggests that there may be opportunities for improvement in access to primary care physicians, as well as specialty services. RoTech believes that these needs result in significant opportunities for companies such as RoTech, which can attract, retain and network physicians in non-urban settings while offering ancillary services such as home healthcare, to become a full-service non-institutional based primary healthcare provider.

     RoTech was founded in 1981 to provide home respiratory and home medical equipment products and services to patients in Florida. With its founders' roots in pharmacy and pharmaceutical sales, RoTech's marketing directive has always been to provide information to primary care physicians regarding the utilization of home healthcare techniques, products and services for their patient base. Providing information to these physicians as to disease management leads to earlier identification and treatment of patients, enhancing the patient's quality of life and longevity. RoTech has not targeted specialists, as their patients are more acute and since specialists have historically been tied to hospital systems, which results in higher hospitalization rates. RoTech's marketing is directed at identifying patients of primary care physicians prior to hospitalization and prior to an acuity level that would require utilizing a specialist.

     RoTech's strategy is to develop integrated healthcare delivery systems through the acquisition of smaller local home healthcare companies in non-urban areas. RoTech targets non-urban markets of smaller cities and rural areas, due to the dominance of primary care physicians in these markets, reduced competition and a tendency to care for patients in the home setting. RoTech believes that acquisitions of home healthcare companies will continue to expand the base of relationships with primary care physicians in these markets. Primary care physicians in these markets typically have long-standing relationships with loyal patient bases. These physicians are usually solo practitioners and are the key decision makers in the treatment of their patients. RoTech believes that making home healthcare products and services available to these physicians will result in better, less expensive healthcare that provides an improved quality of life for the patients and their caregivers in these communities.

     RoTech was incorporated on September 1, 1981 as a Florida corporation. RoTech's principal executive offices are located at 4506 L.B. McLeod Road, Suite F, Orlando, Florida 32811 and its telephone number is (407) 841-2115. Unless the context indicates otherwise, the term "RoTech" includes RoTech Medical Corporation and its subsidiaries.

     The following table summarizes certain selected consolidated financial data of RoTech for each of the years in the five-year period ended July 31, 1997. The selected historical financial information of RoTech has been derived from, and should be read in conjunction with, the historical consolidated financial statements of RoTech, including the notes thereto, incorporated by reference herein.


                                                                 AS OF AND FOR THE FISCAL YEAR ENDED JULY 31,
                                                ---------------------------------------------------------------------------
                                                       1993               1994           1995       1996           1997
                                                ------------------ ------------------ ---------- ---------- ---------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenue:
 Home respiratory therapy & equipment .........  $    23,857 (a)    $    41,579 (a)    $ 56,533   $110,118   $    211,346
 Home medical equipment & supplies ............         (a)                 (a)          32,305     92,062        122,581
 Home infusion therapy & other pharmacy related
   services   .................................       21,715             25,492          33,554     41,498         59,177
 Other products & services   ..................        2,811              4,399          11,719     19,352         29,588
                                                 -----------        -----------        ---------  ---------  ------------
   Total   ....................................       48,383             71,470         134,111    263,030        422,692
Cost and expenses:
 Cost of revenue ..............................       12,359             17,409          36,288     71,013        105,564
 Selling, general and administrative  .........       25,064             35,880          66,477    127,357        208,977
 Depreciation and amortization  ...............        2,801              5,338           9,565     26,520         44,017
 Interest  ....................................           76                 67             835      5,228         13,561
                                                 -----------        -----------        ---------  ---------  ------------
   Total cost and expenses   ..................       40,300             58,694         113,165    230,118        372,119
Income before income taxes   ..................        8,083             12,776          20,946     32,912         50,573
Income tax expense  ...........................        2,956              4,664           7,801     12,356         19,766
                                                 -----------        -----------        ---------  ---------  ------------
   Net income .................................  $     5,127        $     8,112        $ 13,145   $ 20,556   $     30,807
                                                 ===========        ===========        =========  =========  ============
Net income per share(b):
 Primary   ....................................  $      0.38        $      0.50        $   0.64   $   0.83   $       1.17
 Fully-diluted   ..............................  $      0.38        $      0.50        $   0.63   $   0.82   $       1.12
                                                 ===========        ===========        =========  =========  ============
Other Data:
Weighted average shares outstanding(b):
 Primary   ....................................       13,384             16,294          20,684     24,657         26,352
 Fully-diluted   ..............................       13,384             16,294          20,984     25,206         30,940
                                                 ===========        ===========        =========  =========  ============
BALANCE SHEET DATA:
Working capital (deficit) .....................  $    18,203        $    27,783        $ 41,587   $ 36,007   $    (59,821)(c)
Total assets  .................................       40,019             94,433         175,425    374,614        560,732
Long-term debt (less current portion) .........           --                 --              --    110,000        110,000
Shareholders' equity(b)   .....................       36,197             83,320         149,659    174,675        213,960

----------
RoTech has acquired various businesses in the five years shown above. Results of these acquisitions' operations are included from the respective dates acquired.

(a) A breakout of home respiratory therapy and equipment revenues and home medical equipment and supplies was not available for the years ended July 31, 1993 and 1994. All revenue related to these two product lines has been presented as "home respiratory therapy and equipment" for the years indicated.

(b) On May 21, 1996, RoTech distributed a 100% common stock dividend to shareholders of record as of July 31, 1996 to effect a 2-for-1 stock split. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods. In addition, per share amounts and weighted average shares outstanding have been restated to give retroactive effect to the split.

(c) Notes payable to banks of $181 million are classified as short-term liabilities, causing the working capital deficit at July 31, 1997.

INTEGRATED HEALTH SERVICES, INC.

     Integrated Health Services, Inc. is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care, skilled nursing facility care and inpatient and outpatient rehabilitation, hospice and diagnostic services. IHS' post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. IHS' post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. IHS believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,900 service locations in 47 states and the District of Columbia.

     IHS' post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, IHS has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping;
(ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; and (iii) developing subacute care units. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations and other payors.

     In implementing its post-acute care network strategy, IHS has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with IHS' strategy, IHS in October 1996 acquired First American Health Care of Georgia, Inc. ("First American"), a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. IHS in October 1997 acquired RoTech, a provider of home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, principally to patients in non-urban areas. In addition, in September 1997, IHS acquired Community Care of America, Inc. ("CCA"), which develops and operates skilled nursing facilities in medically underserved rural communities (the "CCA Acquisition"). IHS believes that CCA will broaden its post-acute care network to include more rural markets and will complement its existing home care locations in rural markets as well as RoTech's business. In October 1997, IHS acquired (the "Coram Lithotripsy Acquisition") the lithotripsy division (the "Coram Lithotripsy Division") of Coram, which provides lithotripsy services and equipment maintenance in 180 locations in 18 states, in order to expand the mobile diagnostic treatment and services it offers to patients, payors and other providers. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones. See "IHS Recent Developments." IHS intends to use the home healthcare setting and the delivery franchise of its home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as an entry point for patients into the IHS post-acute care network; and (iii) provide a cost-effective site for case management and patient direction.

     IHS provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in IHS' MSUs are similar to those provided in the hospital but at per diem treatment costs which IHS believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, IHS' MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

     IHS presently operates 215 geriatric care facilities (168 owned or leased and 47 managed), including the facilities acquired in the CCA Acquisition (of which 20 facilities are being held for sale), and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similar services to third-parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. IHS also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American and the Merger, for the year ended December 31, 1996, approximately 44% of IHS' revenues were derived from home health and hospice care, approximately 36% were derived from subacute and other ancillary services, approximately 18% were derived from traditional basic nursing home services and the remaining approximately 2% were derived from management and other services.

     Integrated Health Services, Inc. was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. IHS' principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400. Unless the context indicates otherwise, the term "IHS" includes Integrated Health Services, Inc. and its subsidiaries, including RoTech.

     The following table summarizes certain selected consolidated financial data of IHS for each of the years in the five-year period ended December 31, 1996 and the six months ended June 30, 1996 and 1997. The selected historical financial information of IHS has been derived from, and should be read in conjunction with, the historical consolidated financial statements of IHS, including the notes thereto, incorporated by reference herein. The results of IHS as of and for the six months ended June 30, 1997 are not necessarily indicative of the results to be achieved by IHS for the full fiscal year. See "IHS Recent Developments--Nine Month Results" for information with respect to IHS' results of operations for the nine months ended September 30, 1997.


                                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------------
                                                 1992           1993           1994           1995           1996
                                             ------------- -------------- -------------- -------------- --------------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(1)(2):
Net Revenues:
 Basic medical services   .................. $  100,799     $    113,508   $    269,817  $   368,569    $   389,773
 Specialty medical services  ...............     88,065          162,017        404,401      770,554        999,209
 Management services and other  ............     13,232           20,779         37,884       39,765         45,713
                                             -----------    -------------  ------------- ------------   ------------
  Total ....................................    202,096          296,304        712,102    1,178,888      1,434,695
Cost and Expenses:
 Operating expenses ........................    145,623          212,936        528,131      888,551      1,093,948
 Corporate administrative and general ......     11,927           16,832         37,041       56,016         60,976
 Depreciation and amortization  ............      4,334            8,126         26,367       39,961         41,681
 Rent   ....................................     19,509           23,156         42,158       66,125         77,785
 Interest, net   ...........................      1,493            5,705         20,602       38,977         64,110
 Loss on impairment of long-lived assets
  (3)   ....................................         --               --             --       83,321             --
 Other non-recurring charges (income)(4) ...         --               --             --       49,639        (14,457)
                                             -----------    -------------  ------------- ------------   ------------
  Earnings (loss) before equity in earnings
   (loss) of affiliates, income taxes and
   extraordinary items .....................     19,210           29,549         57,803      (43,702)       110,652
Equity in earnings (loss) of affiliates  ...        (36)           1,241          1,176        1,443            828
                                             -----------    -------------  ------------- ------------   ------------
  Earnings (loss) before income taxes and
   extraordinary items .....................     19,174           30,790         58,979      (42,259)       111,480
Income tax provision (benefit)  ............      7,286           12,008         22,117      (16,270)        63,715
                                             -----------    -------------  ------------- ------------   ------------
  Earnings (loss) before extraordinary
   items   .................................     11,888           18,782         36,862      (25,989)        47,765
Extraordinary items(5) .....................      2,524            2,275          4,274        1,013          1,431
                                             -----------    -------------  ------------- ------------   ------------
  Net earnings (loss)  ..................... $    9,364     $     16,507   $     32,588  $   (27,002)   $    46,334
                                             ===========    =============  ============= ============   ============
Per Common Share (fully-diluted)(6):
  Earnings (loss) before extraordinary
   items   ................................. $     1.01     $       1.35   $       1.73  $     (1.21)   $      1.82
  Net earnings (loss)  .....................        .80             1.22           1.57        (1.26)          1.78
                                             ===========    =============  ============= ============   ============
Weighted average number of common and
 common equivalent shares outstanding(6) ...  1,996,815       17,261,079     27,154,153   21,463,464     31,652,620
                                             ===========    =============  ============= ============   ============
BALANCE SHEET DATA:
 Cash and temporary investments ............ $  103,858     $     65,295   $     63,347  $    41,304    $    41,072
 Working capital ...........................    144,074           69,495         76,383      136,315         57,549
 Total assets ..............................    313,671          776,324      1,255,989    1,433,730      1,993,107
 Long-term debt, including current por-
  tion(7) ..................................    142,620          402,536        551,452      770,661      1,054,747
 Stockholders' equity  .....................    146,013          216,506        453,811      431,528        534,865



                                                  AS OF AND FOR THE
                                                      SIX MONTHS
                                                    ENDED JUNE 30,
                                             ----------------------------
                                                  1996          1997
                                             -------------- -------------
                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(1)(2):
Net Revenues:
 Basic medical services   ..................  $    195,279   $    176,810
 Specialty medical services  ...............       446,393        722,802
 Management services and other  ............        21,381         19,304
                                              -------------  -------------
  Total ....................................       663,053        918,916
Cost and Expenses:
 Operating expenses ........................       504,169        691,148
 Corporate administrative and general ......        29,947         36,151
 Depreciation and amortization  ............        16,779         30,844
 Rent   ....................................        35,535         49,795
 Interest, net   ...........................        30,102         44,645
 Loss on impairment of long-lived assets
  (3)   ....................................            --             --
 Other non-recurring charges (income)(4) ...            --         20,047
                                              -------------  -------------
  Earnings (loss) before equity in earnings
   (loss) of affiliates, income taxes and
   extraordinary items .....................        46,521         46,286
Equity in earnings (loss) of affiliates  ...           760             98
                                              -------------  -------------
  Earnings (loss) before income taxes and
   extraordinary items .....................        47,281         46,384
Income tax provision (benefit)  ............        18,203         18,090
                                              -------------  -------------
  Earnings (loss) before extraordinary
   items   .................................        29,078         28,294
Extraordinary items(5) .....................         1,431         18,168
                                              -------------  -------------
  Net earnings (loss)  .....................  $     27,647   $     10,126
                                              =============  =============
Per Common Share (fully-diluted)(6):
  Earnings (loss) before extraordinary
   items   .................................  $       1.10   $       0.92
  Net earnings (loss)  .....................          1.05           0.41
                                              =============  =============
Weighted average number of common and
 common equivalent shares outstanding(6) ...    31,028,123     36,232,591
                                              =============  =============
BALANCE SHEET DATA:
 Cash and temporary investments ............                 $     45,472
 Working capital ...........................                      159,042
 Total assets ..............................                    2,142,647
 Long-term debt, including current por-
  tion(7) ..................................                    1,218,248
 Stockholders' equity  .....................                      581,319

----------

(1) IHS has grown substantially through acquisitions and the opening of MSUs, which acquisitions and MSU openings materially affect the comparability of the financial data reflected herein. In addition, IHS sold its pharmacy division in July 1996 (the "Pharmacy Sale"), a majority interest in its assisted living services subsidiary ("ILC") in October 1996 (the "ILC Offering") and the remaining interest in ILC in July 1997 (together with the ILC Offering, the "ILC Sale"). See "Unaudited Pro Forma Financial Information."

(2) In 1995, IHS merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly, IHS' historical financial statements for all periods prior to the effective date of the
     IntegraCare   merger   have  been   restated  to  include  the  results  of
     IntegraCare.

(3) In December 1995, IHS elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000.

(4) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare, (ii) a $21,915,000 loss on the write-off of accrued management fees ($8,496,000), loans ($11,097,000) and contract acquisition costs ($2,322,000) related to IHS' termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital and (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs. In 1996, consists primarily of (i) a gain of $34,298,000 from the Pharmacy Sale, (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering, (iii) a $7,825,000 loss on write-off of accrued management fees and loans resulting from IHS' termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies. Because IHS' investment in the Capstone Pharmacy Services, Inc. ("Capstone") common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1997, consists primarily of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale, (ii) the write-off of $6,553,000 of accounting, legal and other costs resulting from the proposed transaction to acquire Coram (the "Coram Merger Transaction") and
     (iii) the payment to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction. See "Unaudited Pro Forma Financial Information."

(5) In 1992, IHS recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,548,000, is presented for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In 1993, IHS recorded a loss on extinguishment of debt of $3,730,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,455,000, is presented for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994, IHS recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565,000, is presented for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, IHS recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. In 1996, IHS recorded a loss on extinguishment of debt of $2,327,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the year ended December 31, 1996 and the six months ended June 30, 1996 as an extraordinary loss of $1,431,000. During the six months ended June 30, 1997, IHS recorded a loss on extinguishment of debt of $29,784,000, representing approximately (i) $23,554,000 of cash payments for premium and consent fees relating to the early extinguishment of $214,868,000 aggregate principal amount of IHS' senior subordinated notes and (ii) $6,230,000 of deferred financing costs written-off in connection with the early extinguishment of such debt. Such loss, reduced by the related income tax effect of $11,616,000, is presented in the statement of operations for the six months ended June 30, 1997 as an extraordinary loss of $18,168,000. See "IHS Recent Developments -- Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes."

(6) The weighted average number of common and common equivalent shares outstanding for the years ended December 31, 1992, 1993, 1994 and 1996 and the six months ended June 30, 1996 and 1997 includes the assumed conversion of IHS' convertible subordinated debentures into IHS Common Stock.
     Additionally, interest expense and amortization of underwriting costs related to such debentures are added, net of tax, to income for the purpose of calculating fully-diluted earnings per share. Such amounts aggregated $183,000, $4,516,000, $10,048,000, $9,888,000, $4,944,000 and $4,904,000
     for the years ended December 31, 1992, 1993, 1994 and 1996 and the six months ended June 30, 1996 and 1997, respectively. The weighted average number of common and common equivalent shares outstanding for the year ended December 31, 1995 does not include the assumed conversion of IHS' convertible subordinated debentures or the related interest expense and underwriting costs, as such conversion would be anti-dilutive.

(7) In September 1997, IHS issued $500 million aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2008 and borrowed $750 million of term loans under its new revolving credit and term loan facility. See "IHS Recent Developments -- New Credit Facility" and "-- Sale of 9 1/4% Senior Subordinated Notes due 2008."

                                  RISK FACTORS

     The following considerations, in addition to the other information set forth herein, should be considered carefully by Holders and beneficial owners of Debentures.


LIMITED TRADING MARKET

     The Debentures were issued in 1996, and there currently is a limited trading market for the Debentures, which are not listed on any securities exchange. To RoTech's knowledge, the Debentures are traded infrequently in transactions arranged through market makers, and there is no publicly available pricing information for the Debentures. Quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current market prices for the Debentures.

     To the extent that Debentures are tendered and accepted for payment in the Offer, the trading market for Debentures that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Debentures. The extent of the public market and the availability of price quotations would depend upon a number of factors, including the number of holders of Debentures remaining at such time. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Debentures that are not tendered in the Offer may be affected adversely to the extent that the amount of Debentures purchased pursuant to the Offer reduces the float. The reduced float also may tend to make the trading prices of the Debentures that are not so purchased more volatile. In addition, RoTech may from time to time following the Expiration Date repurchase Debentures through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Repurchase Price and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) RoTech may pursue. RoTech intends to apply under the Exchange Act to terminate the registration of the Debentures under the Exchange Act on June 5, 1998, the date RoTech is no longer required to keep effective under the Securities Act a registration statement registering the resale of the Debentures. Following such termination, RoTech will no longer file reports, proxy statements and other information with the Commission. This lack of publicly available information regarding RoTech may further limit the trading market for the Debentures. As a result, there can be no assurance that any trading market for the Debentures will exist after consummation of the Offer.

SUBORDINATION OF THE DEBENTURES; HOLDING COMPANY STRUCTURE

     The Debentures are subordinated to all Senior Indebtedness (as defined in the Indenture) of RoTech (including IHS' $1.75 billion revolving credit and term loan facility by reason of RoTech's guaranty of such facility) now or at any time later outstanding. In addition, the operations of RoTech are conducted through its subsidiaries and, therefore, the Debentures are effectively subordinated to all indebtedness and other liabilities and commitments of RoTech's subsidiaries. As a result, RoTech's rights, and the rights of its creditors, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that RoTech is itself recognized as a creditor of such subsidiary, in which case the claims of RoTech would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by RoTech. The Debentures are obligations exclusively of RoTech, and are not guaranteed by any of RoTech's subsidiaries or by IHS. Since the operations of RoTech are currently conducted primarily through subsidiaries, RoTech's cash flow and its ability to service its debt, including the Debentures, is dependent upon the earnings of its subsidiaries and distributions to RoTech. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Debentures or to make any funds available therefor. Moreover, the payment of dividends and the making of loans or advances to RoTech by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and, for certain subsidiaries, restrictive loan covenants contained in the instru-ments governing the indebtedness of such subsidiaries, including covenants which restrict in certain circumstances the payment of dividends and distributions and the transfer of assets to RoTech. The Indenture does not limit the amount of indebtedness RoTech and its subsidiaries may incur.

RISKS RELATED TO SUBSTANTIAL INDEBTEDNESS OF IHS

     IHS' indebtedness is substantial in relation to its stockholders' equity. At June 30, 1997, IHS' total debt, including current portion, accounted for 67.7% of its total capitalization. On a pro forma basis after giving effect to the Merger, the CCA Acquisition and the Coram Lithotripsy Acquisition (collectively, the "Recent Acquisitions"), the New Credit Facility and the issuance of the 9 1/4% Senior Notes and the use of proceeds therefrom and from the term loan portion of the New Credit Facility to repay amounts outstanding under the prior credit facility, to pay the cash portion of the purchase price of the Recent Acquisitions and to repay certain indebtedness assumed in the Recent Acquisitions, IHS' total debt, including current portion, at June 30, 1997 accounted for approximately 68.1% of its total pro forma capitalization. IHS also has significant lease obligations with respect to the facilities operated pursuant to long-term leases, which aggregated approximately $212.1 million at June 30, 1997 ($239.1 million on a pro forma basis after giving effect to the Merger). For the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, IHS' rent expense was $77.8 million ($108.9 million on a pro forma basis after giving effect to the Merger, the acquisition of First American (the "First American Acquisition"), the sale of a majority interest in IHS' assisted living services subsidiary in October 1996 and the sale of the remaining interest in July 1997 (the "ILC Sale"), the sale of IHS' pharmacy division in July 1996 (the "Pharmacy Sale") and certain other acquisitions consummated by IHS in 1996 and 1997), $35.5 million ($49.8 million on a pro forma basis after giving effect to the Merger, the First American
Acquisition, the ILC Sale, the Pharmacy Sale and certain other acquisitions consummated by IHS in 1996 and 1997) and $49.8 million ($58.4 million on a pro forma basis after giving effect to the Merger and certain other acquisitions consummated by IHS in 1997), respectively. See "Unaudited Pro Forma Financial Information." In addition, IHS is obligated to pay up to an additional $155 million in respect of the acquisition of First American during 2000 to 2004 under certain circumstances, of which $35.3 million has been recorded at June 30, 1997. See "IHS Recent Developments -- First American Acquisition." IHS' strategy of expanding its specialty medical services and growing through acquisitions may require additional borrowings in order to finance working capital, capital expenditures and the purchase price of any acquisitions. The degree to which IHS is leveraged, as well as its rent expense, could have important consequences to holders of IHS Common Stock, including: (i) IHS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of IHS' cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to IHS for its operations; (iii) certain of IHS' borrowings bear, and will continue to bear, variable rates of interest, which expose IHS to increases in interest rates; and (iv) certain of IHS' indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. In addition, IHS' leverage may also adversely affect IHS' ability to respond to changing business and economic conditions or continue its growth strategy. There can be no assurance that IHS' operating results will be sufficient for the payment of IHS' indebtedness. If IHS were unable to meet interest, principal or lease payments, or satisfy financial covenants, it could be required to seek renegotiation of such payments and/or covenants or obtain additional equity or debt financing. To the extent IHS finances its activities with additional debt, IHS may become subject to certain additional financial and other covenants that may restrict its ability to pursue its growth strategy. There can be no assurance that any such efforts would be successful or timely or that the terms of any such financing or refinancing would be acceptable to IHS. See "-- Risks Related to Capital Requirements" and "Description of Certain IHS Indebtedness."

     In connection with the offering of the 9 1/4% Senior Notes, Standard & Poors ("S&P") confirmed its B rating of IHS' other subordinated debt obligations, but with a negative outlook, and assigned the same rating to the 9 1/4% Senior Notes. S&P stated that IHS' speculative-grade ratings reflect IHS' aggressive transition toward becoming a full-service alternate-site healthcare provider, and its limited cash flow relative to its heavy debt burden. S&P noted that IHS would be greatly challenged to control, integrate and further expand operations that were only a quarter of their current size just three years ago, and also noted the continuing uncertainty with regard to the adequacy of reimbursement from government sponsored programs for the indigent and elderly. S&P also noted that there is the potential that a large debt-financed acquisition could lead to a ratings downgrade. In connection with the offering of the 9 1/4% Senior Notes, Moody's Investors Service ("Moody's") downgraded to B2 IHS' other senior subordinated debt obligations, but noted that the outlook for the rating was stable, and assigned the new rating to the 9 1/4% Senior Notes. Moody's stated that the rating action reflects Moody's concern about IHS' continued rapid growth through acquisitions, which has resulted in negative tangible equity of $114 million, making no adjustment for the $259 million of convertible debt of IHS outstanding. Moody's also stated that the availability provided by the New Credit Facility and the 9 1/4% Senior Notes positioned IHS to complete sizable acquisition transactions using solely debt. Moody's further noted that the rating reflects that there are significant changes underway in the reimbursement of services rendered by IHS, and that the exact impact of these changes is uncertain.

RISKS ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS AND INTERNAL DEVELOPMENT

     IHS' growth strategy involves growth through acquisitions and internal development and, as a result, IHS is subject to various risks associated with this growth strategy. IHS' planned expansion and growth require that IHS expand its home healthcare services through the acquisition of additional home healthcare providers (including the continuation by RoTech of its acquisition program) and that IHS acquire, or establish relationships with, third parties which provide post-acute care services not currently provided by IHS, that additional MSUs be established in IHS' existing facilities and that IHS acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. Such expansion and growth will depend on IHS' ability to create demand for its post-acute care programs, the availability of suitable acquisition, lease or management candidates and IHS' ability to finance such acquisitions and growth. The successful implementation of IHS' post-acute healthcare system, including the capitation of rates, will depend on IHS' ability to expand the amount of post-acute care services it offers directly to its patients rather than through third-party providers. There can be no assurance that suitable acquisition candidates will be located, that acquisitions can be consummated, that acquired facilities and companies can be successfully integrated into IHS' operations, that MSUs can be successfully established in acquired facilities or that IHS' post-acute healthcare system, including the capitation of rates, can be successfully implemented. The post-acute care market is highly competitive, and IHS faces substantial competition from hospitals, subacute care providers, rehabilitation providers and home healthcare providers, including competition for acquisitions. IHS anticipates that competition for acquisition opportunities will intensify due to the ongoing consolidation in the healthcare industry. See "-- Risks Related to Managed Care Strategy" and "-- Competition."

     The successful integration of acquired businesses, including RoTech, CCA, the Coram Lithotripsy Division and First American, is important to IHS' future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of IHS in a timely manner. The integration of IHS' recent acquisitions will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on IHS' operations and financial results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on IHS' operations and financial results. There can be no assurance that IHS will realize any of the anticipated benefits from its acquisitions. The acquisition of service companies that are not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could also adversely affect IHS' profitability.

     IHS' current and anticipated future growth has placed, and will continue to place, significant demands on the management, operational and financial resources of IHS. IHS' ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. There can be no assurance that IHS will be able to manage its expanded operations effectively. See "-- Risks Related to Capital Requirements."

     There can be no assurance that IHS will be successful in implementing its strategy or in responding to ongoing changes in the healthcare industry which may require adjustments to its strategy. If IHS fails to implement its strategy successfully or does not respond timely and adequately to ongoing changes in the healthcare industry, IHS' business, financial condition and results of operations will be materially adversely affected.

RISKS RELATED TO MANAGED CARE STRATEGY

     Managed care payors and traditional indemnity insurers have experienced pressure from their policyholders to curb or reduce the growth in premiums paid to such organizations for healthcare services. This pressure has resulted in demands on healthcare service providers to reduce their prices or to share in the financial risk of providing care through alternate fee structures such as capitation or fixed case rates. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS believes that its home healthcare capabilities will be an important component of its ability to provide services under capitated and other alternate fee arrangements. However, to date there has been limited demand among managed care organizations for post-acute care network services, and there can be no assurance that demand for such services will increase. Further, IHS and RoTech have limited experience in providing services under capitated and other alternate fee arrangements and setting the applicable rates. Accordingly, there can be no assurance that the fees received by IHS and/or RoTech will cover the cost of services provided. If revenue for capitated services is insufficient to cover the treatment costs, IHS' and/or RoTech's operating results could be adversely affected. As a result, the success of IHS' managed care strategy will depend in large part on its ability to increase demand for post-acute care services among managed care organizations, to obtain favorable agreements with managed care organizations and to manage effectively its operating and healthcare delivery costs through various methods, including utilization management and competitive pricing for purchased services. Additionally, there can be no assurance that pricing pressures faced by healthcare providers will not have a material adverse effect on IHS' and/or RoTech's business, results of operations and financial condition.

     Further, pursuing a strategy focused on risk-sharing fee arrangements entails certain regulatory risks. Many states impose restrictions on a service provider's ability to provide capitated services unless it meets certain financial criteria, and may view capitated fee arrangements as an insurance activity, subjecting the entity accepting the capitated fee to regulation as an insurance company rather than merely a licensed healthcare provider accepting a business risk in connection with the manner in which it is charging for its services. The laws governing risk-sharing fee arrangements for healthcare service providers are evolving and are not certain at this time. If the risk-sharing activities of IHS and/or RoTech require licensure as an insurance company, there can be no assurance that IHS and/or RoTech could obtain or maintain the necessary licensure, or that IHS and/or RoTech would be able to meet any financial criteria imposed by a state. If IHS were precluded from providing services under risk-sharing fee arrangements, its managed care strategy would be adversely affected. See "-- Uncertainty of Government Regulation."

RISKS RELATED TO CAPITAL REQUIREMENTS

     IHS' growth strategy requires substantial capital for the acquisition of additional home healthcare and related service providers and geriatric care facilities and the establishment of new, and expansion of existing, MSUs. The effective integration, operation and expansion of the existing businesses will also require substantial capital. IHS expects to finance new acquisitions from a combination of funds from operations, borrowings under its bank credit facility and the issuance of debt and equity securities. IHS may raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows. Any of such financings could result in dilution of existing equity positions, increased interest and amortization expense or decreased income to fund future expansion. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses and operations can be obtained. IHS' bank credit facility limits IHS' ability to make acquisitions, and certain of the indentures under which IHS' outstanding senior subordinated debt securities were issued limit IHS' ability to incur additional indebtedness unless certain financial tests are met. See "-- Risks Related to Substantial Indebtedness of IHS," "Business of IHS -- Company Strategy" and "Description of Certain IHS Indebtedness."

RISKS RELATED TO RECENT ACQUISITIONS

     IHS has recently completed several major acquisitions, including the acquisitions of RoTech, CCA, the Coram Lithotripsy Division and First American, and is still in the process of integrating those acquired businesses. The IHS Board of Directors and senior management of IHS face a significant challenge in their efforts to integrate the acquired businesses. The dedication of management resources to such integration may detract attention from the day-to-day business of IHS. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Further, there can be no assurance that management's efforts to integrate the operations of IHS and newly acquired companies will be successful or that the anticipated benefits of the recent acquisitions will be fully realized.

     IHS has recently  expanded  significantly  its home healthcare  operations.
During the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, home healthcare accounted for approximately 16.3%, 4.0% and 30.8%, respectively, of IHS' total revenues. On a pro forma basis after giving effect to the Merger and the First American Acquisition, home healthcare accounted for approximately 43.9%, 38.3% and 43.4%, respectively, of IHS' total revenues, of which approximately 64.2%, 68.8% and 53.4%, respectively, was derived from home nursing services and approximately 28.7%, 26.1% and 36.3%, respectively, was derived from home respiratory services. On a pro forma basis, after giving effect to the Merger and the acquisition of First American (which derives substantially all its revenues from Medicare), approximately 70.7%, 78.3% and 68.0% of IHS' home healthcare revenues were derived from Medicare in the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, respectively. Medicare has developed a national fee schedule for infusion therapy, respiratory therapy and home medical equipment which provides reimbursement at 80% of the amount of any fee on the schedule. The remaining 20% is paid by other third party payors (including Medicaid in the case of "medically indigent" patients) or patients; with respect to home nursing, Medicare generally reimburses for the cost (including a rate of return) of providing such services, up to a regionally adjusted allowable maximum per visit and per discipline with no fixed limit on the number of visits. There generally is no deductible or coinsurance. As a result, there is no reward for efficiency, provided that costs are below the cap, and traditional home healthcare services carry relatively low margins. However, IHS expects that Medicare will implement a prospective payment system for home nursing services in the next several years, and implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, with providers that have costs below the predetermined rate being entitled to keep some or all of this difference. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The implementation of a prospective payment system will require IHS to make contingent payments related to the First American Acquisition of $155 million over a period of five years. In addition, the Balanced Budget Act of 1997, enacted in August 1997, reduces the Medicare national payment limits for oxygen and oxygen equipment used in home respiratory therapy by 25% in 1998 and 30% (from 1997 levels) in 1999 and each subsequent year. Approximately 22% of RoTech's total revenues for the year ended July 31, 1997 were derived from the provision of oxygen services to Medicare patients. The inability of IHS to realize operating efficiencies and provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "-- Risk of Adverse Effect of Healthcare Reform," "IHS Recent Developments -- First American Acquisition" and "Unaudited Pro Forma Financial Information."


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


RISKS RELATED TO HISTORICAL FINANCIAL PERFORMANCE OF FIRST AMERICAN

     During the year ended December 31, 1995 and the nine months ended September 30, 1996, First American recorded a net loss of $110.4 million and $36.2 million, respectively. Numerous factors have affected First American's performance and financial condition prior to its acquisition by IHS, including, among others, high administrative costs and the settlement of claims for reimbursement of certain overpayments and unallowable reimbursements under Medicare (which settlement resulted in a reduction to patient service revenues of $54.6 million for the year ended December 31, 1995 and $10.4 million for the nine months ended September 30, 1996). In addition, in February 1996, in response to the stoppage by the Health Care Financing Administration ("HCFA") of its bi-weekly periodic interim payments ("PIP") to First American, First American was forced to declare bankruptcy. In March 1996, the bankruptcy court ordered HCFA to resume PIP payments to First American. However, the bankruptcy filing and operation of First American in bankruptcy until its acquisition by IHS adversely affected the business, results of operations and financial condition of First American. There can be no assurance that these factors or the First American bankruptcy will not continue to have an adverse effect on First American's and IHS' business, financial condition and results of operations in the future. There can be no assurance that the historical losses incurred by First American will not continue. See "IHS Recent Developments -- First American Acquisition."

RELIANCE ON REIMBURSEMENT BY THIRD PARTY PAYORS

     IHS and RoTech receive payment for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which they operate under Medicaid. The healthcare industry is experiencing a trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, has resulted in reduced rates of reimbursement for services provided by IHS and RoTech, which has adversely affected, and may continue to adversely affect, IHS' margins, particularly in its skilled nursing and subacute facilities. Aspects of certain healthcare reform proposals, such as cutbacks in the Medicare and Medicaid programs, reductions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect IHS and RoTech. See "-- Risk of Adverse Effect of Healthcare Reform." During the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, IHS derived approximately 56%, 55%, 60%, 57% and 67%, respectively, of its patient revenues from Medicare and Medicaid. On a pro forma basis after giving effect to the Merger, the acquisition of First American (which derives substantially all its revenues from Medicare) and the ILC Sale, approximately 66.5%, 67.5% and 64.5% of IHS' patient revenues have been derived from Medicare and Medicaid during the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, respectively.

     The sources and amounts of IHS' patient revenues derived from the operation of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of IHS' patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of IHS' operations. IHS' cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of IHS' MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. There can be no assurance that IHS will be able to obtain the waivers necessary to enable IHS to recover its excess costs. See "Business of IHS -- Sources of Revenue."

     Managed care organizations and other third party payors have continued to consolidate to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are provided by a small number of managed care organizations and third party payors. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate IHS and/or RoTech as a preferred provider and/or engage IHS' and/or RoTech's competitors as a preferred or exclusive provider, the business of IHS and/or RoTech could be materially adversely affected.

RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM

     In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on IHS' or RoTech's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect IHS and/or RoTech. In addition, there have been proposals to convert the current cost reimbursement system for home nursing services covered under Medicare to a prospective payment system. The prospective payment system proposals generally provide for prospectively established per visit payments to be made for all covered services, which are then subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total expenses per visit during the year below their per episode annual limits will be able to retain a specified percentage of the difference, subject to certain aggregate limitations. Such changes could have a material adverse effect on IHS and its growth strategy and/or on RoTech. The implementation of a prospective payment system will require IHS to make contingent payments related to the First American Acquisition of $155 million over a period of five years. The inability of IHS to provide home healthcare and/or skilled nursing services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations, post-acute care network and business generally. The Balanced Budget Act of 1997, enacted in August 1997, provides, among other things, for a prospective payment system for home nursing to be implemented for cost reporting periods beginning on or after October 1, 1999, a reduction in current cost reimbursement for home healthcare pending implementation of a prospective payment system, reductions (effective January 1, 1998) in Medicare reimbursement for oxygen and oxygen equipment for home respiratory therapy and a shift of the bulk of home health coverage from Part A to Part B of Medicare. The failure to implement a prospective payment system for home nursing services in the next several years could adversely affect IHS' post-acute care network strategy. IHS expects that there will continue to be numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including proposals that will further limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals will have on IHS' business. See "-- Risks Related to Recent Acquisitions," "-- Reliance on Reimbursement by Third Party Payors" and "IHS Recent Developments -- First American Acquisition." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on IHS and/or RoTech or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including IHS and RoTech, and may similarly affect the price of the Debentures and the IHS Common Stock in the future. See "-- Uncertainty of Government Regulation" and "Business of IHS -- Government Regulation."

UNCERTAINTY OF GOVERNMENT REGULATION

     IHS, RoTech and the healthcare industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, additions of new services, certain capital expenditures, the quality of services provided and the manner in which such services are provided and reimbursement for services rendered. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory authorities will not adopt changes or new interpretations of existing regulations that could adversely affect IHS and/or RoTech. The failure to maintain or renew any required regulatory approvals or licenses could prevent IHS and/or RoTech from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of IHS and/or RoTech to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities. In addition, in the conduct of their business IHS' and RoTech's operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although each of IHS and RoTech has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on its business, there can be no assurance that it will be able to do so in the future.

     Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987 ("OBRA") have implemented stricter guidelines for annual state surveys of long-term care facilities and expanded remedies available to HCFA to enforce compliance with the detailed regulations mandating minimum healthcare standards and may significantly affect the consequences to IHS if annual or other HCFA facility surveys identify noncompliance with these regulations. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. These provisions eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. IHS believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, IHS' acquisition of poorly performing facilities could adversely affect IHS' business to the extent remedies are imposed at such facilities.

     In September 1997, President Clinton, in an attempt to curb Medicare fraud, imposed a moratorium on the certification under Medicare of new home healthcare companies, which moratorium is expected to last approximately six months, and implemented rules requiring home healthcare providers to reapply for Medicare certification every three years. In addition, HCFA will double the number of detailed audits of home healthcare providers it completes each year and increase by 25% the number of home healthcare claims it reviews each year. IHS cannot predict what effect, if any, these new rules will have on IHS' business and the expansion of its home healthcare operations.

     IHS and RoTech are also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark Bills", which prohibit, with limited exceptions, financial relationships between ancillary service providers and referring physicians, and the federal "anti-kickback law", which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of Congress have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. IHS and RoTech seek to structure their business arrangements in compliance with these laws and, from time to time, IHS and RoTech have sought guidance as to the interpretation of such laws;

however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of IHS and RoTech. See "Business of IHS -- Government Regulation."

     In 1994 RoTech began to acquire primary care physician practices as part of its strategy to develop integrated healthcare delivery systems. RoTech's acquisitions of primary care physician practices are structured to attempt to comply with federal and state law restrictions on business relationships between RoTech and persons who may be in a position to refer patients to RoTech for the provision of healthcare related items or services. Accordingly, RoTech endeavors to undertake such acquisitions in a manner where the consideration offered and paid is consistent with fair market value in arms-length transactions and is not determined in a manner that takes into account the volume or value of any referrals or business that might otherwise be generated between RoTech and the physician whose practice is to be acquired and for which payment may be made under Medicare or Medicaid. While RoTech believes that its acquisitions do not entail any form of unlawful remuneration, there can be no assurance that enforcement authorities will not attempt to construe the consideration exchanged in certain acquisition transactions as entailing unlawful remuneration and to challenge such transactions on such basis. In many states, the "corporate practice of medicine doctrine" prohibits business corporations from providing, or holding themselves out as providers of, medical care through the employment of physicians. Although the two states in which RoTech has acquired practices of primary care physicians, Florida and Mississippi, have not adopted this prohibition, there can be no assurance that either state will not adopt this doctrine in the future. Enforcement of such doctrine could require divestiture of acquired practices or restructuring of physician relationships.

     Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of IHS' operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays in, and the expenses associated with, obtaining such approvals.

     IHS and RoTech are unable to predict the future course of federal, state or local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on IHS' and/or RoTech's business, results of operations and financial condition. See "-- Risk of Adverse Effect of Healthcare Reform."

COMPETITION

     The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. IHS and RoTech compete on a local and regional basis with other providers on the basis of the breadth and quality of their services, the quality of their facilities and, to a more limited extent, price. IHS also competes with other providers in the acquisition and development of additional facilities and service providers. IHS' current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, other home healthcare companies and similar institutions, many of which have significantly greater financial and other resources than IHS. In addition, IHS competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to IHS.
New service introductions and enhancements, acquisitions, continued industry consolidation and the development of strategic relationships by IHS' and RoTech's competitors could cause a significant decline in sales or loss of market acceptance of IHS' and RoTech's services or intense price competition or make IHS' and/or RoTech's services noncompetitive. Further, technological advances in drug delivery systems and the development of new medical treatments that cure certain complex diseases or reduce the need for healthcare services could adversely impact the business of IHS and RoTech. There can be no assurance that IHS and RoTech will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on IHS' or RoTech's business, financial condition and results of operations. IHS and RoTech also compete with various healthcare providers with respect to attracting and retaining qualified management and other personnel. Any significant failure by IHS and RoTech to attract and retain qualified employees could have a material adverse effect on their business, results of operations and financial condition. See "Business of IHS -- Competition."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     IHS' Third Restated Certificate of Incorporation and By-laws, as well as the General Corporation Law of the State of Delaware (the "DGCL"), contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of IHS. These provisions could limit the price that certain investors might be willing to pay in the future for shares of IHS Common Stock. Certain of these provisions allow IHS to issue, without stockholder approval, preferred stock having voting rights senior to those of the IHS Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the IHS Stockholders' Rights Plan, which provides for discount purchase rights to certain stockholders of IHS upon certain acquisitions of 20% or more of the outstanding shares of IHS Common Stock, may also inhibit a change in control of IHS. As a Delaware corporation, IHS is subject to Section 203 of the DGCL which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain conditions are satisfied. See "Description of IHS Capital Stock -- Certain Provisions of IHS' By-Laws and the DGCL" and "-- IHS Stockholders' Rights Plan."

POSSIBLE VOLATILITY OF STOCK AND DEBENTURE PRICES

     There may be significant volatility in the market price for the Debentures and the IHS Common Stock. Quarterly operating results of IHS, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting IHS or its competitors, could cause the market price of the Debentures and the IHS Common Stock to fluctuate substantially. Fluctuations in the market price of the IHS Common Stock will likely cause fluctuations in the market price of the Debentures. In addition, in recent years the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such companies. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon IHS' business, operating results and financial condition.

TAX MATTERS

     See "Certain Federal Income Tax Considerations" for a discussion of certain tax matters that should be considered in evaluating the Offer.

                             IHS RECENT DEVELOPMENTS


NINE MONTH RESULTS

     Set forth below is certain unaudited summary financial information with respect to IHS' results of operations for the nine months ended September 30, 1996 and 1997 and balance sheet data as of September 30, 1997.



                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                        1996          1997
                                                                     -----------   -----------
                                                                     (IN THOUSANDS EXCEPT PER
                                                                          SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net Revenues:
   Basic medical services  .......................................   $296,468      $ 268,268
   Specialty medical services ....................................    658,297      1,093,571
   Management services and other .................................     35,036         29,285
                                                                     --------      ---------
    Total revenues   .............................................    989,801      1,391,124
                                                                     --------      ---------
Costs and Expenses:
   Operating expenses   ..........................................    745,346      1,039,618
   Corporate administrative and general   ........................     44,890         56,068
   Depreciation and amortization .................................     25,909         47,818
   Rent  .........................................................     53,980         75,322
   Interest, net  ................................................     46,033         71,991
   Non-recurring charges (income), net (1)   .....................    (34,298)        20,047
                                                                     --------      ---------
    Total costs and expenses  ....................................    881,860      1,310,864
                                                                     --------      ---------
Earnings before income taxes and extraordinary items  ............    107,941         80,260
Federal and state income taxes   .................................     62,352         31,301
                                                                     --------      ---------
      Earnings before extraordinary items ........................     45,589         48,959
Extraordinary items (2) ..........................................      1,431         20,552
                                                                     --------      ---------
      Net earnings   .............................................   $ 44,158      $  28,407
                                                                     ========      =========
Per Common Share (fully-diluted) (3):
 Earnings before extraordinary items   ...........................   $   1.68      $    1.57
      Net earnings  ..............................................       1.64           1.00
                                                                     ========      =========
Weighted average number of common and common equiva-
    lent shares outstanding (3) ..................................     31,477         35,803
                                                                     ========      =========


                                                                                  SEPTEMBER 30,
                                                                                     1997
                                                                                ---------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and temporary investments ..................................                $  880,880
 Working capital .................................................                   975,712
 Total assets ....................................................                 3,232,080
 Long-term debt, including current portion  ......................                 2,198,765
 Stockholders' equity  ...........................................                $  627,424

----------

(1) In 1996, consists of a gain of $34,298,000 from the Pharmacy Sale. Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1997, consists primarily of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale, (ii) the write-off of $6,553,000 of accounting, legal and other costs resulting from the proposed Coram Merger Transaction, (iii) the payment to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction, (iv)
     a gain of $4,635,000 from the sale of its remaining 37.3% interest in Integrated Living Communities, Inc. and (v) a $4,635,000 exit cost in the third quarter resulting from the closure of certain redundant activities in connection with the Merger. See "Unaudited Pro Forma Financial Information."


(2) In the nine months ended September 30, 1996, IHS recorded a loss on extinguishment of debt of $2,327,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the nine months ended September 30, 1996 as an extraordinary loss of $1,431,000. During the nine months ended September 30, 1997, IHS recorded a loss on extinguishment of debt of $33,692,000, representing approximately
     (i) $23,554,000 of cash payments for premium and consent fees relating to the early extinguishment of $214,868,000 aggregate principal amount of IHS' senior subordinated notes and (ii) $10,138,000 of deferred financing costs written-off in connection with the early extinguishment of such senior subordinated notes and the Prior Credit Facility (as defined below). Such loss, reduced by the related income tax effect of $13,140,000, is presented in the statement of operations for the nine months ended September 30, 1997 as an extraordinary loss of $20,552,000. See "IHS Recent Developments -- New Credit Facility" and "-- Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes."

(3) The weighted average number of common and common equivalent shares outstanding for the nine months ended September 30, 1996 and 1997 includes the assumed conversion of IHS' convertible subordinated debentures into IHS Common Stock. Additionally, interest expense and amortization of underwriting costs related to such debentures are added, net of tax, to income for the purpose of calculating fully-diluted earnings per share. Such amounts aggregated $7,416,000 and $7,356,000 for the nine months ended September 30, 1996 and 1997, respectively.


PROPOSED ACQUISITION OF LONG-TERM CARE FACILITIES AND OTHER ASSETS FROM HEALTHSOUTH CORPORATION

     On  November  3,  1997,  IHS and  HEALTHSOUTH  Corporation  ("HEALTHSOUTH")
entered into an agreement pursuant to which IHS agreed to acquire from HEALTHSOUTH 139 owned, leased or managed long-term care facilities, 12 specialty hospitals, a contract therapy business having over 1,000 contracts and an institutional pharmacy business serving approximately 38,000 beds. The businesses being acquired, which had annual revenues of approximately $925 million for the 12 months ended August 31, 1997, were acquired by HEALTHSOUTH in its recent acquisition of Horizon/CMS Healthcare Corporation.

     Under the terms of the agreement, IHS will pay $1.15 billion in cash and assume approximately $100 million in debt. IHS will fund the purchase price with available cash from term loan borrowings under the New Credit Facility and the sale of the 9 1/4% Senior Notes and borrowings under the revolving credit portion of the New Credit Facility. On a pro forma basis after giving effect to the acquisition of these businesses from HEALTHSOUTH, the Merger, the CCA Acquisition and the Coram Lithotripsy Acquisition, IHS' total debt, including current portion, accounted for approximately 74% of its total pro forma capitalization as of September 30, 1997. Consummation of the transaction, which is expected to close by December 31, 1997, is subject to, among other things, receipt of required regulatory approvals, consent of IHS' senior lenders and other customary conditions.

     There can be no assurance that this transaction will close on these terms, on different terms or at all.


NEW CREDIT FACILITY

     On September 15, 1997, IHS entered into a $1.75 billion revolving credit and term loan facility with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility") to replace its existing $700 million revolving credit facility. The New Credit Facility consists of a $750 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility, including a $100 million letter of credit subfacility and a $10 million swing line subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on September 17, 1997, matures on September 30, 2004 and will be amortized beginning December 31, 1998 as follows: 1998 -- $7.5 million; each of 1999, 2000, 2001 and 2002 -- $7.5 million (payable in equal quarterly installments); 2003 -- $337.5 million (payable in equal quarterly installments); and 2004 -- $375 million (payable in equal quarterly installments). Any unpaid balance will be due on the maturity date. The Term Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) one and three-quarters percent or two percent (depending on the ratio of IHS' Debt (as defined in the New Credit Facility) to earnings before interest, taxes, depreciation, amortization and rent, pro forma for any acquisitions or divestitures during the measurement period (the "Debt/EBITDAR Ratio")) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one-half percent or three-quarters of one percent (depending on the Debt/EBITDAR Ratio). The Term Facility can be prepaid at any time in whole or in part without penalty.

     The Revolving Facility will reduce to $800 million on September 30, 2001 and $500 million on September 30, 2002, with a final maturity on September 15, 2004; however, the $100 million letter of credit subfacility and $10 million swing line subfacility will remain at $100 million and $10 million, respectively, until final maturity. The Revolving Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) between three-quarters of one percent and one and three-quarters percent (depending on the Debt/EBITDAR Ratio) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of
(a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one-half percent (depending on the Debt/EBITDAR Ratio). Amounts repaid under the Revolving Facility may be reborrowed prior to the maturity date.

     The New Credit Facility limits IHS' ability to incur indebtedness or contingent obligations, to make additional acquisitions, to sell or dispose of assets, to create or incur liens on assets, to pay dividends, to purchase or redeem IHS' stock and to merge or consolidate with any other person. In addition, the New Credit Facility requires that IHS meet certain financial ratios, and provides the banks with the right to require the payment of all amounts outstanding under the facility, and to terminate all commitments under the facility, if there is a change in control of IHS or if any person other than Dr. Robert N. Elkins, IHS' Chairman and Chief Executive Officer, or a group managed by Dr. Elkins, owns more than 40% of IHS' stock. The New Credit Facility is guaranteed by all of IHS' subsidiaries (other than inactive subsidiaries), including RoTech, and secured by a pledge of all of the stock of substantially all of IHS' subsidiaries, including RoTech.

     The New  Credit  Facility  replaced  IHS'  $700  million  revolving  credit facility (the "Prior Credit Facility"). As a result, IHS recorded an extraordinary loss on extinguishment of debt of approximately $2.4 million (net of related tax benefit of approximately $1.6 million) in the third quarter of 1997 resulting from the write-off of deferred financing costs of $4.0 million related to the Prior Credit Facility.

RECENT ACQUISITIONS

     RoTech Acquisition. On October 21, 1997, IHS acquired RoTech through merger of a wholly-owned subsidiary of IHS into RoTech (the "Merger"), with RoTech becoming a wholly-owned subsidiary of IHS. RoTech provides home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, primarily to patients in non-urban areas. RoTech currently operates 631 home health locations in 36 states and approximately 26 primary care physicians practices.

     Under the terms of the Merger, holders of RoTech Common Stock received for each share of RoTech Common Stock 0.5806 of a share of IHS Common Stock (the "Exchange Ratio"), having a market value of $19.16 based on the $33.00 closing price of the IHS Common Stock on October 21, 1997, the effective date of the Merger. Options to purchase RoTech Common Stock ("RoTech Options") were converted at the closing into options to purchase IHS Common Stock based on the Exchange Ratio. IHS issued approximately 15,350,670 shares of IHS Common Stock in the Merger, and reserved for issuance approximately 1,841,700 shares of IHS Common Stock issuable upon exercise of RoTech Options. In addition, the Debentures became convertible into approximately 2,433,000 shares of IHS Common Stock at a conversion price of $45.21 per share of IHS Common Stock. At October 20, 1997, IHS had outstanding 26,852,396 shares of IHS Common Stock. At September 30, 1997, IHS had outstanding options and warrants to purchase approximately 9,000,000 shares of IHS Common Stock, and had reserved for issuance 7,989,275 shares upon conversion of $258,750,000 principal amount of outstanding convertible debentures. The Merger consideration aggregated approximately $514.8 million, substantially all of which will be recorded as goodwill. The transaction will be treated as a purchase for accounting and financial reporting purposes. IHS repaid the $199.7 million of RoTech bank debt assumed in the transaction with the proceeds of the term loans under its New Credit Facility. See "Unaudited Pro Forma Financial Information."


     Coram Lithotripsy Acquisition. IHS acquired, effective September 30, 1997, substantially all of the assets of Coram's Lithotripsy Division, which operates 20 mobile lithotripsy units and 13 fixed-site machines in 180 locations in 18 states. The Coram Lithotripsy Division also provides maintenance services to its own and third-party equipment. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones.

     IHS paid approximately $130.0 million in cash for the Coram Lithotripsy Division, and assumed $1.0 million of intercompany debt to Coram. The Coram Lithotripsy Division had revenues of $49.0 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $28.8 million (before minority interest) for the year ended December 31, 1996 and revenues of $23.9 million and EBITDA of $14.3 million (before minority interest) for the six months ended June 30, 1997.

     IHS has assumed Coram's agreements with its lithotripsy partners, which contemplate that IHS will acquire the remaining interest in each partnership at a defined price in the event that legislation is passed or regulations are adopted or interpreted that would prevent the physician partners from owning an interest in the partnership and using the partnership's lithotripsy equipment for the treatment of his or her patients. Coram has represented to IHS that its partnership arrangements with physicians in its lithotripsy business are in compliance with current law.

     Within the last three years, HCFA released a proposed rule defining the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. This proposed rule has not been finalized. IHS cannot predict what the final rate for such reimbursement will be or what effect, if any, the adoption of this proposed rule would have on lithotripsy revenue and whether this decreased reimbursement rate will be applied to lithotripsy procedures performed at hospitals, where a majority of IHS' lithotripsy machines are currently utilized.

     CCA Acquisition. On September 25, 1997, IHS acquired, through a cash tender offer and subsequent merger, CCA for a purchase price of approximately $34.3 million in cash. In addition, in connection with the CCA Acquisition IHS repaid approximately $58.0 million of indebtedness assumed in the CCA Acquisition with the proceeds of the term loans under its New Credit Facility and assumed approximately $27.2 million of indebtedness. CCA develops and operates skilled nursing facilities in medically underserved rural communities. CCA currently operates 54 licensed long-term care facilities with 4,450 licensed beds (of which 20 facilities are being held for sale), one rural healthcare clinic, two outpatient rehabilitation centers, one child day care center and 124 assisted living units within seven of the facilities which CCA operates. CCA currently operates in Alabama, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Maine, Missouri, Nebraska, Texas and Wyoming. According to CCA's filings with the Commission, CCA had revenues of $127.5 million and a net loss of $18.9 million for the year ended December 31, 1996 and revenues of $65.5 million and a net loss of $2.4 million for the six months ended June 30, 1997. Dr. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of IHS, beneficially owned approximately 21.0% of CCA's outstanding common stock (excluding warrants owned by IHS to purchase approximately 13.5% of CCA's common stock).

FIRST AMERICAN ACQUISITION

     On October 17, 1996, IHS acquired through merger First American Health Care of Georgia, Inc., a provider of home health services in 21 states, principally Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. IHS believes the acquisition of First American is an important component in the implementation of its post-acute care network. See "Business of IHS -- Company Strategy."

     The purchase price for First American was $154.1 million in cash plus contingent payments of up to $155 million. The contingent payments will be payable if (i) legislation is enacted that changes the Medicare reimbursement methodology for home health services to a prospectively determined rate methodology, in whole or in part, or (ii) in respect of any year the percentage increase in the seasonally unadjusted Consumer Price Index for all Urban Consumers for the Medical Care expenditure category (the "Medical CPI") is less than 8% or, even if the Medical CPI is greater than 8% in such year, in any subsequent year prior to 2004 the percentage increase in the Medical CPI is less than 8%. If payable, the contingent payments will be paid as follows: $10 million for 1999, which must be paid on or before February 14, 2000; $40 million for 2000, which must be paid on or before February 14, 2001; $51 million for 2001, which must be paid on or before February 14, 2002; $39 million for 2002, which must be paid on or before February 14, 2003; and $15 million for 2003, which must be paid on or before February 14, 2004. IHS has concluded, based on its current expectations with respect to the Medical CPI, that the contingent payments due in 2000 and 2001 are probable of occurrence. Accordingly, IHS has accrued on its balance sheet a long-term liability representing the present value of the $50 million aggregate contingent payments due in 2000 and 2001, which at June 30, 1997 aggregated $35.3 million. IHS borrowed the cash purchase price paid at the closing under its revolving credit facility. $115 million of the $154.1 million paid at closing was paid to HCFA, the Department of Justice and the United States Attorney for the Southern District of Georgia in settlement of claims by the United States government seeking repayment from First American of certain overpayments and unallowable reimbursements under Medicare. The total settlement with the United States government was $255 million; the remaining $140 million will be paid from the contingent payments to the extent such payments become due. In addition, HCFA and First American agreed to a specified bi-weekly PIP payment from August 27, 1996 through December 31, 1996, without adjustment for any liability, overpayment or underpayment.

     Substantially all of First American's revenues are derived from Medicare. The following table summarizes certain selected financial and operating data of First American for the three years ended December 31, 1995 and the nine months ended September 30, 1995 and 1996. The selected historical financial information of First American has been derived from, and should be read in conjunction with, the historical consolidated financial statements of First American, including the notes thereto, incorporated by reference herein. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results achieved for the full fiscal year.


                                                                               NINE MONTHS
                                                                                  ENDED
                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                --------------------------------------- -----------------------
                                    1993         1994         1995          1995         1996
                                ------------ ------------ ------------- ------------ ----------
                                                        ($ IN THOUSANDS)
Total revenues(1)  ............ $ 340,897    $ 452,163     $  563,747   $ 439,873    $ 370,654
Total expenses  ...............   356,387      496,647        673,658     515,332      402,106
Loss from operations  .........   (15,490)     (44,484)      (109,911)    (75,459)     (31,452)
Net loss  .....................   (15,557)     (55,314)      (110,376)    (75,776)     (36,189)
Visits to patient homes  ...... 5,036,000    7,433,203      9,024,271   6,966,451    5,731,026
Number of States   ............        17           22             23          21           21
Number of service locations ...       288          379            456         426          410
Number of employees (est.)  ...     9,000       12,000         16,000      15,000       13,700

----------

(1) As a result of the settlement of the HCFA claims, First American recorded reductions to patient service revenues of $8.7 million for the period ending December 31, 1992, $11.4 million, $29.3 million and $54.6 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $41.0 million and $10.4 million for the nine months ended September 30, 1995 and 1996, respectively.


     See "Risk Factors -- Risks Related to Historical Financial Performance of First American" and "Unaudited Pro Forma Financial Information."

OTHER ACQUISITIONS AND DIVESTITURES

     IHS continues to acquire and lease additional geriatric care facilities, enter into new management agreements, acquire rehabilitation, home healthcare and related service companies and implement its strategy of expanding the range of related services it offers directly to its patients in order to serve the full spectrum of patients' post-acute care needs. See "Risk Factors -- Risks Associated with Growth Through Acquisitions and Internal Development" and "Unaudited Pro Forma Financial Information."

     From January 1 through October 31, 1997, IHS has, in addition to the acquisitions described above, acquired nine home healthcare companies, five mobile diagnostic companies and two rehabilitation companies. The total cost for these acquisitions was approximately $99.5 million. In July 1997, IHS sold its remaining 37% interest in its assisted living services subsidiary pursuant to a cash tender offer. IHS recognized a gain of approximately $4.6 million during the third quarter of 1997 as a result of this transaction. In addition to the proposed transaction with HEALTHSOUTH described above, IHS has also reached a definitive agreement to purchase a home infusion company for approximately $16.2 million. IHS has reached agreements-in-principle to purchase three mobile diagnostic companies for approximately $8.2 million, four home health companies for approximately $48.3 million, a rehabilitation company for approximately $11.1 million and a lithotripsy company for approximately $11.2 million. IHS has also agreed in principle to assume leases of three skilled nursing facilities for $3.7 million. There can be no assurance that any of these pending acquisitions will be consummated on the proposed terms, on different terms or at all. See "Unaudited Pro Forma Financial Information."

     In developing its post-acute healthcare system, IHS continuously evaluates whether owning and operating businesses which provide certain ancillary services, or contracting with third parties for such services, is more cost-effective. As a result, IHS is continuously evaluating its existing operations to determine whether to retain or divest operations. To date, IHS has divested its pharmacy division and its assisted living services division, and may divest additional divisions or assets in the future. See "Unaudited Pro Forma Financial Information."

REPURCHASE OF 9 5/8% SENIOR SUBORDINATED NOTES AND 10 3/4% SENIOR SUBORDINATED NOTES

     On May 30, 1997 IHS completed cash tender offers to purchase its outstanding 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes") and its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes") and related consent solicitations to eliminate certain restrictive covenants and other provisions in the indentures pursuant to which the 9 5/8% Senior Notes and 10 3/4% Senior Notes were issued in order to improve the operating and financial flexibility of the Company. The consideration paid pursuant to the tender offer and consent solicitation to holders of the 9 5/8% Senior Notes who tendered their notes (and thereby delivered consents to the proposed amendments to the indenture pursuant to which the 9 5/8% Senior Notes were issued) prior to 12:00 midnight, New York City time, on May 14, 1997 (the "Consent Date") was $1,094.00 plus accrued and unpaid interest to but not including the payment date in respect of each $1,000 principal amount tendered, consisting of $1,089.00 plus accrued and unpaid interest as tender offer consideration and $5.00 as a consent payment. The total consideration paid pursuant to the tender offer and consent solicitation to holders of the 10 3/4% Senior Notes who tendered their notes (and thereby delivered consents to the proposed amendments to the indenture pursuant to which the 10 3/4% Senior Notes were issued) prior to 12:00 midnight, New York City time, on the Consent Date was $1,119.50 plus accrued and unpaid interest to but not including the payment date in respect of each $1,000 principal amount tendered, consisting of $1,114.50 plus accrued and unpaid interest as tender offer consideration and $5.00 as a consent payment. Of the $115,000,000 aggregate principal amount of the 9 5/8% Senior Notes outstanding, an aggregate of $114,975,000 principal amount of such notes was tendered. Of the $100,000,000 aggregate principal amount of the 10 3/4% Senior Notes outstanding, an aggregate of $99,893,000 principal amount of such notes was tendered. IHS used approximately $247.2 million of the net proceeds from the sale of $450,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2007 to pay the tender offer and consent solicitation payments and accrued interest.

SALE OF 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     On May 30, 1997, IHS sold privately an aggregate of $450 million principal amount of its 9 1/2% Senior Subordinated Notes due 2007 to Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "9 1/2% Initial Purchasers"). The 9 1/2% Senior Subordinated Notes were subsequently resold by the 9 1/2% Initial
Purchasers pursuant to Rule 144A under the Securities Act. IHS used approximately $247.2 million of the net proceeds to repurchase substantially all its outstanding 9 5/8% Senior Notes and 10 3/4% Senior Notes and the remaining $191.0 million of net proceeds to pay down borrowings under its Prior Credit Facility. See "Description of Certain IHS Indebtedness -- 9 1/2% Senior Subordinated Notes due 2007."

SALE OF 9 1/4% SENIOR SUBORDINATED NOTES DUE 2008

     On September 11, 1997, IHS sold privately an aggregate of $500 million principal amount of its 9 1/4% Senior Subordinated Notes due 2008 to Smith Barney Inc., Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Citicorp Securities, Inc. (the "9 1/4% Initial Purchasers"). The 9 1/4% Senior Notes were subsequently resold by the 9 1/4% Initial Purchasers pursuant to Rule 144A under the Securities Act. IHS used approximately $319.5 million of the net proceeds to repay all amounts outstanding under its Prior Credit Facility. IHS intends to use the remaining approximately $166.9 million of net proceeds for general corporate purposes, including working capital, and for potential acquisitions. See "Description of Certain IHS Indebtedness -- 9 1/4% Senior Subordinated Notes due 2008."

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma statements of operations of IHS give effect to (i) the Merger, which will be accounted for as a purchase (including the effect of the refinancing of certain RoTech indebtedness in connection with the Merger), (ii) the sale by IHS of its pharmacy division in July 1996 (the "Pharmacy Sale"), (iii) the sale by IHS of a majority interest in its assisted living services subsidiary ("ILC") in October 1996 (the "ILC Offering"), (iv) the acquisition by IHS of First American in October 1996 (the "First American Acquisition"), and (v) the acquisition by IHS of (a) Vintage Health Care Center, a skilled nursing and assisted living facility, in January 1996 (the "Vintage Acquisition"), (b) Rehab Management Systems, Inc., an outpatient rehabilitation company, in March 1996 (the "RMS Acquisition"), (c) Hospice of the Great Lakes, Inc., a hospice company, in May 1996 (the "Hospice Acquisition"), (d) J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation center, in August 1996 (the "J.R. Rehab Acquisition"), (e) Extendicare of Tennessee, Inc., a home health company, in August 1996 (the "Extendicare Acquisition"), (f) Edgewater Home Infusion Services, Inc., a home infusion company, in August 1996 (the "Edgewater Acquisition"), (g) Century Home Services, Inc., a home health services company, in September 1996 (the "Century Acquisition"), (h) Signature Home Care, Inc., a home health company, in September 1996 (the "Signature
Acquisition"), (i) Mediq Mobile X-Ray Services, Inc., a mobile diagnostics company, in November 1996 (the "Mediq Acquisition"), (j) Total Rehab Services, LLC and Total Rehab Services 02, LLC, providers of contract rehabilitation and respiratory services, in November 1996 (the "Total Rehab Acquisition"), (k) Lifeway Inc., a physician management and disease management company, in November 1996 (the "Lifeway Acquisition"), (l) In-Home Health Care, Inc., a home health company, in January 1997 (the "In-Home Acquisition"), (m) Portable X-Ray Labs, Inc., a mobile diagnostics company, in February 1997 (the "Portable X-Ray Acquisition"), (n) Coastal Rehabilitation, Inc., an inpatient rehabilitation company, in April 1997 (the "Coastal Acquisition"), (o) Health Care Industries, Inc., a home health company, in June 1997 (the "Health Care Industries Acquisition"), and (p) Rehab Dynamics, Inc. and Restorative Therapy, Ltd., related contract rehabilitation companies, in June 1997 (the "Rehab Dynamics Acquisition"). The pro forma statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 were prepared as if all of the foregoing transactions were consummated on January 1, 1996. The pro forma combined balance sheet gives effect to the Merger (including the effect of the refinancing of certain RoTech indebtedness in connection with the Merger) as if the Merger had occurred on June 30, 1997.

     The pro forma financial information does not give pro forma effect to (i) IHS' acquisition of CCA and the Coram Lithotripsy Division, (ii) the New Credit Facility, (iii) the sale of IHS' remaining 37.3% interest in Integrated Living Communities, Inc., (iv) the acquisition by IHS of the assets of five small ancillary service businesses during the six months ended June 30, 1997, (v) the acquisition by IHS of four home healthcare companies and one mobile diagnostic company during the three months ended September 30, 1997 or (vi) the sale by IHS of the 9 1/4% Senior Notes in September 1997.

     The pro forma adjustments are based upon available information and certain assumptions that IHS management believes are reasonable. The unaudited pro forma financial information set forth below is not necessarily indicative of IHS' financial position or the results of operations that actually would have occurred if the transactions had been consummated on the dates shown. In addition, they are not intended to be a projection of results of operations that may be obtained by IHS in the future. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this Offer to Purchase. See "Incorporation of Certain Documents by Reference."

                        INTEGRATED HEALTH SERVICES, INC.
              PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 1997
                                   (UNAUDITED)

                                 (IN THOUSANDS)


                                                            ASSETS
                                                    IHS             ROTECH               PRO FORMA            PRO FORMA
                                                HISTORICAL*     HISTORICAL(1)**         ADJUSTMENTS            COMBINED
                                               -------------   -----------------   ----------------------   --------------
Current Assets:
 Cash and cash equivalents   ...............    $   43,105         $ 12,819                                  $   55,924
 Temporary investments .....................         2,367               --                                       2,367
 Patient accounts and third-party payor
   settlements receivable, net  ............       344,144          112,341                                     456,485
 Inventories, prepaid expenses and
   other current assets   ..................        28,931           26,980                                      55,911
 Income tax receivable    ..................        30,617               --         $          800 (2)           31,417
                                                ----------         --------         ----------------         ----------
   Total current assets   ..................       449,164          152,140                    800              602,104
                                                ----------         --------         ----------------         ----------
Property, plant and equipment, net .........       910,772          131,240                                   1,042,012
Intangible assets   ........................       633,206          272,795                306,967 (3)        1,212,968
Other assets  ..............................       149,505            4,557                                     154,062
                                                ----------         --------         ----------------         ----------
    Total assets ...........................    $2,142,647         $560,732         $      307,767           $3,011,146
                                                ==========         ========         ================         ==========

                                                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current maturities of long-term debt ......    $   13,161         $180,991         $     (180,991)(4)       $   13,161
 Accounts payable and accrued                                                                4,750 (2)
  expenses .................................       276,961           30,970                 10,250 (5)          322,931
                                                ----------         --------         ----------------         ----------
   Total current liabilities ...............       290,122          211,961               (165,991)             336,092
                                                ----------         --------         ----------------         ----------
Long-term debt:
 Convertible subordinated debentures .......       258,750          110,000
                                                                                                                368,750
 Other long-term debt less current
   maturities ..............................       946,337               --                180,991 (4)        1,127,328
                                                ----------         --------         ----------------         ----------
   Total long-term debt   ..................     1,205,087          110,000                180,991            1,496,078
                                                ----------         --------         ----------------         ----------
Other long-term liabilities(6)  ............        35,315               --                                      35,315
Deferred income taxes  .....................        25,073           20,735                                      45,808
Deferred gain on sale-leaseback
 transactions ..............................         5,731               --                                       5,731
Redeemable common stock   ..................            --            4,076                 (4,076)(7)              --
Stockholders' equity:
 Common stock ..............................            25                5                     11 (8)               41
 Additional paid-in capital  ...............       492,892          131,269                383,468 (8)        1,007,629
                                                                                           (83,534)(8)
 Retained earnings (deficit) ...............        89,940           83,534                 (3,950)(2)           85,990
 Treasury stock  ...........................        (1,538)            (848)                   848 (8)           (1,538)
                                                ----------         --------         ----------------         ----------
   Total stockholders' equity   ............       581,319          213,960                296,843            1,092,122
                                                ----------         --------         ----------------         ----------
    Total liabilities and stockholders'
      equity  ..............................    $2,142,647         $560,732         $      307,767           $3,011,146
                                                ==========         ========         ================         ==========

----------
 * As of June 30, 1997

** As of July 31, 1997

                       INTEGRATED HEALTH SERVICES, INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   IHS           PHARMACY             ILC
                                              HISTORICAL(9)   ADJUSTMENTS(10)   ADJUSTMENTS(11)
                                             --------------- ----------------- -----------------
Net revenues:
 Basic medical services   ..................  $   389,773                      $    (16,101)(a)
 Specialty medical services  ...............      999,209    $    (52,331)(a)
 Management services and other  ............       45,713                            (1,020)(a)
                                              -----------                      ------------
    Total revenues  ........................    1,434,695         (52,331)          (17,121)
Costs and expenses:
 Operating, general and administra-
    tive expenses                               1,154,924         (43,279)(a)       (12,453)(a)
 Depreciation and amortization  ............       41,681          (1,785)(a)          (833)(a)
 Rent   ....................................       77,785            (838)(a)        (1,885)(a)
 Interest, net   ...........................       64,110          (3,817)(b)          (963)(b)
 Non-recurring charges (income) ............      (14,457)         34,298 (c)        (8,497)(d)
                                              -----------    ------------      ------------
    Total costs and expenses ...............    1,324,043         (15,421)          (24,631)
 Earnings (loss) before equity in
    earnings (loss) of affiliates, in-
    come taxes and extraordinary
    items  .................................      110,652         (36,910)            7,510
Equity in earnings (loss) of affiliates ....          828                               722
                                              -----------                      ------------
 Earnings (loss) before income
    taxes and extraordinary items  .........      111,480    $    (36,910)     $      8,232
                                                             ============      ============
Federal and state income taxes  ............       63,715
                                              -----------
 Earnings before extraordinary
 items  ....................................  $    47,765
                                              ===========
Earnings before extraordinary items
 per common share:
 Primary   .................................  $      2.03
 Fully-diluted   ...........................         1.82
                                              ===========
Weighted average shares:
 Primary   .................................       23,574
 Fully-diluted   ...........................       31,653
                                              ===========



                                                                    FIRST            OTHER             OTHER         PRO FORMA
                                              FIRST AMERICAN      AMERICAN        ACQUISITIONS     ACQUISITIONS       BEFORE
                                              HISTORICAL(12)     ADJUSTMENTS     HISTORICAL(13)     ADJUSTMENTS       ROTECH
                                             ---------------- ----------------- ---------------- ----------------- -------------
Net revenues:
 Basic medical services   ..................   $       --                          $     292                        $   373,964
 Specialty medical services  ...............      387,547                            173,463                          1,507,888
 Management services and other  ............        3,115                                  3                             47,811
                                               ----------                          ---------                        ------------
    Total revenues  ........................      390,662                            173,758                          1,929,663
Costs and expenses:
 Operating, general and administra-
    tive expenses                                 406,800                            168,766                          1,674,758
 Depreciation and amortization  ............        5,439      $    4,501 (e)          2,087      $    2,381 (e)         53,471
 Rent   ....................................           --                              3,474                             78,536
 Interest, net   ...........................        6,208           9,314 (b)          3,402           3,053 (b)         81,307
 Non-recurring charges (income) ............        3,468                                 --                             14,812
                                               ----------                          ---------                        ------------
    Total costs and expenses ...............      421,915          13,815            177,729           5,434          1,902,884
 Earnings (loss) before equity in
    earnings (loss) of affiliates, in-
    come taxes and extraordinary
    items  .................................      (31,253)        (13,815)            (3,971)         (5,434)            26,779
Equity in earnings (loss) of affiliates ....         (671)                             1,032                              1,911
                                               ----------                          ---------                        ------------
 Earnings (loss) before income
    taxes and extraordinary items  .........   $  (31,924)     $  (13,815)         $  (2,939)     $   (5,434)            28,690
                                               ==========      ==========          =========      ==========
Federal and state income taxes  ............                                                                             17,449
                                                                                                                    ------------
 Earnings before extraordinary
 items  ....................................                                                                        $    11,241
                                                                                                                    ============
Earnings before extraordinary items
 per common share:
 Primary   .................................                                                                        $      0.46
 Fully-diluted   ...........................                                                                               0.65
                                                                                                                    ============
Weighted average shares:
 Primary   .................................                                                             922             24,496
 Fully-diluted   ...........................                                                             922             32,575
                                                                                                  ==========        ============



                                               ROTECH*         ROTECH         PRO FORMA
                                              HISTORICAL     ADJUSTMENTS     CONSOLIDATED
                                             ------------ ----------------- -------------
Net revenues:
 Basic medical services   ..................   $      --                     $   373,964
 Specialty medical services  ...............     344,590                       1,852,478
 Management services and other  ............          --                          47,811
                                              ----------                     ------------
    Total revenues  ........................     344,590                       2,274,253
Costs and expenses:
 Operating, general and administra-
    tive expenses                                258,891                       1,933,649
 Depreciation and amortization  ............      36,074   $    2,850 (e)         92,395
 Rent   ....................................          --                          78,536
 Interest, net   ...........................       9,456          475 (f)         91,238
 Non-recurring charges (income) ............          --                          14,812
                                              ----------                     ------------
    Total costs and expenses ...............     304,421        3,325          2,210,630
 Earnings (loss) before equity in
    earnings (loss) of affiliates, in-
    come taxes and extraordinary
    items  .................................      40,169       (3,325)            63,623
Equity in earnings (loss) of affiliates ....          --                           1,911
                                              ----------                     ------------
 Earnings (loss) before income
    taxes and extraordinary items  .........   $  40,169   $   (3,325)            65,534
                                              ==========   ==========
Federal and state income taxes  ............                                      34,250
                                                                             ------------
 Earnings before extraordinary
 items  ....................................                                 $    31,284
                                                                             ============
Earnings before extraordinary items
 per common share:
 Primary   .................................                                 $      0.80
 Fully-diluted   ...........................                                        0.90
                                                                             ============
Weighted average shares:
 Primary   .................................      25,513      (10,700)            39,309
 Fully-diluted   ...........................      30,063      (12,608)            50,030
                                              ==========   ==========        ============

----------
* 12 months ended January 31, 1997

                        INTEGRATED HEALTH SERVICES, INC.
                        PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                                   (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                OTHER
                                                              IHS            PHARMACY        ACQUISITIONS
                                                         HISTORICAL(14)   ADJUSTMENTS(10)   HISTORICAL(15)
                                                        ---------------- ----------------- ----------------
Net revenues:
 Basic medical services  ..............................     $176,810                           $     --
 Specialty medical services ...........................      722,802                             18,379
 Management services and other ........................       19,304
                                                            ---------                          --------
    Total revenues ....................................      918,916                             18,379
Costs and expenses:
 Operating, general and administrative expenses  ......      727,299                             15,649
 Depreciation and amortization ........................       30,844                                135
 Rent  ................................................       49,795                                547
 Interest, net  .......................................       44,645                                 88
 Non-recurring charges, net ...........................       20,047      $    7,578 (c)             --
                                                            ---------     ----------           ---------
    Total costs and expenses   ........................      872,630           7,578             16,419
 Earnings (loss) before equity in earnings of affili-
    ates, income taxes and extraordinary items                46,286          (7,578)             1,960
Equity in earnings of affiliates  .....................           98                                 --
                                                            ---------     ----------           ---------
 Earnings (loss) before income taxes and
    extraordinary items  ..............................       46,384      $   (7,578)          $  1,960
                                                                          ==========           =========
Federal and state income taxes ........................       18,090
                                                            ---------
 Earnings before extraordinary items    ...............     $ 28,294
                                                            =========
Earnings before extraordinary items per common share:
 Primary  .............................................     $   1.05
 Fully-diluted  .......................................         0.92
                                                            =========
Weighted average shares:
 Primary  .............................................       26,963
 Fully-diluted  .......................................       36,233
                                                            =========
                                                            OTHER       PRO FORMA
                                                         ACQUISITIONS    BEFORE      ROTECH            ROTECH          PRO FORMA
                                                         ADJUSTMENTS     ROTECH    HISTORICAL*      ADJUSTMENTS       CONSOLIDATED
                                                        -------------- ---------- ------------- -------------------- -------------
Net revenues:
 Basic medical services  ..............................                 $176,810    $      --                         $   176,810
 Specialty medical services ...........................                  741,181      234,549                             975,730
 Management services and other ........................                   19,304           --                              19,304
                                                                        ---------   ----------                        ------------
    Total revenues ....................................                  937,295      234,549                           1,171,844
Costs and expenses:
 Operating, general and administrative expenses  ......                  742,948      173,250                             916,198
 Depreciation and amortization ........................  $    306 (e)     31,285       24,700    $     (2,139)(e)          53,846
 Rent  ................................................                   50,342           --                              50,342
 Interest, net  .......................................       399 (b)     45,132        7,996             577 (f)          53,705
 Non-recurring charges, net ...........................                   27,625           --                              27,625
                                                         --------       ---------   ----------   ------------         ------------
    Total costs and expenses   ........................       705        897,332      205,946          (1,562)          1,101,716
 Earnings (loss) before equity in earnings of affili-
    ates, income taxes and extraordinary items               (705)        39,963       28,603           1,562              70,128
Equity in earnings of affiliates  .....................                        98           --                                  98
                                                         --------       ---------   ----------   --------------       ------------
 Earnings (loss) before income taxes and
    extraordinary items  ..............................  $   (705)        40,061    $  28,603    $      1,562              70,226
                                                         ========                   ==========   ==============
Federal and state income taxes ........................                   18,844                                           32,106
                                                                        ---------                                     ------------
 Earnings before extraordinary items    ...............                 $ 21,217                                      $    38,120
                                                                        =========                                     ============
Earnings before extraordinary items per common share:
 Primary  .............................................                 $   0.78                                      $      0.89
 Fully-diluted  .......................................                     0.71                                             0.82
                                                                        =========                                     ============
Weighted average shares:
 Primary  .............................................       305         27,268       26,715         (11,204)             42,779
 Fully-diluted  .......................................       305         36,538       31,384         (13,162)             54,760
                                                         ========       =========   ==========   ==============       ============

----------
* Six Months ended July 31, 1997.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


(1) Certain amounts have been reclassified to conform the presentation of RoTech and IHS.

(2) Represents nonrecurring charges directly attributable to the Merger, which will be included in IHS' statement of operations within the 12 month period following the transaction. Such charges represent the nonrecurring lump sum payments to certain RoTech officers aggregating $4,750,000 less related income tax benefit of $800,000.

(3) Represents the excess of the purchase price (based on a price per share of IHS Common Stock of $33.00 (the closing price of IHS Common Stock on October 21, 1997 (the date the Merger was consummated)) and using the 26,866,000 shares of RoTech Common Stock outstanding on October 21, 1997
     (including 422,651 shares of redeemable common stock (see note 7 below)) adjusted for the Exchange Ratio of .5806) including estimated direct costs of the Merger of $10,250,000 (see note 5 below), over the estimated fair values of the net assets acquired as follows:


       Merger consideration for RoTech   ..................   $514,753,000
       Direct costs of acquisition ........................     10,250,000
                                                             -------------
                                                               525,003,000
       Stockholders' equity of RoTech (including redeemable
        common stock of $4,076,000)........................    218,036,000
                                                             -------------
                                                              $306,967,000
                                                             =============

(4) Represents the pay down of borrowings outstanding under RoTech's credit facility. Does not reflect the repurchase of the Debentures pursuant to the Offer.

(5)  Represents the estimated  expenses of the Merger of $10,250,000 as follows:
     Non-compete payments to certain officers ($5,000,000); professional fees ($2,500,000); filing fees ($500,000); and other ($2,250,000). Other primarily represents severance payments and related benefits anticipated to be paid to identified employees whose employment will be terminated after the Merger in accordance with a restructuring plan to be adopted.

(6) Represents the present value of contingent payments aggregating $50,000,000 due in 2000 and 2001 relating to the First American Acquisition, which payments IHS deems probable. See "IHS Recent Developments -- First American Acquisition."

(7) Represents 422,651 shares of RoTech Common Stock subject to put options at the sole discretion of the RoTech stockholder at prices ranging from $9.75 to $17.50 per share. The put options expire at various dates between October 1997 and December 1999. Because the put price is below the current market price of the RoTech Common Stock, IHS has assumed for purposes of these pro forma financial statements that the put options will not be exercised and, therefore, the shares of IHS Common Stock issued in exchange for such RoTech Common Stock have not been classified as redeemable common stock, but have been included in stockholders' equity for purposes of the pro forma financial statements.

(8) Represents the Merger consideration of $514,753,000 (see note 3 above), less $16,000 allocated to Common stock and less RoTech's Additional paid-in capital of $131,269,000. Other adjustments represent eliminations of RoTech's equity account balances.

(9) Includes the results of operations of (i) IHS' pharmacy division through July 30, 1996, the date of the Pharmacy Sale, (ii) IHS' assisted living services subsidiary through October 9, 1996, the date of closing of the ILC Offering, (iii) First American from October 17, 1996, the date of closing of the First American Acquisition, (iv) Vintage Health Care Center from January 29, 1996, the date of closing of the Vintage Acquisition, (v) Rehab Management Systems, Inc. from March 19, 1996, the date of closing of the RMS Acquisition, (vi) Hospice of the Great Lakes, Inc. from May 1, 1996, the date of closing of the Hospice Acquisition, (vii) J.R. Rehab Associates, Inc. from August 1, 1996, the date of closing of the J.R. Rehab Acquisition, (viii) Extendicare of Tennessee, Inc. from August 12, 1996, the date of closing of the Extendicare Acquisition, (ix) Edgewater Home Infusion

     Services, Inc. from August 19, 1996, the date of closing of the Edgewater Acquisition, (x) Century Home Services, Inc. from September 13, 1996, the date of closing of the Century Acquisition, (xi) Signature Home Care, Inc. from September 25, 1996, the date of closing of the Signature Acquisition,
     (xii) Mediq Mobile X-Ray Services, Inc. from November 7, 1996, the date of closing of the Mediq Acquisition, (xiii) Total Rehab Services, LLC and Total Rehab Services 02, LLC from November 8, 1996, the date of closing of the Total Rehab Acquisition and (xiv) Lifeway Inc. from November 8, 1996, the date of closing of the Lifeway Acquisition. Also includes from October 9, 1996 IHS' equity in ILC's earnings. See notes 10, 11, 12 and 13 below.

(10) In July 1996, IHS sold its pharmacy division to Capstone Pharmacy Services, Inc. ("Capstone") for a purchase price of $150 million, consisting of cash of $125 million and shares of Capstone common stock having a value of $25 million. IHS used the net proceeds of the sale to repay borrowings under its revolving credit facility. IHS had a pre-tax gain of $34.3 million. Because IHS' investment in the pharmacy division had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. IHS' investment in Capstone common stock of $14.6 million was recorded at carryover cost and classified as securities available for sale. In 1997, IHS recognized the remaining gain of $7.6 million when restrictions on transferability of such shares were removed.

(11) On October 9, 1996, Integrated Living Communities, Inc. ("ILC"), at the time a wholly-owned subsidiary of IHS which provides assisted living and related services to the private pay elderly market, completed an initial public offering of ILC common stock. IHS sold 1,400,000 shares of ILC common stock in the offering, for which it received aggregate net proceeds of approximately $10.4 million. In addition, ILC used approximately $7.4
     million  of  the  net  proceeds   received  by  it  to  repay   outstanding
     indebtedness to IHS. IHS used the net proceeds from the sale to repay borrowings under its credit facility. IHS recorded a pre-tax loss of approximately $8.5 million in the fourth quarter of 1996 as a result of this transaction. On July 2, 1997, IHS sold the remaining 2,497,900 shares of ILC common stock it owned, representing 37.3% of the outstanding ILC common stock, for $11.50 per share in a cash tender offer (the "ILC Sale"). IHS recorded a gain of approximately $4.6 million from the ILC Sale in the third quarter of 1997. The pro forma effect of the ILC Sale is not reflected in the pro forma statements of operations.

(12) In October 1996, IHS acquired through merger First American. The purchase price was $154.1 million in cash, which IHS borrowed under its credit facility, plus contingent payments of up to $155 million payable at various times through 2004. See "IHS Recent Developments -- First American Acquisition."

(13) Consists of the following acquisitions:

          Vintage Acquisition. In January 1996, IHS purchased Vintage Health Care Center, a 220 bed skilled nursing and assisted living facility in Denton, Texas, for $6.9 million. A condominium interest in the assisted living portion of this facility (valued at $3.5 million) was contributed to ILC on June 1, 1996.

          RMS Acquisition. In March 1996, IHS acquired all of the outstanding capital stock of Rehab Management Systems, Inc. ("RMS"), which operates outpatient rehabilitation therapy clinics in central Florida. RMS also managed one therapy and one physician clinic. Total purchase price was $10.0 million, including $8.0 million representing the issuance of 385,542 shares of IHS Common Stock. In addition, IHS incurred direct costs of acquisition of $2.9 million. Total goodwill at the date of acquisition was $12.8 million.

          Hospice of the Great Lakes Acquisition. In May 1996, IHS acquired substantially all the assets of Hospice of the Great Lakes, Inc., a hospice company in Northbrook, Illinois. Total purchase price was $8.2 million representing the issuance of 304,822 shares of IHS Common Stock. IHS incurred direct costs of acquisition of $1.0 million. Total goodwill at the date of acquisition aggregated $9.0 million.

          J.R. Rehab Acquisition. In August 1996, IHS acquired all of the outstanding capital stock of J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation clinic in Mooresville, North Carolina. Total purchase price was approximately $2.1 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $3.2 million.

          Extendicare Acquisition. In August 1996, IHS acquired substantially all of the assets of Extendicare of Tennessee, Inc., a home healthcare company in Memphis, Tennessee. Total purchase price was approximately $3.4 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $1.9 million.

          Edgewater Acquisition. In August 1996, IHS acquired substantially all the assets of Edgewater Home Infusion Services, Inc., a home infusion company in Miami, Florida. Total purchase price was approximately $8.0 million. IHS incurred direct costs of acquisition of $300,000. Total goodwill at the date of acquisition aggregated $7.7 million.

          Century Acquisition. In August 1996, IHS acquired substantially all the assets of Century Health Services, Inc., a home healthcare company in Murfreesboro, Tennessee. Total purchase price was approximately $2.4 million. In addition, IHS used borrowings under its revolving credit facility to repay approximately $1.6 million of debt of Century assumed in the acquisition. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $12.1 million.

          Signature Acquisition. In September 1996, IHS acquired all of the outstanding capital stock of Signature Home Care, Inc., a home care company in Dallas, Texas. Total purchase price was approximately $9.2 million, including $4.7 million representing the issuance of 196,374 shares of IHS Common Stock. In addition, IHS used borrowings under its revolving credit facility to repay approximately $1.9 million of Signature's debt. IHS incurred direct costs of acquisition of $2.5 million. Total goodwill at the date of acquisition aggregated $21.1 million.

          Mediq Acquisition. In November 1996, IHS acquired the assets of Mediq Mobile X-Ray Services, Inc., which provides mobile diagnostic services. The total purchase price was $10.1 million, including $5.2 million representing the issuance of 143,893 shares of IHS Common Stock (after giving effect to the return of 59,828 shares of its Common Stock because of an increase in the share price of IHS Common Stock between the date of issuance and the date such shares were registered for resale). In addition, IHS incurred direct costs of acquisition of $5.5 million. Total goodwill at the date of acquisition was $15.6 million.

          Total Rehab Acquisition. In November 1996, IHS acquired the assets of Total Rehab Services, LLC and Total Rehab Services 02, LLC, which provide contract rehabilitative and respiratory services. The total purchase price was $8.0 million, including $2.7 million representing the issuance of 106,559 shares of IHS Common Stock. In addition, IHS repaid approximately $3.9 million of Total Rehab's debt. In addition, IHS incurred direct costs of acquisition of $1.3 million. Total goodwill at the date of acquisition was $12.0 million.

          Lifeway  Acquisition.  In  November  1996,  IHS  acquired  all  of the outstanding stock of Lifeway, Inc., which provides physician and disease management services. The total purchase price was $900,000 representing the issuance of 38,502 shares of IHS Common Stock. IHS also issued 48,129 shares of Common Stock to Robert Elkins, Chairman and Chief Executive Officer of IHS, in payment of outstanding loans of $1.1 million from Mr. Elkins to Lifeway. In addition, IHS incurred direct costs of acquisition of $275,000.

          In-Home Acquisition. In January 1997, IHS acquired all the outstanding capital stock of In-Home Health Care, Inc. ("In-Home"), a home health company in Salt Lake City, Utah. Total purchase price was $3.2 million. IHS incurred direct costs of acquisition of $250,000. Total goodwill at the date of acquisition aggregated $3.9 million.

          Portable X-Ray Acquisition. In February 1997, IHS acquired substantially all the assets of Portable X-Ray Labs, Inc. ("Portable X-Ray"), a mobile diagnostics company in Anaheim, California. Total purchase price was $4.9 million. IHS incurred direct costs of acquisition of $1.3 million. Total goodwill at the date of acquisition aggregated $5.7 million.

          Coastal Acquisition. In April 1997, IHS acquired substantially all the assets of Coastal Rehabilitation, Inc. ("Coastal"), an inpatient rehabilitation company in Indian Harbour, Florida. Total purchase price was $1.3 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $1.8 million.

          Health Care Industries Acquisition. In June 1997, IHS acquired all the outstanding capital stock of Health Care Industries, Inc. ("Health Care Industries"), a home health company in Florida. Total purchase price was $1.8 million. IHS incurred direct costs of acquisition of $500,000. Total goodwill at the date of acquisition aggregated $2.5 million.

          Rehab Dynamics Acquisition. In June 1997, IHS acquired substantially all the assets of Rehab Dynamics, Inc. and Restorative Therapy, Ltd. (collectively "Rehab Dynamics"), a contract rehab company. Total purchase price was $19.7 million, including $11.5 million representing the issuance of 322,472 shares of IHS Common Stock. IHS incurred direct costs of acquisition of $2.5 million. Total goodwill at the date of acquisition aggregated $21.5 million.

(14) Includes the results of operations from the respective months of acquisition as follows: (i) In-Home from January 10, 1997, (ii) Portable X-Ray from February 5, 1997, (iii) Coastal from April 7, 1997, (iv) Health Care Industries from June 10, 1997, and (iv) Rehab Dynamics from June 20, 1997.

(15) Consists of the In-Home Acquisition, the Portable X-Ray Acquisition, the Coastal Acquisition, the Health Care Industries Acquisition and the Rehab Dynamics Acquisition. See note 13 above.

                                ----------------

For purposes of determining the effects of the acquisitions and divestitures described in Notes 9 through 15 above, including those events which are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on IHS, and (iii) factually supportable, the following estimates and adjustments have been made:

     (a)  Represents actual revenues and expenses of divisions sold.

     (b) Represents (reduction in) additional interest expense resulting from (repayment) borrowings under IHS' revolving credit facility to finance acquisitions based on the interest rate under the revolving credit facility on the date of (repayment) borrowings, as follows:



                          YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)



                                                                DEBT        MONTHS      INTEREST     INTEREST
                                                             (PROCEEDS)     IN 1996       RATE       ADJUSTMENT
                                                            ------------   ---------   ----------   -----------
   Pharmacy .............................................    $ (91,000)       7.0        7.19%       $ (3,817)
   ILC Offering   .......................................      (17,851)       9.0        7.19%           (963)
   First American .......................................      165,000        9.5        7.13%          9,314
                                                             ---------       -----       --------    --------
   Other Acquisitions
      In-Home Health ....................................        3,200       12.0        7.38%            236
      Portable X-Ray ....................................        4,900       12.0        7.25%            355
      Coastal  ..........................................        1,250       12.0        7.19%             90
      Health Care Industries  ...........................        1,825       12.0        7.19%            131
      Rehab Dynamics ....................................        8,203       12.0        7.19%            590
      Total Rehab .......................................        5,300       10.0        7.13%            315
      Mediq .............................................        4,942       10.0        7.13%            294
      Century  ..........................................        2,390        8.5        7.25%            123
      Signature   .......................................        4,519        9.0        7.19%            244
      Edgewater   .......................................        7,974        7.5        7.25%            361
      Extendicare .......................................        3,410        7.5        7.25%            155
      J.R. Rehab  .......................................        2,100        7.0        7.25%             89
      RMS   .............................................        2,000        2.5        6.88%             29
      Vintage  ..........................................        6,932        1.0        7.06%             41
                                                             ---------                               --------
      Total Other .......................................       58,945                                  3,053
   Total    .............................................    $ 115,094                   7.10%(1)    $  7,587
                                                             =========                               ========
      Effect of  1/8% reduction in interest expense   ...    $ 115,094                   6.98%(1)    $  7,433
      Effect of  1/8% increase in interest expense ......    $ 115,094                   7.23%(1)    $  7,699

----------

(1) Percentage is weighted average based on amount (repaid) borrowed.


                         SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)


                                                               DEBT        MONTHS      INTEREST     INTEREST
                                                            (PROCEEDS)     IN 1997       RATE       ADJUSTMENT
                                                           ------------   ---------   ----------   -----------
   Other Acquisitions
      In-Home Health   .................................     $ 3,200          .5        7.38%         $ 10
      Portable X-Ray   .................................       4,900         1.3        7.25%           37
      Coastal ..........................................       1,250         3.3        7.19%           24
      Health Care Industries ...........................       1,825         5.3        7.19%           57
      Rehab Dynamics   .................................       8,203         5.5        7.19%          271
                                                             --------                                 -----
                                                             $19,378                    7.24%(1)      $399
                                                             ========                                 =====
   Effect of  1/8% reduction in interest expense  ......     $19,378                    7.11%(1)      $392
   Effect of  1/8% increase in interest expense   ......     $19,378                    7.36%(1)      $406

----------
(1) Percentage is weighted average based on amount (repaid) borrowed.

     (c) Represents gain on the sale of the pharmacy division of $34,298,000 and $7,578,000 recorded in 1996 and 1997, respectively.

     (d)  Represents loss on sale of shares in the ILC Offering.

     (e) Represents additional amortization relating to goodwill and other intangibles recorded as a result of the acquisition, amortized using the straight line method over 15-40 years, as follows:

                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                     LESS: PREVIOUSLY     ADJUSTED     MONTHS
                                                         ANNUAL          RECORDED          ANNUAL       IN
             COMPANY               GOODWILL    LIFE   AMORTIZATION     AMORTIZATION     AMORTIZATION   1996    ADJUSTMENT
             -------               --------    ----   ------------   ----------------   -------------- ------- ----------
   First American    ............  $ 227,406    40      $ 5,685        $       0          $ 5,685        9.5    $4,501
                                   ----------           --------       ----------         --------     -----    -------
   RoTech goodwill   ............    574,762    40       14,369          (11,853)           2,516       12.0     2,516
                                   ----------   --      --------       ----------         --------     -----    -------
   RoTech non-compete
    covenants  ..................      5,000    15          334                0              334       12.0       334
                                   ----------   --      --------       ----------         --------     -----    -------
   Other Acquisitions
     Lifeway   ..................          0    40            0                0                0       10.0         0
     Total Rehab  ...............     11,982    40          300                0              300       10.0       250
     Mediq  .....................     15,600    40          390                0              390       10.0       325
     Century   ..................     12,140    40          304               (5)             299        8.5       211
     Signature    ...............     21,122    40          528              (24)             504        9.0       378
     Edgewater    ...............      7,685    40          192                 (1)           191        7.5       119
     Extendicare  ...............      1,945    40           49                0               49        7.5        30
     J.R. Rehab   ...............      3,159    40           79                 (2)            77        7.0        45
     Hospice of Great Lakes   .        9,031    40          226                 (2)           224        4.0        75
     RMS    .....................     12,832    40          321                0              321        2.5        67
     Vintage   ..................          0    40            0                0                0        1.0         0
     In Home Health  ............      3,856    40           96                0               96       12.0        96
     Portable X-Ray  ............      5,653    40          141                0              141       12.0       141
     Coastal   ..................      1,764    40           44                0               44       12.0        44
     Health Care Industries   ...      2,505    40           63                0               63       12.0        63
     Rehab Dynamics  ............     21,478    40          537                0              537       12.0       537
                                   ----------   --      --------       ----------         --------     -----    -------
                                     130,752              3,270              (34)           3,236                2,381
                                   ----------           --------       ----------         --------              -------
   Total    .....................  $ 937,920            $23,658        $ (11,887)         $11,771               $9,732
                                   ==========           ========       ==========         ========              =======

                         SIX MONTHS ENDED JUNE 30, 1997
                            (DOLLARS IN THOUSANDS)

                                                                   LESS: PREVIOUSLY    SIX MONTHS    MONTHS
                                                     SIX MONTHS        RECORDED         ADJUSTED      IN
            COMPANY               GOODWILL   LIFE   AMORTIZATION     AMORTIZATION     AMORTIZATION   1997    ADJUSTMENT
            -------               --------   ----   ------------   ----------------   -------------- ------- ----------
   RoTech goodwill  ............  $574,762    40      $ 7,184         $ (9,490)        $ (2,306)        6    $ (2,306)
                                  ---------   --      --------        --------         --------       ----   --------
   RoTech non-compete
    covenants ..................     5,000    15          167                0              167         6         167
                                  ---------   --      --------        --------         --------       ----   --------
   Other Acquisitions
     In Home Health ............     3,856    40           48                0               48        .5           4
     Portable X-Ray ............     5,653    40           71                0               71       1.3          15
     Coastal  ..................     1,764    40           22                0               22       3.3          12
     Health Care Industries  ...     2,505    40           32                0               32       5.3          28
     Rehab Dynamics ............    21,478    40          269                0              269       5.5         247
                                  ---------   --      --------        --------         --------       ----   --------
                                    35,256                442                0              442                   306
                                  ---------           --------        --------         --------              --------
   Total   .....................  $615,018            $ 7,793         $ (9,490)        $ (1,697)             $ (1,833)
                                  =========           ========        ========         ========              ========

     (f) Represents additional interest on borrowings by IHS to repay RoTech's credit facility as follows:

                                                              TWELVE MONTHS ENDED   SIX MONTHS ENDED
                                                               JANUARY 31, 1997      JULY 31, 1997
                                                             --------------------- -----------------
        Credit facility:
         Average borrowings outstanding during the period   .    $ 85,290,000       $ 157,268,000
         IHS average borrowing rate during the period    ...             7.13%               7.23%
         Pro forma interest   ..............................     $  6,081,000       $   5,685,000
         Less actual interest ..............................        5,606,000           5,108,000
                                                                 ------------       -------------
        Pro forma adjustment  ..............................     $    475,000       $     577,000
                                                                 ============       =============

                                 BUSINESS OF IHS


GENERAL OVERVIEW

     Integrated Health Services, Inc. is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care, skilled nursing facility care and inpatient and outpatient rehabilitation, hospice and diagnostic services. IHS' post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. IHS' post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. IHS believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,900 service locations in 47 states and the District of Columbia.

     IHS' post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, IHS has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping;
(ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; and (iii) developing subacute care units. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations and other payors.

     In implementing its post-acute care network strategy, IHS has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with IHS' strategy, IHS in October 1996 acquired First American, a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee, and in October 1997 acquired RoTech, a provider of home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, principally to patients in non-urban areas. In addition, in September 1997, IHS acquired Community Care of America, Inc., which develops and operates skilled nursing facilities in medically underserved rural communities. IHS believes that CCA will broaden its post-acute care network to include more rural markets and will complement its existing home care locations in rural markets as well as RoTech's business. In October 1997, IHS acquired the Coram Lithotripsy Division, which provides lithotripsy services and equipment maintenance in 180 locations in 18 states, in order to expand the mobile diagnostic treatment and services it offers to patients, payors and other providers. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones. See "IHS Recent Developments." IHS intends to use the home healthcare setting and the delivery franchise of its home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as an entry point for patients into the IHS post-acute care network; and (iii) provide a cost-effective site for case management and patient direction.

     IHS provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in IHS' MSUs are similar to those provided in the hospital but at per diem treatment costs which IHS believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, IHS' MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services. Total revenues generated from MSUs have increased from $104.3 million for the year ended December 31, 1993 to $178.0 million for the year ended December 31, 1994, $290.2 million for the year ended December 31, 1995 and $324.0 million for the year ended December 31, 1996 and from $157.1 million for the six months ended June 30, 1996 to $172.9 million for the six months ended June 30, 1997. MSU revenues as a percentage of total revenues were 35% in 1993, 25% in each of 1994 and 1995, 23% in 1996 and 24% and 19% in the six months ended June 30, 1996 and 1997, respectively. The percentage decrease in 1994 was primarily the result of the acquisition of facilities which did not have MSUs at the time of acquisition as well as the acquisition of rehabilitation, pharmacy, diagnostic, respiratory therapy, home healthcare and related service companies in connection with IHS' vertical integration strategy and the implementation of IHS' post-acute care network. MSU revenue as a percentage of total revenues is expected to continue to decrease as IHS implements its vertical integration strategy and continues to expand its post-acute care network through the acquisition of home healthcare, rehabilitation and similar service companies.

     IHS presently operates 215 geriatric care facilities (168 owned or leased and 47 managed), including the facilities acquired in the CCA Acquisition (of which 20 facilities are being held for sale), and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similiar services to third-parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. IHS also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American and the Merger, for the year ended December 31, 1996, approximately 44% of IHS' revenues were derived from home health and hospice care, approximately 36% were derived from subacute and other aucillary services, approximately 18% were derived from traditional basic nursing home services and the remaining approximately 2% were derived from management and other services.


INDUSTRY BACKGROUND

     In 1983, the Federal government acted to curtail increases in healthcare costs under Medicare, a Federal insurance program under the Social Security Act primarily for individuals age 65 or over. Instead of continuing to reimburse hospitals on a cost plus basis (i.e., the hospital's actual cost of care plus a specified return on investment), the Federal government established a new type of payment system based on prospectively determined prices rather than retrospectively determined costs, with payment for inpatient hospital services based on regional and national rates established under a system of diagnosis-related groups ("DRGs"). As a result, hospitals bear the cost risk of providing care inasmuch as they receive specified reimbursement for each treatment regardless of actual cost.

     Concurrent with the change in government reimbursement of healthcare costs, a "managed care" segment of the healthcare industry emerged based on the theme of cost containment. The health maintenance organizations and preferred provider organizations, which constitute the managed care segment, are able to limit hospitalization costs by giving physicians incentives to reduce hospital utilization and by negotiating discounted fixed rates for hospital services. In addition, traditional third party indemnity insurers began to limit reimbursement to pre-determined amounts of "reasonable charges," regardless of actual cost, and to increase the amount of co-payment required to be paid by patients, thereby requiring patients to assume more of the cost of hospital care. These changes have resulted in the earlier discharge of patients from acute care hospitals.

     At the same time, the number of people over the age of 65 began to grow significantly faster than the overall population. Further, advances in medical technology have increased the life expectancies of an increasingly large number of medically complex patients, many of whom require a high degree of monitoring and specialized care and rehabilitative therapy that is generally not available outside the acute care hospital. However, the changes in government and third-party reimbursement and growth of the managed care segment of the healthcare industry, when combined with the fact that the cost of providing care to these patients in an acute care hospital is higher than in a non-acute care hospital setting, provide economic incentives for acute care hospitals and patients or their insurers to minimize the length of stay in acute care hospitals. The early discharge from hospitals of patients who are not fully recovered and still require medical care and rehabilitative therapy has contributed significantly to the rapid growth of the home healthcare industry, as have recent advances in medical technology, which have facilitated the delivery of services in alternate sites, demographic trends, such as an aging population, and a preference for home healthcare among patients. As a result, home healthcare is among the fastest growing areas in healthcare.

     However, for some of these patients home healthcare is not a viable alternative because of their continued need for a high degree of monitoring, more intensive and specialized medical care, 24-hour per day nursing care and a comprehensive array of rehabilitative therapy. As a result, IHS believes there is an increasing need for non-acute care hospital facilities which can provide the monitoring, specialized care and comprehensive rehabilitative therapy required by the growing population of subacute and medically complex patients.

     The traditional nursing home, despite its skilled care license and eligibility for Medicare certification, has focused on providing custodial care to Medicaid eligible persons until they die. The state Medicaid reimbursement program reinforces this focus by typically setting "cost ceilings" on reimbursement for each patient based on overall average state costs for all patients. Since the "average" patient is a long-stay, non-medically complex patient, nursing homes face an economic disincentive to treat medically complex patients because Medicaid reimburses the nursing home as if it had provided only custodial care to a non-medically complex patient regardless of the type of care actually provided. In addition, state laws impose substantial restrictions on or prohibitions against the ability of a facility to reduce the number of Medicaid certified beds in a facility, thus making the process of converting to the treatment of more medically complex non-Medicaid eligible persons a long and financially risky process. As a result, most traditional nursing homes, with high Medicaid census and earnings and cash flow under pressure, are reluctant to spend the capital required to upgrade staff, implement medical procedures (such as infection control) and equip a nursing home to treat subacute and medically complex patients and provide the comprehensive rehabilitative therapy required by many of these patients.

     Moreover, recent healthcare reform proposals, which have focused on containment of healthcare costs, together with the desire of third-party payors to contract with one service provider for all post-acute care services, the increasing complexity of medical services provided, growing regulatory and compliance requirements and increasingly complicated reimbursement systems, have resulted in a trend of consolidation of smaller, local operators who lack the sophisticated management information systems, operating efficiencies and financial resources to compete effectively into larger, more established regional or national operators that offer a broad range of services, either through its own network or through subcontracts with other third-party service providers.

     There are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on IHS' business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, reduc-tions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect IHS. See "-- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on IHS. Ongoing consolidation in the healthcare industry could also impact IHS' business and results of operations. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform" and "-- Uncertainty of Government Regulation."

COMPANY STRATEGY

     IHS' post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. IHS believes that the success of its post-acute care strategy will depend in large part on its ability to control each component of the post-acute care delivery system in order to provide low-cost, high quality outcomes. The central elements of IHS' business strategy are:

     Vertical Integration of Post-acute Care Services. IHS is expanding the range of home healthcare and related services it offers to its patients directly in order to serve the full spectrum of patient needs following acute hospitalization. In addition to subacute care, IHS is now able to offer directly to its patients, rather than through third-party providers, home healthcare, rehabilitation (physical, occupational and speech), hospice care and mobile x-ray and electrocardiogram services. As a full service provider, IHS believes that it is better able to respond to the needs of its patients and referral sources. In addition, IHS believes that by offering managed care organizations and insurance companies a single source from which to obtain a full continuum of care to patients following discharge from the acute care hospital, it will attract healthcare payors seeking to improve the management of healthcare quality as well as to reduce servicing and administrative expenses. IHS also believes that offering a broad range of services will allow it to better control certain costs, which will provide it with a competitive advantage in contracting with managed care companies and offering capitated rates, whereby IHS assumes the financial risk for the cost of care.

     Expansion of Home-Based Services. IHS' strategy is to expand its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible and patients' desires to be treated at home. IHS believes that the nation's aging population, when combined with advanced technology which allows more healthcare procedures to be performed at home, has resulted in an increasingly large number of patients with long-term chronic conditions that can be treated effectively in the home. In addition, a significant number of patients discharged from IHS' MSUs require home healthcare. IHS also believes that it can expand its home healthcare services to cover pre-acute, as well as post-acute, patients by having home healthcare nurses provide preventive care services to home-bound senior citizens. In addition, IHS believes that home healthcare will help IHS contain costs, thereby providing it with a competitive advantage in contracting with managed care companies and offering capitated rates. IHS believes that the changing healthcare reimbursement environment, with the focus on cost containment, will require healthcare providers to go "at risk" under capitated service agreements, and that home healthcare will be a critical component of its ability to do so.

     IHS believes that the acquisition of First American and the Merger are important components in the implementation of its post-acute healthcare system. First American and RoTech, together with IHS' existing home healthcare operations, gives IHS a significant home healthcare presence in 38 states, including those states IHS has targeted for its post-acute healthcare system. IHS believes that its expanded home healthcare network will assist it in meeting the desire of payors for one stop shopping, as well as offering capitated rates to managed care providers. Additionally, IHS expects that Medicare will implement a prospective payment system for home nursing services in the next several years. Currently, Medicare provides reimbursement for home nursing care on a cost basis which includes a rate of return, subject to a cap. There is no reward for efficiency, provided that costs are below the cap. Under current


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prospective   payment   proposals,   a  healthcare   provider  would  receive  a
predetermined rate for a given service. Providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under prospective pay, the efficient operator will be rewarded. Since the largest component of home nursing care costs is labor, which is basically fixed, IHS believes the differentiating factor in profitability will be administrative costs. As a result of the First American Acquisition, IHS, as a large provider of home nursing services, should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

     Focus on Managed Care. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has, over the past year, begun to restructure its operations to position IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider to managed care organizations. Although to date there has been limited demand among managed care organizations for post-acute care services, IHS believes demand will increase as HMOs continue to attempt to control healthcare costs and to penetrate the Medicare market. As part of its focus on managed care and capitated rates, IHS spent several years collecting outcome data for more than 50,000 patients. To date, IHS has service agreements with approximately 395 managed care organizations. In January 1996, IHS was chosen as the exclusive capitated provider for five years of long-term care, subacute care and therapy services to Sierra Health Plan's Health Plan of Nevada ("Sierra Health"), the largest HMO in Nevada with approximately 26,000 Medicare enrollees and 125,000 commercial enrollees. As the exclusive provider, IHS provides all contracted services to the HMO's members; as a capitated provider, IHS accepts full risk of patient care in exchange for a flat fee per enrollee. The agreement with Sierra Health provides for annual capitation adjustments and the ability to increase revenue through other non-capitated services, although there can be no assurance that these provisions will be effective to protect IHS. In September 1997, this agreement was extended through December 2002. In addition, in October 1996 IHS entered into a three-year agreement to provide, on an exclusive basis, long-term and subacute care to patients of Foundation Health Corporation ("Foundation Health"), an HMO located in Florida, on a capitated basis. Foundation Health currently has 24,500 Medicare and 60,000 commercial enrollees. The agreement provides for increased revenues to IHS for reduced hospital utilization. Although IHS has attempted to minimize its risk under the contract, there can be no assurance that safeguards it implemented will be effective. See "Risk Factors -- Risks Related to Managed Care Strategy."

     Subacute Care Through Medical Specialty Units. IHS' strategy is designed to take advantage of the need for early discharge of many patients from acute care hospitals by using MSUs as subacute specialty units within its geriatric care facilities. MSUs provide the monitoring and specialized care still required by these persons after discharge from acute care hospitals at per diem treatment costs which IHS believes are generally 30% to 60% below the cost of care in acute care hospitals. IHS also intends to continue to use its geriatric care facilities to meet the increasing need for cost-efficient, comprehensive rehabilitation treatment of these patients. The primary MSU programs currently offered by IHS are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, oncology and HIV. IHS opened its first MSU program in April 1988 and currently operates 158 MSU programs in 84 facilities. IHS also emphasizes the care of medically complex patients through the provision of a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy. IHS intends that its MSUs be a lower cost alternative to acute care or rehabilitation hospitalization of subacute or medically complex patients. IHS intends to expand its specialty medical services at its existing and newly acquired facilities. IHS believes that its subacute care programs will also serve as an important referral base for its home healthcare and ancillary services. In expanding its post-acute care network, IHS expects to place less emphasis on subacute care through MSUs and more emphasis on home healthcare. While IHS added 1,098 MSU beds in 1994 and 868 MSU beds in 1995, it only added an additional 383 MSU beds in 1996 and 105 MSU beds in the first half of 1997, and it anticipates that it will only add an additional 200 to 300 MSU beds in each of 1997 and 1998.


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     Concentration on Targeted  Markets.  IHS has implemented a strategy focused on the development of market concentration for its post-acute care services in targeted states due to increasing payor consolidation. IHS also believes that by offering its services on a concentrated basis in targeted markets, together with the vertical integration of its services, it will be better positioned to meet the needs of managed care payors. IHS now has approximately 1,900 service locations in 47 states and the District of Columbia, including 215 geriatric care facilities in 31 states (47 of which IHS manages), with: 58 service locations, including 12 geriatric care facilities (10 of which IHS manages), in California; 293 service locations, including 32 geriatric care facilities (five of which IHS manages), in Florida; 111 service locations, including 14 geriatric care facilities (two of which IHS manages), in Pennsylvania; and 201 service locations, including 21 geriatric care facilities (seven of which IHS manages), in Texas.

     Expansion Through Acquisitions. IHS has grown substantially through acquisitions and the opening of MSUs and the acquisition of home healthcare and related service providers, and expects to continue to expand its business by expanding the amount of home healthcare and related services it offers directly to its patients rather than through third-party providers, by establishing additional MSUs and rehabilitation programs in its existing geriatric care facilities, by acquiring additional geriatric care facilities in which to establish MSUs and rehabilitation programs and by expanding the number of MSU programs offered. From January 1, 1991 to date, IHS has increased the number of geriatric care facilities it owns or leases from 25 to 168 (including 20 facilities held for sale), has increased the number of facilities it manages from 18 to 47 and has increased the number of MSU programs it operates from 13 to 158. In addition, IHS now offers certain related services, such as home healthcare, rehabilitation, x-ray and electrocardiogram, directly to its patients rather than relying on third-party providers. IHS' planned expansion and growth require that IHS expand its home healthcare services through the acquisition of additional home healthcare providers, that IHS acquire, or establish relationships with, third-parties which provide other post-acute care services not currently provided by IHS, that additional MSUs be established in IHS' existing facilities and that IHS acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. See "Risk Factors -- Risks Associated with Growth Through Acquisitions and Internal Development."


PATIENT SERVICES


BASIC MEDICAL SERVICES

     IHS provides a wide range of basic medical services at its geriatric care facilities which are licensed as skilled care nursing homes. Services provided to all patients include required nursing care, room and board, special diets, and other services which may be specified by a patient's physician who directs the admission, treatment and discharge of the patient.


SPECIALTY MEDICAL SERVICES


Medical Specialty Units

     IHS' MSUs are typically 20 to 75 bed subacute specialty care units located within discrete areas of IHS' facilities, with physical identities, specialized medical technology and medical staffs separate from the geriatric care facilities in which they are located. An intensive care unit nurse, or a nurse with specialty qualifications, serves as clinical coordinator of each unit, which generally is staffed with nurses having experience in the acute care setting. The operations of each MSU are generally overseen by a Board certified specialist in that unit's area of treatment. The patients in each MSU are provided with a high degree of monitoring and specialized care similar to that provided by acute care hospitals. The physiological monitoring equipment required by the MSU is equivalent to that found in the acute care hospital. IHS opened its first MSU program during April 1988 and currently operates 158 MSUs at 84 facilities. Approximately one-third of all of IHS' MSU patients are under the age of 70.

     Although each MSU has most of the treatment capabilities of an acute care hospital in the MSU's area of specialization, IHS believes the per diem treatment costs are generally 30% to 60% less than in acute care hospitals. Additionally, the MSU is less "institutional" in nature than the acute care hospital,


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families  may visit MSU patients  whenever  they wish and family  counseling  is provided. In marketing its MSU programs to insurers and healthcare providers, IHS emphasizes the cost advantage of its treatment as compared to acute care hospitals. IHS also emphasizes the improved "quality of life" compared to acute care and long-term care hospitals in marketing its MSU programs to hospital patients and their families. The primary MSU programs currently offered by IHS are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, oncology and HIV.

     Complex Care Program. This program is designed to treat persons who are generally subacute or chronically ill and sick enough to be treated in an acute care hospital. Persons requiring this care include post-surgical patients, cancer patients and patients with other diseases requiring long recovery periods. This program is designed to provide the monitoring and specialized care these patients require but in a less institutional and more cost efficient setting than provided by hospitals. Some of the monitoring and specialized care provided to these patients are apnea monitoring, continuous peripheral intravenous therapy with or without medication, continuous subcutaneous infusion, chest percussion and postural drainage, gastrostomy or naso-gastric tube feeding, ileostomy or fistula care (including patient teaching), post-operative care, tracheostomy care, and oral, pharyngeal or tracheal suctioning. Patients in this program also typically undergo intensive rehabilitative services to allow them to return home.

     Ventilator  Program.  This  program is  designed  for  persons  who require ventilator assistance for breathing because of respiratory disease or impairment. Persons requiring ventilation include sufferers of chronic obstructive pulmonary disease, muscular atrophy and respiratory failure, pneumonia, cancer, spinal cord or traumatic brain injury and other diseases or injuries which impair respiration. Ventilators assist or effect respiration in patients unable to breathe adequately for themselves by injecting heated, humidified, oxygen-enriched air into the lungs at a pre-determined volume per breath and number of breaths per minute and by controlling the relationship of inhalation time to exhalation time. Patients in this program undergo respiratory rehabilitation to wean them from ventilators by teaching them to breathe on their own once they are medically stable. Patients are also trained to use the ventilators on their own.

     Wound Management Programs. These programs are designed to treat persons suffering from post operative complications and persons infected by certain forms of penicillin and other antibiotic resistant bacteria, such as methicillin resistant staphylococcus aureus ("MRSA"). Patients infected with these types of bacteria must be isolated under strict infection control procedures to prevent the spread of the resistant bacteria, which makes MSUs an ideal treatment site for these patients. Because of the need for strict infection control, including isolation, treatment of this condition in the home is not practical.

     Cardiac Care Program. This program is designed to treat persons suffering from congestive heart failure, severe cardiac arrhythmia, pre/post transplants and other cardiac diagnoses. The monitoring and specialized care provided to these patients includes electrocardiographic monitoring/telemetry, continuous hemodynamic monitoring, infusion therapy, cardiac rehabilitation, stress management and dietary counseling, planning and education.

     IHS believes that MSU programs can be developed to address a wide variety of medical conditions which require specialized care. In addition, IHS has developed MSU programs for subacute rehabilitation, oncology and HIV. IHS intends to establish additional MSUs in its existing facilities and in facilities which it acquires or manages for others to address the various market needs for MSU programs in the markets in which it operates.

Rehabilitation

     IHS provides a comprehensive array of rehabilitative services for patients at all of its geriatric care facilities, including those in its MSU programs, in order to enable those persons to return home. These services include respiratory therapy with licensed respiratory therapists, physical therapy with a particular emphasis on programs for the elderly, speech therapy, particularly for the elderly recovering from cerebral vascular disorders, occupational therapy and physiatric care. A portion of the rehabilitative


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service hours are provided by  independent  contractors.  In order to reduce the number of rehabilitative service hours provided by independent contractors, IHS began in late 1993 to acquire companies which provide physical, occupational and speech therapy to healthcare facilities.

     IHS also offers a rehabilitation program to stroke victims and persons who have undergone hip replacement.

Home Healthcare Services

     IHS provides a broad spectrum of home healthcare services to the recovering, disabled, chronically ill or terminally ill person. Home healthcare services may be as basic as assisting with activities of daily living or as complex as cancer chemotherapy. Care involves either or both a service component (provided by registered nurses, home health aides, therapists and technicians through periodic visits) and a product component (drugs, equipment and related supplies). Time spent with a patient may range from one or two visits to around-the-clock care. Patients may be treated for several weeks, several months or the remainder of their lives.

     The home healthcare market is generally divided into four segments: nursing services; infusion therapy; respiratory therapy; and home medical equipment. On a pro forma basis after giving effect to the Merger, the acquisition of First American and the ILC Sale, IHS had home healthcare revenues of approximately $549.1 million, $812.3 million, $944.1 million, $398.9 million and $475.8 million during the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively, representing approximately 45.4%, 43.6%, 44.9%, 39.3% and 43.0%, respectively, of total pro forma patient revenues. On a pro forma basis after giving effect to the acquisition of First American, home nursing services accounted for approximately 80.7%, 77.4%, 64.2%, 68.8% and 56.3% of IHS' home healthcare revenues in 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively.

     Home Nursing. Home nursing is the largest component of home healthcare, the most labor-intensive and generally the least profitable. Home nursing services range from skilled care provided by registered and other nurses, typically for those recently discharged from hospitals, to unskilled services delivered by home health aides for those needing help with the activities of daily living. Home nursing also includes physical, occupational and speech therapy, as well as social worker services. IHS substantially expanded its home nursing services through the acquisition of First American, and currently provides home nursing services at approximately 500 locations in 30 states.

     Infusion Therapy. Infusion therapy, the second largest home healthcare market, involves the intravenous administration of anti-infective, biotherapy, chemotherapy, pain management, nutrition and other therapies. Infusion therapy generally requires patient training, specialized equipment and periodic monitoring by skilled nurses. Technological advances such as programmable pumps that control frequency and intensity of delivery are increasing the percentage of infections and diseases that are treatable in the home; previously these infections and diseases generally required patients to be hospitalized. Home infusion therapy is more skilled-labor-intensive than other home healthcare segments. The Merger will significantly expand IHS' home infusion therapy services. See "IHS Recent Developments."

     Respiratory Therapy. Respiratory therapy is provided primarily to older patients with chronic lung diseases (such as chronic obstructive pulmonary disease, asthma and cystic fibrosis) or reduced respiratory function. The most common therapy is home oxygen, delivered through oxygen gas systems, oxygen concentration or liquid oxygen systems. Respiratory therapy is monitored by licensed respiratory therapists and other clinical staff under the direction of physicians. The Merger will significantly expand IHS' respiratory therapy services. See "IHS Recent Developments."

     Home Medical Equipment. Home medical equipment consists of the sale or rental of medical equipment such as specialized beds, wheelchairs, walkers, rehabilitation equipment and other patient aids. The Merger will significantly expand IHS' provision of home medical equipment. See "IHS Recent Developments."


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


Alzheimer's Program

     IHS also offers a specialized treatment program for persons with Alzheimer's disease. This program, called "The Renaissance Program," is located in a specially designed wing separated from the remainder of the facility. The physical environment is designed to address the problems of disorientation and perceptual confusion experienced by Alzheimer's sufferers. The Renaissance
Program is designed to help reduce the stress and agitation of Alzheimer's disease by addressing the problems of short attention spans and hyperactivity. The staff for this program is specially recruited and staff training is highly specialized. This program is designed not only to provide care to persons suffering from Alzheimer's disease, but also to work with the patient's family. IHS currently offers The Renaissance Program at 12 of its geriatric care facilities with a total of 395 beds. Patients pay a small premium to IHS' per diem rate for basic medical care to participate in this program.

Hospice Services

     IHS provides hospice services, including medical care, counseling and social services, to the terminally ill in the greater Chicago metropolitan area, Michigan and Pennsylvania. Hospice care is a coordinated program of support services providing physical, psychological, social and spiritual care for dying persons and their families. Services are provided in the home and/or inpatient settings. The goal of hospice care is typically to improve a terminal patient's quality of life rather than trying to extend life. IHS also provides hospice care to the terminally ill at its facility in Miami, Florida.


MANAGEMENT AND OTHER SERVICES

     IHS manages geriatric care facilities under contract for others to capitalize on its specialized care programs without making the capital outlay generally required to acquire and renovate a facility. IHS currently manages 47 geriatric care facilities with 5,177 licensed beds. IHS is responsible for providing all personnel, marketing, nursing, resident care, dietary and social services, accounting and data processing reports and services for these facilities, although such services are provided at the facility owner's expense. The facility owner is also obligated to pay for all required capital expenditures. IHS manages these facilities in the same manner as the facilities it owns or leases, and provides the same geriatric care services as are provided in its owned or leased facilities. Contract acquisition costs for legal and other direct costs incurred to acquire long-term management contracts are capitalized and amortized over the term of the related contract.

     IHS receives a management fee for its services which generally is equal to 4% to 8% of gross revenues of the geriatric care facility. Certain management agreements also provide IHS with an incentive fee based on the amount of the facility's operating income which exceeds stipulated amounts. Management fee revenues are recognized when earned and billed, generally on a monthly basis. Incentive fees are recognized when operating results of managed facilities exceed amounts required for incentive fees in accordance with the terms of the management agreements. The management agreements generally have an initial term of ten years, with IHS having a right to renew in most cases. The management agreements expire at various times between August 1999 and May 2005, although all can be terminated earlier under certain circumstances. IHS generally has a right of first refusal in respect of the sale of each managed facility. IHS believes that by implementing its specialized care programs and services in these facilities, it will be able to increase significantly the operating income of these facilities and thereby increase the management fees IHS will receive for managing these facilities.

     IHS also manages private duty and Medicare certified home health agencies in the Dallas/Fort Worth, Texas market.


QUALITY ASSURANCE

     IHS has developed a comprehensive Quality Assurance Program to verify that high standards of care are maintained at each facility operated or managed by IHS. IHS requires that its facilities meet standards of care more rigorous than those required by Federal and state law. Under IHS' Quality Assurance Program, standards for delivery of care are set and the care and services provided by each


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facility are evaluated to insure they meet IHS' standards.  A quality  assurance team evaluates each facility bi-annually, reporting directly to IHS' Chief Executive Officer and to the Chief Operating Officer, as well as to the administrator of each facility. Facility administrator bonuses are dependent in part upon their facility's evaluation. IHS also maintains an 800 number, called the "In-Touch Line," which is prominently displayed above telephones in each facility and placed in patients' bills. Patients and staff are encouraged to call this number if they have any problem with nursing or administrative personnel which cannot be resolved quickly at the facility level. This program provides IHS with an early warning of problems which may be developing at the facility. IHS has also developed a specialized Quality Assurance Program for its MSU programs.

     IHS has begun a program to obtain accreditation by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for each of its facilities. At September 30, 1997, 72 of IHS' facilities had been fully accredited by the JCAHO.

OPERATIONS

     The day-to-day operations of each facility are managed by an on-site state licensed administrator, and an on-site business office manager monitors the financial operations of each facility. The administrator of each facility is supported by other professional personnel, including the facility's medical director, social workers, dietician and recreation staff. Nursing departments in each facility are under the supervision of a director of nursing who is state-registered. The nursing staffs are composed of registered nurses and licensed practical nurses as well as nursing assistants.

     IHS' home healthcare businesses are conducted through approximately 500 branches which are managed through three geographic area offices. The area office provides each of its branches with key management direction and support services. IHS' organizational structure is designed to create operating efficiencies associated with certain centralized services and purchasing while also promoting local decision making.

     IHS' corporate staff provides services such as marketing assistance, training, quality assurance oversight, human resource management, reimbursement expertise, accounting, cash management and treasury functions, internal auditing and management support. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each facility and branch location. IHS has standardized operating procedures and monitors its facilities and branch locations to assure consistency of operations. IHS emphasizes frequent communications, the setting of operational goals and the monitoring of actual results. IHS uses a financial reporting system which enables it to monitor, on a daily basis, certain key financial data at each facility such as payor mix, admissions and discharges, cash collections, net revenue and staffing.

     Each facility and branch location has all necessary state and local licenses. Most facilities are certified as providers under the Medicare program and under the Medicaid program of the state in which they are located.

JOINT VENTURES

     IHS has a 49% interest in a partnership formed in 1993 to manage and operate approximately 8,000 geriatric care and assisted retirement beds ("Tutera"), and a 40% interest in HPC America, Inc., a Delaware corporation ("HPC") that operates home infusion and home healthcare companies in addition to owning and managing physician practices. IHS does not participate in the day-to-day operations of Tutera or HPC, although its consent is required for certain material transactions. Under certain circumstances, IHS has the right to purchase the remaining interest in Tutera based upon a multiple of Tutera's earnings. IHS' right to purchase the remaining interest in HPC expired in September 1997.

SOURCES OF REVENUE

     IHS receives payments for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which certain of its facilities are located under Medicaid. The sources and amounts of IHS' patient revenues are determined by a


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number of factors, including licensed bed capacity of its facilities,  occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of IHS' patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of IHS' operations. Generally, private pay patients are the most profitable and Medicaid patients are the least profitable.

     During the years ended December 31, 1994, 1995 and 1996, IHS derived approximately $297.8 million, $509.3 million and $562.5 million, respectively, or 44.2%, 44.7% and 40.5%, respectively, of its patient revenues from private pay sources and approximately $376.4 million, $629.8 million and $826.4 million, respectively, or 55.8%, 55.3% and 59.5%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $225.6 million, $387.2 million and $516.7 million, or 33.5%, 34.0% and 37.2% of total patient revenues, respectively, from Medicare and approximately $150.8 million, $242.6 million and $309.7 million, respectively, or 22.3%, 21.3% and 22.3% of total patient revenues, respectively, from Medicaid. During the six months ended June 30, 1996 and 1997, IHS derived approximately $275.9 million and $301.4 million, respectively, or 43.0% and 33.5%, respectively, of its patient revenues from private pay sources and approximately $365.8 million and $598.2 million, respectively, or 57.0% and 66.5%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $211.8 million and $442.1 million, respectively, or 33.0% and 49.1% of total patient revenues, respectively, from Medicare and approximately $154.0 million and $156.1 million, respectively, or 24.0% and 17.4% of total patient revenues, respectively, from Medicaid. The increase in the percentage of revenue from government reimbursement programs is due to the higher level of Medicare and Medicaid patients serviced by the respiratory therapy, rehabilitative therapy, home healthcare and mobile diagnostic companies acquired in 1994, 1995 and 1996.

     On a pro forma basis after giving effect to the Merger, the acquisition of First American (which derives substantially all its revenues from Medicare) and the ILC Sale, during the years ended December 31, 1995 and 1996, IHS derived approximately $585.3 million and $704.5 million, respectively, or 31.4% and 33.5%, respectively, of its patient revenues from private pay sources and approximately $1.3 billion and $1.4 billion, respectively, or 68.6% and 66.5%, respectively, of its patient revenues from government reimbursement programs. Pro forma patient revenues from government reimbursement programs during these periods consisted of approximately $1.0 billion and $1.0 billion, or 54.0% and 49.7%, respectively, from Medicare and approximately $271.4 million and $353.2 million, respectively, or 14.6% and 16.8%, respectively, from Medicaid. On a pro forma basis after giving effect to the Merger, the acquisition of First American and the ILC Sale, during the six months ended June 30, 1996 and 1997, IHS derived approximately $329.3 million and $402.2 million, respectively, or 32.5% and 35.5%, respectively, of its patient revenues from private pay sources and approximately $684.6 million and $731.9 million, respectively, or 67.5% and 64.5%, respectively, of its patient revenues from government reimbursement programs. Pro forma patient revenues from government reimbursement programs during these periods consisted of approximately $512.9 million and $550.0 million, or 50.6% and 48.5%, respectively, from Medicare and approximately
$171.7 million and $182.0 million, respectively, or 16.9% and 16.0%, respectively, from Medicaid.

     IHS' experience has been that Medicare patients constitute a higher percentage of an MSU program's initial occupancy than they do once the program matures. However, as IHS' marketing program to private pay patients is implemented in the new MSUs, the number of private pay patients in those programs has traditionally increased. In addition, IHS received payments from third parties for its management services, which constituted approximately 5.3%, 3.4%, 3.2%, 3.2% and 2.1% of total net revenues for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively.

     Gross third party payor settlements receivable, primarily from federal and state governments (i.e., Medicare and Medicaid cost reports), were $36.2 million at June 30, 1997, as compared to $42.6 million at December 31, 1996, $33.0 million at December 31, 1995 and $22.6 million at December 31, 1994. Approximately $10.8 million, or 30%, of the third party payor settlements receivable, primarily from


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Federal and state governments,  at June 30, 1997 represent the costs for its MSU patients which exceed regional reimbursement limits established under Medicare, as compared to approximately $15.6 million, or 37%, at December 31, 1996, approximately $7.6 million, or 23%, at December 31, 1995 and approximately $6.2 million, or 27%, at December 31, 1994.

     IHS' cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of IHS' MSU strategy depends in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. IHS has submitted waiver requests for 225 cost reports, covering all cost report periods through December 31, 1996. To date, final action has been taken by HCFA on 221 waiver requests covering cost report periods through December 31, 1995. IHS' final rates as approved by HCFA represent approximately 95% of the requested rates as submitted in the waiver requests. There can be no assurance, however, that IHS will be able to recover its excess costs under any waiver requests which may be submitted in the future. IHS' failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy.

     Both private third party and governmental payors have undertaken cost containment measures designed to limit payments made to healthcare providers such as IHS. Furthermore, government programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to facilities managed and operated by IHS. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients participating in such programs. In addition, there can be no assurance that facilities owned, leased or managed by IHS now or in the future will initially meet or continue to meet the requirements for participation in such programs. IHS could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. The May 1997 balanced budget agreement between the President and Congress contemplated changing Medicare payments for skilled nursing facilities and home nursing services from a cost-reimbursement system to a prospective payment system. The Balanced Budget Act of 1997, enacted in August 1997, provides, among other things, for a prospective payment system for home nursing to be implemented for cost reporting periods beginning on or after October 1, 1999, a reduction in current cost reimbursement for home healthcare pending implementation of a prospective payment system, reductions (effective January 1, 1998) in Medicare reimbursement for oxygen and oxygen equipment for home respiratory therapy and a shift of the bulk of home health coverage from Part A to Part B of Medicare. The failure to implement a prospective payment system for home nursing services in the next several years could adversely affect IHS' post-acute care network strategy. In an attempt to limit the federal and state budget deficits, there have been, and IHS expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. IHS cannot at this time predict whether this legislation or any other legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on IHS. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

GOVERNMENT REGULATION

     The healthcare industry is subject to extensive federal, state and local statutes and regulations. The regulations include licensure requirements, reimbursement rules and standards and levels of services and care. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of IHS facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business, or the levels of reimbursement from governmental, private and other sources. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. It is not possible to predict the content or impact of future legislation and regulations affecting the healthcare industry. In addition, in the conduct of its business IHS' operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although IHS has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on IHS, there can be no assurance that IHS will be able to do so in the future. See "Risk Factors -- Uncertainty of Government Regulation."


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     Most states in which IHS  operates or is studying  expansion  possibilities have statutes which require that prior to the addition or construction of new beds, the addition of new services or certain capital expenditures in excess of defined levels, IHS must obtain a certificate of need ("CON") which certifies that the state has made a determination that a need exists for such new or
additional   beds,   new   services   or  capital   expenditures.   These  state
determinations of need or CON programs are designed to comply with certain minimum federal standards and to enable states to participate in certain federal and state health related programs. Elimination or relaxation of CON requirements may result in increased competition in such states and may also result in increased expansion possibilities in such states. Of the states in which IHS operates, the following require CONs for the facilities that are owned, operated or managed by IHS: Alabama, Colorado, Delaware, Florida, Georgia, Illinois,
Indiana,  Iowa,  Kentucky,   Louisiana,   Maryland,   Massachusetts,   Michigan,
Mississippi, Missouri, Nevada, New Hampshire, New Jersey, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia and Wisconsin. To date the conversion of geriatric care beds to MSU beds has not required a CON.

     IHS' facilities are also subject to licensure regulations. Each of IHS' geriatric care facilities is licensed as a skilled care facility and is certified as a provider under the Medicare program and most are also certified by the state in which they are located as a provider under the Medicaid program of that state. IHS believes it is in substantial compliance with all material statutes and regulations applicable to its business. In addition, all healthcare facilities are subject to various local building codes and other ordinances.

     State and local agencies survey all geriatric care centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government medical assistance programs. Such surveys include reviews of patient utilization of healthcare facilities and standards for patient care. IHS endeavors to maintain and operate its facilities in compliance with all such standards and conditions. However, in the ordinary course of its business IHS' facilities receive notices of deficiencies for failure to comply with various regulatory requirements. Generally, the facility and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the Medicare or Medicaid programs, and, in extreme circumstances, revocation of a facility's license. These adverse actions may adversely affect the ability of the facility to operate or to provide certain services and its eligibility to participate in the Medicare or Medicaid programs. In addition, such adverse actions may adversely affect other facilities operated by IHS. See "-- Federal and State Assistance Programs."

     Effective July 1, 1995, HCFA implemented stricter guidelines for annual state surveys of long-term care facilities. These guidelines eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. IHS believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, IHS' acquisition of poorly performing facilities could adversely affect IHS' business to the extent remedies are imposed at such facilities.

     In September 1997, President Clinton, in an attempt to curb Medicare fraud, imposed a moratorium on the certification under Medicare of new home healthcare companies, which moratorium is expected to last approximately six months, and implemented rules requiring home healthcare providers to reapply for Medicare certification every three years. In addition, HCFA will double the number of detailed audits of home healthcare providers it completes each year and increase by 25% the number of home healthcare claims it reviews each year. IHS cannot predict what effect, if any, these new rules will have on IHS' business and the expansion of its home healthcare operations.


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     The  operations  of IHS' home  healthcare  branches are subject to numerous federal and state laws governing pharmacies, nursing services, therapy services and certain types of home health agency activities. Certain of IHS' employees are subject to state laws and regulations governing the professional practice of respiratory therapy, physical, occupational and speech therapies, pharmacy and nursing. The failure to obtain, to renew or to maintain any of the required regulatory approvals or licenses could adversely affect IHS' home healthcare business and could prevent the branch involved from offering products and services to patients. Generally, IHS is required to be licensed as a home health agency in those states in which it provides traditional home health or home nursing services. IHS' ability to expand its home healthcare services will depend upon its ability to obtain licensure as a home health agency, which may be restricted by state CON laws.

     Various Federal and state laws regulate the relationship between providers of healthcare services and physicians or others able to refer medical services, including employment or service contracts, leases and investment relationships. These laws include the fraud and abuse provisions of Medicare and Medicaid and similar state statutes (the "Fraud and Abuse Laws"), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these provisions may result in civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs and from state programs containing similar provisions relating to referrals of privately insured patients. The Department of Health and Human Services ("HHS") and other federal agencies have interpreted these provisions broadly to include the payment of anything of value to influence the referral of Medicare or Medicaid business. HHS has issued regulations which set forth certain "safe harbors," representing business relationships and payments that can safely be undertaken without violation of the Fraud and Abuse Laws. In addition, certain Federal and state requirements generally prohibit certain providers from referring patients to certain types of entities in which such provider has an ownership or investment interest or with which such provider has a compensation arrangement, unless an exception is available. IHS considers all applicable laws in planning marketing activities and exercises care in an effort to structure its arrangements with healthcare providers to comply with these laws. However, there can be no assurance that all of IHS' existing or future arrangements will withstand scrutiny under the Fraud and Abuse Laws, safe harbor regulations or other state or federal legislation or regulations, nor can it predict the effect of such rules and regulations on these arrangements in particular or on IHS' operations in general.

     IHS' healthcare operations generate medical waste that must be disposed of in compliance with Federal, state and local environmental laws, rules and regulations. IHS' operations are also subject to compliance with various other environmental laws, rules and regulations. Such compliance has not materially affected, and IHS anticipates that such compliance will not materially affect, IHS' capital expenditures, earnings or competitive position, although there can be no assurance to that effect.

     In addition to extensive existing governmental healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on IHS' business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, reductions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect IHS. See "Risk Factors -- Uncertainty of Government Regulation" and "-- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on IHS. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including IHS, and may similarly affect the price of the Debentures and the IHS Common Stock in the future. IHS cannot predict the ultimate timing or effect of such legislative efforts and no assurance can be given that any such efforts will not have a material adverse effect on IHS' and/or RoTech's business, results of operations and financial condition.


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FEDERAL AND STATE ASSISTANCE PROGRAMS

     Substantially all of IHS' geriatric care facilities are currently certified to receive benefits as a skilled nursing facility provided under the Health Insurance for the Aged and Disabled Act (commonly referred to as "Medicare"), and substantially all are also certified under programs administered by the various states using federal and state funds to provide medical assistance to qualifying needy individuals ("Medicaid"). Both initial and continuing qualification of a skilled nursing care facility to participate in such programs depend upon many factors including, among other things, accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

     Services under Medicare consist of nursing care, room and board, social services, physical and occupational therapies, drugs, biologicals, supplies, surgical, ancillary diagnostic and other necessary services of the type provided by extended care or acute care facilities. Under the Medicare program, the federal government pays the reasonable direct and indirect allowable costs (including depreciation and interest) of the services furnished and, through September 30, 1993, provided a rate of return on equity capital (as defined under Medicare). However, IHS' cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. IHS has submitted waiver requests to recover these excess costs. See "-- Sources of Revenue." There can be no assurance, however, that IHS will be able to recover its excess costs under the pending waiver requests or under any waiver requests which may be submitted in the future. IHS' failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy. Even though IHS' cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare for nursing homes, IHS' cost of care is still lower than the cost of such care in an acute care hospital.

     The Medicare program reimburses for home healthcare services under two basic systems: cost-based and charge-based. Under the cost-based system, IHS is reimbursed at the lowest of IHS' reimbursable costs (based on Medicare regulations), cost limits established by HCFA or IHS' charges. While a small amount of corporate level overhead is permitted as part of reimbursable costs under Medicare regulations, such costs consist predominantly of expenses and charges directly incurred in providing the related services, and cannot include any element of profit or net income to IHS. Under the charge-based system, Medicare reimburses IHS on a "prospective payment" basis, which consists in general of either a fixed fee for a specific service or a fixed per diem amount for providing certain services. As a result, IHS can generate profit or net income from Medicare charge-based revenues by providing covered services in an efficient, cost-effective manner. All nursing services (including related products) are Medicare cost-based reimbursed, except for nursing services provided to hospice patients. Hospice care and all other home healthcare services (including non-nursing related products) are Medicare charge-based reimbursed.

     The  Balanced  Budget  Act  of  1997  provides,  among  other  things,  for implementation of a prospective payment system for home nursing services for cost reporting periods beginning on or after October 1, 1999. Implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, and that providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under such a prospective payment system, the efficient operator will be rewarded. Since the largest component of home healthcare costs is labor, which is basically fixed, IHS believes the differentiating factor in profitability will be administrative costs. As a result of the First American Acquisition, IHS, as a large provider of home nursing services, believes it should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The inability of IHS to provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

     Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to qualifying needy individuals. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state,


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typically  they provide for the payment of certain  expenses,  up to established limits. The majority of the MSU programs are not required to participate in the various state Medicaid programs. However, should IHS' MSU programs be required to admit Medicaid patients as a condition to continued participation in such programs by the facility in which the MSU program is located, IHS' results of operations could be adversely affected since IHS' cost of care in its MSU programs is substantially in excess of state Medicaid reimbursement rates.

     Funds received by IHS under Medicare and Medicaid are subject to audit with respect to the proper preparation of annual cost reports upon which reimbursement is based. Such audits can result in retroactive adjustments of revenue from these programs, resulting in either amounts due to the government agency from IHS or amounts due IHS from the government agency.

     Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy determinations by insurance companies acting as Medicare fiscal intermediaries and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to healthcare facilities. Since 1985, Congress has consistently attempted to limit the growth of federal spending under the Medicare and Medicaid programs. IHS can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients. Changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect IHS' results of operations. It is uncertain at this time whether additional legislation on healthcare reform will be implemented or whether other changes in the administration or interpretation of governmental healthcare
programs  will  occur.   There  can  be  no  assurance  that  future  healthcare
legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the results of operations of IHS. IHS cannot at this time predict whether any healthcare reform legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on IHS. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."


COMPETITION

     The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. IHS competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities  and,  to a limited  extent,  price.  IHS also  competes  with  other providers in the acquisition and development of additional facilities and service providers. IHS' current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies and similar institutions, many of which have significantly greater financial and other resources than IHS. In addition, IHS competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to IHS. There can be no assurance that IHS will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Risk Factors -- Competition."

     The geriatric care facilities operated and managed by IHS primarily compete on a local and regional basis with other skilled care providers. IHS' MSUs primarily compete on a local basis with acute care and long-term care hospitals. In addition, some skilled nursing facilities have developed units which provide a greater level of care than the care traditionally provided by nursing homes. The degree of success with which IHS' facilities compete varies from location to location and depends on a number of factors. IHS believes that the specialized services and care provided, the quality of care provided, the reputation and physical appearance of facilities and, in the case of private pay patients, charges for services, are significant competitive factors. In light of these factors, IHS seeks to meet competition in each locality by improving the appearances of, and the quality and types of services provided at, its facilities, establishing a reputation within the local medical communities for providing competent care services, and by responding appropriately to regional variations in demographics and tastes. There is limited, if any, competition in price with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled


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


and based on fixed rates and cost reimbursement principles. Because IHS' facilities compete primarily on a local and regional basis rather than a national basis, the competitive position of IHS varies from facility to facility depending upon the types of services and quality of care provided by facilities with which each of IHS' facilities compete, the reputation of the facilities with which each of IHS' facilities compete, and, with respect to private pay patients, the cost of care at facilities with which each of IHS' facilities compete.

     The home healthcare market is highly competitive and is divided among a large number of providers, some of which are national providers but most of which are either regional or local providers. IHS believes that the primary competitive factors are availability of personnel, the price of the services and quality considerations such as responsiveness, the technical ability of the professional staff and the ability to provide comprehensive services.

     IHS also competes with other healthcare companies for acquisitions and management contracts. There can be no assurance that additional acquisitions can be made and additional management contracts can be obtained on favorable terms.


EMPLOYEES

     As of September 30, 1997, IHS had approximately 56,000 full-time and regular part-time employees. Full-time and regular part-time service and maintenance employees at 17 facilities, totaling approximately 1,300 employees, are covered by collective bargaining agreements. IHS' corporate staff consisted of approximately 1,900 people at such date. IHS believes its relations with its employees are good.

     IHS seeks the highest quality of professional staff within each market. Competition in the recruitment of personnel in the healthcare industry is intense, particularly with respect to nurses. Many areas are already facing nursing shortages, and it is expected that the shortages will increase in the future. Although IHS has, to date, been successful in hiring and retaining nurses and rehabilitation professionals, IHS in the future may experience difficulty in hiring and retaining nurses and rehabilitation professionals. IHS believes that its future success and the success of its MSU programs will depend in large part upon its continued ability to hire and retain qualified personnel.

INSURANCE

     Healthcare companies are subject to medical malpractice, personal injury and other liability claims which are generally covered by insurance. IHS maintains liability insurance coverage in amounts deemed appropriate by management based upon historical claims and the nature and risks of its business. There can be no assurance that a future claim will not exceed insurance coverage or that such coverage will continue to be available. In addition, any substantial increase in the cost of such insurance could have an adverse effect on IHS' business, results of operations and financial condition.

LEGAL PROCEEDINGS

     IHS is from time to time involved in various legal proceedings. Although IHS does not believe that any currently pending proceeding will materially and adversely affect IHS, there can be no assurance that any current or future proceeding will not have a material adverse effect on IHS' financial position or results of operations.


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


                        DESCRIPTION OF IHS CAPITAL STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL, IHS' Third Restated Certificate of Incorporation, as amended (the "IHS Certificate"), and the terms of IHS' Stockholders' Rights Plan.

     THE FOLLOWING DESCRIPTION OF THE IHS CAPITAL STOCK SHOULD BE READ CAREFULLY BY HOLDERS SINCE THE DEBENTURES ARE NOW CONVERTIBLE ONLY INTO FULLY PAID AND NONASSESSABLE SHARES OF IHS COMMON STOCK.

AUTHORIZED CAPITAL STOCK

     IHS is authorized to issue up to 150,000,000 shares of IHS Common Stock, par value $.001 per share, 26,852,396 shares of which were issued and outstanding at October 20, 1997, and 15,000,000 shares of IHS Preferred Stock, none of which is outstanding as of the date hereof.

IHS COMMON STOCK

     Holders of IHS Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of IHS Preferred Stock, holders of IHS Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the IHS Board of Directors out of funds legally available therefor. All outstanding shares of IHS Common Stock are, and the shares to be issued upon conversion of the Debentures will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of IHS, holders of IHS Common Stock will be entitled to share ratably in the assets of IHS remaining after payment or provision for payment of all of IHS' debts and obligations and liquidation payments to holders of any outstanding shares of IHS Preferred Stock.

IHS PREFERRED STOCK

     The IHS Board, without further stockholder authorization, is authorized to issue shares of IHS Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the IHS Common Stock and one or more other series of IHS Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the IHS Common Stock and one or more series of IHS Preferred Stock. Although IHS has no present plans to issue any shares of IHS Preferred Stock, the issuance of shares of IHS Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of IHS or an unsolicited acquisition proposal.

     IHS has designated 750,000 shares of Preferred Stock as Series A Junior Participating Cumulative Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"). The rights, preferences and privileges of the Series A Preferred Stock are set forth under "-- IHS Stockholders' Rights Plan."

OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES

     AT September 30, 1997, options covering an aggregated of approximately 8,475,000 shares of IHS Common Stock and warrants covering an aggregate of 525,000 shares of IHS Common Stock were outstanding. In addition, at September 30, 1997, IHS had reserved for issuance approximately 2,283,000 additional shares of IHS Common Stock for issuance under its stock option plans pursuant to options which have not yet been granted and under its stock purchase plan. IHS also has reserved for issuance 7,989,275 shares of IHS Common Stock for issuance upon conversion of its 5 3/4% Convertible Senior Subordinated Debentures due 2001 and 6% Convertible Subordinated Debentures due 2003. In addition, as a result of the Merger IHS has reserved for issuance approximately 1,841,700 shares of IHS Common Stock for issuance upon exercise of RoTech Options and 2,433,000 shares of IHS Common Stock for issuance upon conversion of the Debentures. See "IHS Recent Developments -- Recent Acquisitions -- RoTech Acquisition," "Description of Certain IHS Indebtedness -- 5 3/4% Convertible Senior Subordinated Debentures due 2001" and "-- 6% Convertible Subordinated Debentures due 2003."


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CERTAIN PROVISIONS OF IHS' BY-LAWS AND THE DGCL

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The IHS By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the IHS Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of IHS (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the IHS Board to the Secretary of IHS. The requirements as to the form and timing of that notice are specified in the IHS By-laws. If the Chairman of the IHS Board determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of IHS. The requirements as to the form and timing of that notice are specified in the IHS By-laws. If the Chairman of the IHS Board determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the IHS By-laws do not give the IHS Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the IHS By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of IHS, even if the conduct of such solicitation or such attempt might be beneficial to IHS and its stockholders.

     Delaware Takeover Statute. IHS is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

IHS STOCKHOLDERS' RIGHTS PLAN

     The following is a description of the IHS Stockholders' Rights Plan (the "IHS Rights Plan"). The description thereof set forth below is qualified in its entirety by reference to the IHS Rights Plan, a copy of which has been filed with the Commission. See "Available Information" and "Incorporation of Certain Documents by Reference."

     The IHS Rights Plan provides that one preferred stock purchase right (a "Right") will be issued with each share of IHS Common Stock (whether originally issued or from IHS' treasury) prior to the Rights Distribution Date (as defined herein). When exercisable, each Right entitles the registered holder to purchase from IHS one one-hundredth of a share of Series A Preferred Stock at a price of $135.00 per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), subject to adjustment.


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     Until the earlier to occur of (i) 10 days  following a public  announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding IHS Common Stock or (ii) 10 business days (or such later date as may be determined by action of the IHS Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding IHS Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by all the IHS Common Stock share certificates and will be transferred with the IHS
Common  Stock  certificates,   and  no  separate  Rights  certificates  will  be
distributed. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the IHS Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on September 26, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by IHS, in each case, as described below.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Right are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock with a conversion price less than the then-current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the IHS Common Stock or a stock dividend on the IHS Common Stock payable in IHS Common Stock or subdivisions, consolidations or combinations of the IHS Common Stock occurring, in any such case, prior to the Distribution Date.

     Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of IHS Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of IHS Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of IHS Common Stock. Finally, in the event of any merger, consolidation or other transaction in which IHS Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of IHS Common Stock. These rights are protected by customary antidilution provisions. The Series A Preferred Stock will, if issued, be junior to any other series of Preferred Stock which may be authorized and issued by IHS, unless the terms of any such other series provide otherwise. Once the shares of Series A Preferred Stock are issued, the IHS Certificate may not be amended in a manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of IHS Common Stock.

     In the event that IHS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the


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right to receive,  upon the exercise  thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise such number of one one-hundredths of a share of Series A Preferred Stock as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a share of Series A Preferred Stock for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the IHS Common Stock.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding IHS Common Stock, the IHS Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, for consideration consisting of one-half the securities of IHS that would be issuable at such time upon exercise of one Right.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock, which may, at the election of IHS, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the tenth day following the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding IHS Common Stock, the IHS Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"); provided, however, that, for the 120-day period after any date of a change (resulting from a proxy or consent solicitation) in a majority of the IHS Board in office at the commencement of such solicitation, the Rights may only be redeemed if (A) there are directors then in office who were in office at the commencement of such solicitation and (B) the IHS Board, with the concurrence of a majority of such directors then in office, determines that such redemption is, in their judgment, in the best interests of IHS and its stockholders. The redemption of the Rights may be made effective at such time on such basis with such conditions as the IHS Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the IHS Board without the consent of the holders of the Rights, except that from and after a Distribution Date no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of IHS, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire IHS without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. The effect of the Rights may be to inhibit a change in control of IHS (including through a third party tender offer at a price which reflects a premium to the then prevailing trading price) that may be beneficial to IHS stockholders. See "Risk Factors -- Effect of Certain Anti-Takeover Provisions."

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     IHS' Certificate contains a provision eliminating or limiting director liability to IHS and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to IHS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the DGCL for unlawful


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


dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the IHS Board protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of IHS or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the IHS Certificate and the IHS By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of IHS who, by reason of the fact that he or she is a director, officer, employee, or agent of IHS, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. In addition, IHS has entered into indemnification agreements with its officers and directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the IHS Common Stock is American Stock Transfer & Trust Company, New York, New York.


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                    DESCRIPTION OF CERTAIN IHS INDEBTEDNESS


     The following summarizes the material long-term indebtedness of IHS and its subsidiaries. IHS' indebtedness is substantial in relation to its stockholders' equity. At June 30, 1997, IHS' total long-term debt, including current portion, accounted for 67.7% of its total capitalization. In connection with the offering of the 9 1/4% Senior Notes, S&P confirmed its B rating of IHS' other subordinated debt obligations, but with a negative outlook, and assigned the same rating to the 9 1/4% Senior Notes, and Moody's downgraded IHS' debt obligations to B2, but noted that the outlook for the rating was stable, and assigned the new rating to the 9 1/4% Senior Notes. See "Unaudited Pro Forma Financial Information" and "Risk Factors -- Risks Related to Substantial
Indebtedness of IHS." The summary is not a complete description of such indebtedness. Copies of the material agreements relating to such indebtedness have been filed with the Commission and the description set forth below is qualified in its entirety by reference to such agreements. See "Available Information."

NEW CREDIT FACILITY

     On September 15, 1997, IHS entered into a $1.75 billion revolving credit and term loan facility with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility") to replace its existing $700 million revolving credit facility. The New Credit Facility consists of a $750 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility, including a $100 million letter of credit subfacility and a $10 million swing line subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on September 17, 1997, matures on September 30, 2004 and will be amortized beginning September 30, 1998 as follows: 1998 -- $7.5 million; each of 1999, 2000, 2001 and 2002 -- $7.5 million (payable in equal quarterly installments); 2003 -- $337.5 million (payable in equal quarterly installments); and 2004 -- $375 million (payable in equal quarterly installments). Any unpaid balance will be due on the maturity date. The Term Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) one and three-quarters percent or two percent (depending on the ratio of IHS' Debt (as defined in the New Credit Facility) to earnings before interest, taxes, depreciation, amortization and rent, pro forma for any acquisitions or divestitures during the measurement period (the "Debt/EBITDAR Ratio")) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one-half percent or three-quarters of one percent (depending on the Debt/EBITDAR Ratio). The Term Facility can be prepaid at any time in whole or in part without penalty.

     The Revolving Facility will reduce to $800 million on September 30, 2001 and $500 million on September 30, 2002, with a final maturity on September 15, 2004; however, the $100 million letter of credit subfacility and $10 million swing line subfacility will remain at $100 million and $10 million, respectively, until final maturity. The Revolving Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) between three-quarters of one percent and one and three-quarters percent (depending on the Debt/EBITDAR Ratio) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of
(a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one-half percent (depending on the Debt/EBITDAR Ratio). Amounts repaid under the Revolving Facility may be reborrowed prior to the maturity date.

     The New Credit Facility limits IHS' ability to incur indebtedness or contingent obligations, to make additional acquisitions, to sell or dispose of assets, to create or incur liens on assets, to pay dividends, to purchase or redeem IHS' stock and to merge or consolidate with any other person. In addition, the New Credit Facility requires that IHS meet certain financial ratios, and provides the banks with the right to require the payment of all amounts outstanding under the facility, and to terminate all commitments under the facility, if there is a change in control of IHS or if any person other than Dr. Robert N. Elkins, IHS' Chairman and Chief Executive Officer, or a group managed by Dr. Elkins, owns more than 40% of


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


IHS' stock. The New Credit Facility is guaranteed by all of IHS' subsidiaries (other than inactive subsidiaries), including RoTech, and secured by a pledge of all of the stock of substantially all of IHS' subsidiaries, including RoTech.

     The New Credit Facility replaced IHS' $700 million credit facility (the "Prior Credit Facility"). As a result, IHS recorded an extraordinary loss on extinguishment of debt of approximately $2.4 million (net of related tax benefit of approximately $1.6 million) in the third quarter of 1997 resulting from the write-off of deferred financing costs of $4.0 million related to the Prior Credit Facility.

     IHS will use proceeds of term loans under the New Credit Facility to make a capital contribution to RoTech in an amount necessary to allow RoTech to pay the aggregate consideration due in connection with the Offer.


5 3/4% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2001

     IHS has outstanding $143,750,000 principal amount of IHS' 5 3/4% Convertible Senior Subordinated Debentures due 2001 (the "5 3/4% Debentures"). Interest on the 5 3/4% Debentures is payable semi-annually on January 1 and July
1. The 5 3/4% Debentures are redeemable in whole or in part at the option of IHS at a price, expressed as a percentage of the principal amount, ranging from 103.29% in 1997 to 100.82% in 2000, plus accrued interest. The 5 3/4% Debentures are convertible into IHS Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $32.60 per share (the equivalent of 30.675 shares per $1,000 principal amount of 5 3/4% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of IHS (as defined in the indenture under which the 5 3/4% Debentures were issued), each holder of 5 3/4% Debentures may require IHS to repurchase such holder's 5 3/4% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.


6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

     IHS has outstanding $115,000,000 aggregate principal amount of its 6% Convertible Subordinated Debentures due 2003 (the "6% Debentures"). Interest on the 6% Debentures is payable semi-annually on January 1 and July 1. The 6% Debentures are redeemable in whole or in part at the option of IHS at any time at a price, expressed as a percentage of the principal amount, ranging from 103.6% in 1997 to 100.6% in 2002, plus accrued interest. Prior to redemption, the 6% Debentures are convertible into IHS Common Stock at the option of the holder at any time at or before maturity at $32.125 per share (the equivalent of 31.128 shares per $1,000 principal amount of 6% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of IHS (as defined in the indenture under which the 6% Debentures were issued), each holder of 6% Debentures may require IHS to repurchase such holder's 6% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.


9 1/4% SENIOR SUBORDINATED NOTES DUE 2008

     IHS has outstanding $500,000,000 aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2008 (the "9 1/4% Senior Notes"). Interest on the 9 1/4% Senior Notes is payable semi-annually on January 15 and July 15. The 9 1/4% Senior Notes are redeemable in whole or in part at the option of IHS at any time on or after January 15, 2003, at a price, expressed as a percentage of the principal amount, initially equal to 104.625% and declining to 100% on January 15, 2006, plus accrued interest thereon. In addition, IHS may redeem up to $166,667,000 aggregate principal amount of 9 1/4% Senior Notes at any time and from time to time prior to January 15, 2001 at a redemption price equal to 109.25% of the aggregate principal amount thereof, plus accrued interest thereon, out of the net cash proceeds of one or more Public Equity Offerings (as defined in the indenture under which the 9 1/4% Senior Notes were issued (the "9 1/4% Senior Notes Indenture")). In the event of a change in control of IHS (as defined in the 9 1/4% Senior Notes Indenture), each holder of 9 1/4% Senior Notes may require IHS to repurchase such holder's 9 1/4% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 1/4% Senior Notes Indenture con-


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


tains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain coverage ratios are met; (ii) limitations on other subordinated indebtedness; (iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on restricted payments and investments; (vii) application of the proceeds of certain asset sales; (viii) limitations on restrictions on subsidiary dividends; and (ix) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person.


9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     IHS has outstanding $450,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2007 (the "9 1/2% Senior Notes"). Interest on the 9 1/2% Senior Notes is payable semi-annually on March 15 and September 15. The 9 1/2% Senior Notes are redeemable in whole or in part at the option of IHS at any time on or after September 15, 2002, at a price, expressed as a percentage of the principal amount, initially equal to 104.75% and declining to 100% on September 15, 2005, plus accrued interest thereon. In addition, IHS may redeem up to $150,000,000 aggregate principal amount of 9 1/2% Senior Notes at any time and from time to time prior to September 15, 2000 at a redemption price equal to 108.50% of the aggregate principal amount thereof, plus accrued interest thereon, out of the net cash proceeds of one or more Public Equity Offerings (as defined in the indenture under which the 9 1/2% Senior Notes were issued (the "9 1/2% Senior Notes Indenture")). In the event of a change in control of IHS (as defined in the 9 1/2% Senior Notes Indenture), each holder of 9 1/2% Senior Notes may require IHS to repurchase such holder's 9 1/2% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 1/2% Senior Notes Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain coverage ratios are met; (ii) limitations on other subordinated indebtedness;
(iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on restricted payments and investments; (vii) application of the proceeds of certain asset sales; (viii) limitations on restrictions on subsidiary dividends; and (ix) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person.


10 1/4% SENIOR SUBORDINATED NOTES DUE 2006

     IHS has outstanding $150,000,000 aggregate principal amount of its 10 1/4% senior subordinated notes due 2006 (the "10 1/4% Senior Notes"). Interest on the 10 1/4% Senior Notes is payable semi-annually on April 30 and October 30. The 10 1/4% Senior Notes are redeemable for cash at any time after April 30, 2001, at IHS' option, in whole or in part, initially at a redemption price equal to 105.125% of the principal amount, declining to 100% of the principal amount on April 30, 2004, plus accrued interest thereon to the date fixed for redemption. In the event of a change in control of IHS (as defined in the indenture under which the 10 1/4% Senior Notes were issued), each holder of 10 1/4% Senior Notes may require IHS to repurchase such holder's 10 1/4% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The indenture under which the 10 1/4% Senior Notes were issued contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain ratios are met; (ii) limitations on other subordinated debt;
(iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on certain payments, including dividends; (vii) application of the proceeds of certain asset sales; (viii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person; and (ix) limitations on investments and loans.


10 3/4% Senior Subordinated Notes due 2004

     IHS has outstanding $107,000 aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes"). Interest on the 10 3/4% Senior Notes is payable semi-annually on January 15 and July 15. The 10 3/4% Senior Notes are redeemable in whole or in part at the option of IHS at any time on or after July 15, 1999, at a price, expressed as a percentage of the principal amount,


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

initially equal to 105.375% and declining to 100% on July 15, 2002, plus accrued interest thereon. In the event of a change in control of IHS (as defined in the indenture under which the 10 3/4% Senior Notes were issued (the "10 3/4% Senior Notes Indenture")), each holder of 10 3/4% Senior Notes may require IHS to repurchase such holder's 10 3/4% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 10 3/4% Senior Notes Indenture contains certain limited covenants, including a covenant with respect to the application of the proceeds of certain asset sales.

     On May 30, 1997, IHS repurchased $99,893,000 aggregate principal amount of the 10 3/4% Senior Notes pursuant to a cash tender offer. As a condition of IHS' obligation to repurchase tendered 10 3/4% Senior Notes, tendering holders consented to amendments to the 10 3/4% Senior Notes Indenture which eliminated or modified most of the restrictive covenants previously contained in such indenture.


9 5/8% SENIOR SUBORDINATED NOTES DUE 2002, SERIES A

     IHS has outstanding $25,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes"). Interest on the 9 5/8% Senior Notes is payable semi-annually on May 31 and November 30. The 9 5/8% Senior Notes are not redeemable prior to maturity. In the event of a change in control of IHS (as defined in the indenture under which the 9 5/8% Senior Notes were issued (the "9 5/8% Senior Notes Indenture")), each holder of 9 5/8% Senior Notes may require IHS to repurchase such holder's 9 5/8% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 5/8% Senior Notes Indenture contains certain limited covenants, including a covenant with respect to the application of the proceeds of certain asset sales.

     On May 30, 1997, IHS repurchased $114,975,000 aggregate principal amount of the 9 5/8% Senior Notes pursuant to a cash tender offer. As a condition of IHS' obligation to repurchase tendered 9 5/8% Senior Notes, tendering holders consented to amendments to the 9 5/8% Senior Notes Indenture which eliminated or modified most of the restrictive covenants previously contained in such indenture.


CERTAIN OTHER OBLIGATIONS

     IHS' contingent liabilities (other than liabilities in respect of litigation and the contingent payments in respect of the First American Acquisition) aggregated approximately $77.3 million as of June 30, 1997. IHS is obligated to purchase its Greenbriar facility upon a change in control of IHS. The net purchase price of the facility is approximately $4.0 million. IHS has guaranteed approximately $6.6 million of the lessor's indebtedness. IHS is required, upon certain defaults under the lease, to purchase its Orange Hills facility at a purchase price equal to the greater of $7.1 million or the facility's fair market value. IHS has guaranteed approximately $4.0 million owed by Tutera Group, Inc. and Sunset Plaza Limited Partnership, a partnership affiliated with a partnership in which IHS has a 49% interest, to Finova Capital Corporation. IHS has established several irrevocable standby letters of credit with the Bank of Nova Scotia to secure certain of IHS' self-insured workers' compensation obligations, health benefits and other obligations. The maximum obligation was $15.7 million at June 30, 1997. IHS has also established three irrevocable standby letters of credit in the total amount of $10.7 million. IHS has guaranteed approximately $539,000 owed by a managed facility to National Health Investors Inc. and approximately $8.9 million owed by Litchfield Asset Management Corporation to National Health Investors Inc. At June 30, 1997, IHS had guaranteed approximately $4.8 million owed by CCA, a related party company to which IHS provided certain management services, to Daiwa Healthco-2 LLC and had also guaranteed approximately $10.0 million owed by CCA to Health and Retirement Properties Trust under a loan and lease financing agreement. In addition, IHS had established an irrevocable standby line of credit with CCA with a maximum amount of $5.0 million available to CCA at June 30, 1997. Subsequent to June 30, 1997, IHS established an additional $5.0 million credit facility. On September 25, 1997, IHS acquired CCA. See "IHS Recent Developments -- Recent Acquisitions." IHS owned warrants to purchase approximately 13.5% of CCA's Common Stock, and IHS' Chairman and Chief Executive Officer beneficially owned approximately 21.0% of CCA's outstanding common stock (excluding the warrants owned by IHS). In addition, IHS has obligations under operating leases aggregating approxi-


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


mately $212.1 million at June 30, 1997. In addition, with respect to certain acquired businesses IHS is obligated to make certain contingent payments if earnings of the acquired businesses increase or earnings targets are met. IHS is also obligated under certain circumstances to make contingent payments of up to $155 million in respect of the First American Acquisition. See "IHS Recent Developments -- First American Acquisition."

     IHS leases ten facilities from Meditrust, a publicly-traded real estate investment trust. With respect to all the facilities leased from Meditrust, IHS is obligated to pay additional rent in an amount equal to a specified percentage (generally five percent) of the amount by which the facility's gross revenues exceed a specified amount (generally based on the facility's gross revenues during its first year of operation). If an event of default occurs under any Meditrust lease or any other agreement IHS has with Meditrust, Meditrust has the right to require IHS to purchase the facility leased from the partnership at a price equal to the higher of the then current fair market value of the facility or the original purchase price of the facility paid by Meditrust plus the cost of certain capital expenditures paid for by Meditrust, an adjustment for the increase in the cost of living index since the commencement of the lease and all rent then due and payable, all such amounts to be determined pursuant to the prescribed formula contained in the lease. In addition, each Meditrust lease provides that a default under any other Meditrust lease or any other agreement IHS has with Meditrust constitutes a default under such lease. Upon such default, Meditrust has the right to terminate the leases and to seek damages based upon lost rent.


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


Facsimile copies of the Letter of Transmittal, properly completed and validly executed, will be accepted. Letters of Transmittal, certificates for Debentures and any other required documents should be sent or delivered by each Holder of Debentures or such Holder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.


                        THE DEPOSITARY FOR THE OFFER IS:
                           PNC Bank, Kentucky, Inc.



                    By Mail:                      By Overnight Courier:                         By Hand:

  Corporate Trust Department, 7th Floor   Corporate Trust Department, 7th Floor   Corporate Trust Department, 7th Floor
           500 W. Jefferson Street               500 W. Jefferson Street                500 W. Jefferson Street
         Louisville, Kentucky 40202            Louisville, Kentucky 40202              Louisville, Kentucky 40202

                                                      By Facsimile:
                                                     (502) 581-2705

                                              Facsimile Confirmation Only:
                                                     (502) 581-3214



     Requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related documents should be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500
                                       or
                          Call Toll Free (800) 322-2885





The date of this Change of Control Notice and Offer to Purchase is November 5, 1997